Exhibit (4)

UPDATE OF THE

Submitted by the Prime Minister
Matteo Renzi

and the Minister of the Economy and Finance
Pier Carlo Padoan

Approved by the Cabinet on 18 September 2015

INTRODUCTION

Starting in 2014, the government adopted an economic policy with a longterm perspective in order to facilitate Italy's emergence from a long-lasting and deep crisis that incorporated the combined effects of i) the negative international economic cycle and ii) the Italian system's limits accumulated over at least two decades. The implementation of this economic policy is taking place against the backdrop of a public-finance scenario heavily conditioned by the weight of the public debt. The economic policy thus has two dimensions: support to growth and fiscal consolidation.

Aside from a broad programme of structural reforms, the support to growth is to be realised through a plan to reduce the tax burden on households and businesses, which was started in 2014 by measures to increase the income of workers (tax bonus of €80 per month for lower income workers), with the cost for businesses being held equal. The plan is continuing in 2015 with the reduction of the labour cost for businesses (through the cancellation of the labour component of the regional tax on productive activities (IRAP)), with the income of workers being held equal. The plan will be further reinforced in 2016 with the elimination of taxes on main residential dwellings and on several productive factors, and then, in 2017 and 2018, with measures regarding the taxation of businesses and physical persons.

The fiscal stimulus to the economy is sustainable over time, partly because it is being accompanied by structural reforms that are profoundly changing the country's competitive capacity: from the institutional framework to education, from the public administration to the business environment, from the justice system to the banking sector, the structural reforms are prompting an acceleration of a long-awaited process of modernisation that can no longer be deferred.

The initial evidence suggests that the government's economic and structural policies are triggering a cycle of confidence that goes from the growth of GDP to higher and better employment and then to consumption. And among the other results expected from these policies considered overall is the increase in private investment that is crucial for strengthening the recovery.

The government's strategy and the economic framework

The strengthening of domestic demand is decisive in the signs of recovery recently shown by the Italian economy: in the first half of 2015, GDP rose by 0.7 per cent, thereby paving the way for further improvement during the year and in

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UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2015

the next four years, albeit in an international framework that is less favourable than what it appeared to be at the start of the year.

The real GDP growth forecast for 2015 has risen from the 0.7 per cent indicated in the Economic and Financial Document in April to the 0.9 per cent set out in this Update. The policy-scenario forecast for 2016 improves as well, with GDP growth going from 1.4 per cent to 1.6 per cent. The projections for the years thereafter are also more promising, albeit within an assessment that continues to be conservative, given the weighty legacy of the crisis of recent years.

Fiscal consolidation and the budget mix

The public debt and the need to reduce it (including for the purpose of alleviating the burden that would weigh on future generations) have imposed limits on the magnitude of the economic stimulus that the government can put in place via the reduction of the tax burden and the improvement of investments. Therefore, within the budget policy, the stimulus is accompanied by a continuous reduction of the net borrowing, which declines from 3.0 per cent of GDP in 2014 to 2.6 per cent in 2015 and 2.2 per cent in 2016. The figure for 2016 may eventually be adjusted upward by a maximum of 0.2 per cent as a result of a possible European agreement to recognise (within the rules of the Stability and Growth Pact) the economic and financial impact of immigrant inflows.

In addition, the debt-to-GDP ratio is projected to decline after eight years of growth, and is forecast to fall continuously in later years, descending to less than 120 per cent as of 2019. As of 2016, the debt reduction trend will be in compliance with the debt rule contemplated by the European Union treaties. The turnaround in the trend of the debt that we are able to plan is the by-product of a return to growth, and we are confident that the markets will appreciate this turnaround, with positive effects on the yields of Italian debt issues.

The pace of fiscal consolidation has been revised and moderated in this Update, in comparison to the profile outlined in the Economic and Financial Document. This revision is deemed appropriate for three reasons.

The first is related to the international economy, which has been affected by elements of uncertainty that have caused a general limitation of growth, starting from the emerging economies that have been a driving force in recent years.

The second reason regards the disappointing performance of prices: even though the expansionary monetary policy adopted in recent months by the European Central Bank has warded off deflation, the inflation rate is still very distant from the target (set below, but close to, 2 per cent). Inflation has a decisive role in the trend of debt reduction. A lower-than-forecast rate can cause a less pronounced trend of reduction, even in the presence of higher real growth. The contribution of real growth thus needs to be intensified and strengthened.

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INTRODUCTION

Finally, stronger improvement in the employment rate is needed in order to prevent damage to the long-term growth of the economy. It is true that labour market data in recent months seem to indicate that the results of the combination of structural policies (Jobs Act) and fiscal policies (elimination of social-welfare contributions paid by employers for newly hired employees) have exceeded expectations (in terms of the increase in the number of participants, the absolute increase in the number of employed, and reduction of the unemployment rate). However,it is also important to reintegrate the unemployed and the inactive into the labour market as quickly as possible, in order to avoid the discouragement and deskilling that not only adversely impact the immediate well-being of the public at large, but also the growth potential of the economy over the long term.

Taken altogether, such considerations have prompted a particular emphasis on a fiscal approach more favourable to growth, albeit within the equilibrium necessary for the ongoing consolidation of the public accounts.

For the purposes of growth, the public budget mix (i.e. the impact of revenues and expenditures) is as important as, or even more important than, the balances. For this reason, the government has adopted measures aimed at making expenditures more effective and efficient (spending review and acceleration of the public investments co-financed by European funds) in combination with selective and targeted tax cuts that will stimulate private investment.

Flexibility

The pace of consolidation and the debt reduction trend in accordance with the economic planning in this Update to the Economic and Financial Document are compatible with the rules adopted by the European Union Member States, and in particular by the Member States in the Euro Area. Indeed, we have undertaken the actions that allow for using the flexibility clauses contemplated by the treaties and clarified in the European Commission's Communication of 13 January 2015.

In the Economic and Financial Document prepared in April 2015, we had already requested the application of the reforms clause for 2016 in order to include the adjustment of 0.4 per cent in relation to the ambitious reforms programme inaugurated, and the European Institutions recognised the legitimacy thereof. With the rapid implementation of the planned reforms, the government was able to further expand and enhance the reform programme, with a future impact that allows for requesting additional flexibility.

Italy is one of the few countries with the requisites for requesting the application of the investment clause for 2016. Accordingly, Italy's long-term public investment programme has been accelerated in order to allow for additional investments in 2016 for initiatives co-financed by European funds. The application of the investment clause was not requested in the Economic and

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UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2015

Financial Document since the outlook for growth (as then only forecast) did not allow for it. The growth that we are now witnessing is a development that makes it fully justifiable to request the application of this clause since it is compatible with the debt rule contemplated by the European treaties.

However, it is possible that further developments in the framework of flexibility needed to deal with new crisis situations (such as what has been caused by the huge influx of immigrants from non-European countries) may entail the managing of the fiscal efforts sustained by those countries (such as Italy) that are at the forefront of managing the crises.

***

Within the framework of the long-term strategy inaugurated in 2014, this Update to the Economic and Financial Document illustrates the adjustments to the government's economic policy that are considered appropriate in view of the trend of the international economy and the assessment of the initial evidence of the impact of the measures already adopted. Stability is a fundamental condition for the steady execution over time of a medium-term strategy, and this is because stability allows for pursuing the full-scale implementation of policies and evaluating the effects thereof.
This framework will create the conditions for reviving consumer and business confidence in the future. Confidence is a decisive component of growth prospects, and the institutions have the obligation of providing the best support to the efforts of the key players in the country's economy: Italian households and businesses.

Pier Carlo Padoan
The Minister of the Economy and Finance

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CONTENTS

I.	OVERALL FRAMEWORK AND ECONOMIC-POLICY OBJECTIVES

II.	MACROECONOMIC FRAMEWORK
II.1	International scenario
II.2	Italy's economy, recent trends

III.	NET BORROWING AND PUBLIC DEBT
III.1	Projections based on unchanged legislation
III.2	Public finance: policy scenario
III.3	Stability-and-Growth Pact's flexibility margins: the investments clause
III.4	Trend of the debt-to-GDP ratio
III.5	The debt rule and other relevant factors
III.6	Main public finance measures adopted in 2015
III.7	Public property value enhancement plan and privatisations
III.8	Contents of the Domestic Stability Pact

IV.	NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS
IV.1	Strategy and time schedule for the reforms
IV.2	Summary of the European Council recommendations and state of reforms implementation

ANNEXES

Reports on investment expenditure and relevant multi-year laws Report on results achieved with measures to fight tax evasion

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TABLES

Table I.1	Public finance indicators
Table II.1	International exogenous variables
Table II.2	Macroeconomic framework based on unchanged legislation
Table II.3	Macroeconomic framework based on policy scenario
Table II.4	Macroeconomic impact of the policy scenario measures versus scenario based on unchanged legislation
Table III.1a	General government account at unchanged legislation (in € mn)
Table III.1b	General government account at unchanged legislation (% of GDP)
Table III.1c	General government account at unchanged legislation (% changes)
Table III.2	Summary of public finance policy scenario
Table III.3	Ciclically - adjusted public finance
Table III.4	One-off measures
Table III.5	Government debt by sub-sector
Table III.6	Minimum linear structural adjustment (MLSA) and change needed in structural balance so as to guarantee respect of the debt rule
Table III.7	Impact on debt-to-GDP ratio of financial aid to euro area and settlement of public administration's past-due trade payables
Table III.8	Cumulative net impact of the last budget measures approved in 2015 on general government net borrowing
Table III.9	Cumulative net impact of the last budget measures approved in 2015 on general government net borrowing
Table III.10	Cumulative net impact of final budget measures approved in 2015 on general government net borrowing by sub-sector
Table III.11	Privatisation proceeds based on unchanged legislation
Table IV.1	Reform timetable
Table IV.2	Responses on the European Council recommendations

FIGURES

Figure I.1:	Real GDP growth rates: trend and quarter-on-quarter changes
Figure I.2:	GDP deflator: trend and quarter-on-quarter changes
Figure II.1	Global trade and PMI
Figure II.2	USD/EUR exchange rate and price of brent
Figure III.1	Real GDP in 1999-2015 and trend 19991Q - 2008 1Q
Figure III.2	Trend growth rates of prices
Figure IV.1	Renzi Government: implementation rate

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TABLE OF CONTENTS

FOCUS TOPICS

Chapter II	Italy's commercial trade
Improvement in the labour market
Validation of macroeconomic forecasts
Revision of growth estimates based on unchanged legislation compared with EFD and risk analysis
Fiscal multipliers
Chapter III	Assessment of significant deviations
Assessment of amounts collected through activities to combat tax evasion
Assessment of the requisites for application of the investment clause
Medium/long-term trend of Italy's pension system
Pension reform

APPENDIX

Table A.1	Effects of decree-law No. 65/2015 on general government net borrowing
Table A.2	Effects of decree-law No. 78/2015 on general government net borrowing
Table A.3	Effects of decree-law No. 83/2015 on general government net borrowing
Table A.4	Effects of law No. 107/2015 on general government net borrowing
Table A.5	Central government account at unchanged legislation
Table A.6	Local government account at unchanged legislation
Table A.7	Social security funds account at unchanged legislation

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I.	OVERALL FRAMEWORK AND ECONOMIC - POLICY OBJECTIVES

The Italian economy has recently shown signs of recovery, as evidenced by GDP growth of 0.7 per cent in the first half of the year. We believe this paves the way for further improvements for the remainder of the year and in the four years ahead, despite an international scenario that has proved more complex than it appeared to be at the start of the year.
The real GDP growth forecast for 2015 has risen from the 0.7 per cent indicated in the Economic and Financial Document in April to the 0.9 per cent set out in this Update. The policy-scenario forecast for 2016 improves as well, with GDP growth going from 1.4 per cent to 1.6 per cent. The projections for the years thereafter are also more promising, albeit within the framework of an assessment that continues to be conservative, given the weighty legacy of the crisis of recent years.
The upward revision of the growth forecasts is based on two sets of considerations. First, the performance of the economy in the first half of the year was slightly more favourable than projected, with respect to both domestic demand and exports. The performance of the economy during the current quarter seems to be equally positive, particularly in the services sectors. There are also evident signs of a recovery of employment.
All of these factors not only indicate a more favourable point of departure for the quarters ahead, but they also shore up the expectation that the economy's response to the European Central Bank's monetary stimulus and the gradual improvement of financial conditions will be strengthened in the months ahead and in 2016.

FIGURE I.1: REAL GDP GROWTH RATES: TREND AND QUARTER-ON-QUARTER CHANGES
Source: ISTAT.

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TABLE I.1: PUBLIC FINANCE INDICATORS (% of GDP)1
	2014	2015	2016	2017	2018	2019
POLICY SCENARIO
Net borrowing (1)	-3.0	-2.6	-2.2	-1.1	-0.2	0.3
Primary balance	1.6	1.7	2.0	3.0	3.9	4.3
Interest	4.7	4.3	4.3	4.1	4.1	4.0
Structural net borrowing (2)	-0.7	-0.3	-0.7	-0.3	0.0	0.0
Change in structural balance	0.0	0.3	-0.4	0.4	0.3	0.0
Public debt (including support and PA debt) (3)	132.1	132.8	131.4	127.9	123.7	119.8
Public debt (net of support) (3)	128.4	129.3	127.9	124.6	120.5	116.6
Public debt (net of support and PA debt) (3)	126.2	126.8	125.5	122.3	118.3	114.6
Debt rule target (4)					123.8
Privatisation proceeds		0.4	0.5	0.5	0.5
SCENARIO BASED ON UNCHANGED LEGISLATION
Net borrowing	-3.0	-2.6	-1.4	0.0	0.7	1.0
Primary balance	1.6	1.7	2.9	4.1	4.8	5.0
Interest	4.7	4.3	4.2	4.1	4.0	4.0
Structural net borrowing (2)	-0.7	-0.4	0.1	0.8	1.0	0.9
Change in structural balance	0.0	0.3	0.5	0.7	0.2	-0.1
Public debt (including support and PA debt) (3)	132.1	132.8	130.3	126.1	121.7	117.4
Public debt (net of support) (3)	128.4	129.3	126.8	122.8	118.4	114.2
Public debt (net of support and PA debt) (3)	126.2	126.8	124.4	120.5	116.3	112.1
MEMO: Report to Parliament (June 2015)
Net borrowing, based on unchanged legislation	-3.0	-2.6	-1.4	-0.2	0.5	0.9
Change in structural net borrowing		0.3
MEMO: EFD (April 2015), policy scenario
Net borrowing	-3.0	-2.6	-1.8	-0.8	0.0	0.4
Primary balance	1.6	1.6	2.4	3.2	3.8	4.0
Interest	4.7	4.2	4.2	4.0	3.8	3.7
Structural net borrowing (2)	-0.7	-0.5	-0.4	0.0	0.1	0.2
Change in structural balance	0.0	0.2	0.1	0.3	0.2	0.0
Public debt (including support and PA debt) (5)	132.1	132.5	130.9	127.4	123.4	120.0
Public debt (net of support) (5)	128.4	128.9	127.3	123.9	120.1	116.7
Public debt (net of support and PA debt) (5)	125.9	126.1	124.7	121.4	117.7	114.4
Nominal GDP based on unchanged legislation (absolute value x 1,000)	1,616.3	1,635.1	1,681.9	1,733.0	1,784.6	1,834.7
Nominal GDP based on policy scenario (absolute value x 1,000	1,616.3	1,635.4	1,678.6	1,734.5	1,792.8	1,848.6
1)  The 2016 estimate does not include an additional deficit margin that could amount to as much as 0.2 per cent of GDP in recognition of the costs related to taking in immigrants, on a basis consistent with the Stability and Growth Pact. Were this margin to be used, the related increase in the net borrowing would not impact the structural balance for 2016.
2)  Net of one-off measures and cyclical component.
3)  Inclusive or net of Italy's portion of loans to Member States (bilateral or through the EFSF) and the ESM capital contribution. As of 2014, the amount of such outflows was approximately €60.3 billion, inclusive of €46.0 billion for bilateral loans and loans through the EFSF and €14.3 billion for the ESM programme. The February 2015 reimbursement of a portion of the securities issued by the EFSF to support Greece's financial system (€2.1 billion) has caused a corresponding reduction in the debt for the current year (see Bank of Italy, 'Supplement to the statistical bulletin: Public finance, borrowing and debt' No. 48 of 14 September 2015). The policy scenario estimates include the proceeds from privatisations amounting to approximately 0.43 per cent of GDP in 2015, 0.5 per cent of GDP in 2016, 2017 and 2018, as well as additional savings to be allocated to the State's securities amortisation fund. Such proceeds also include the residual portion (equal to €1.071 billion) of reimbursements of the bond issued by MPS and acquired by the Treasury, which was collected in 2015. In addition, these estimates incorporate the assumption of gradual exit from the Unified Public Treasury as from 2017 and a modest reduction of the MEF's liquidity balances (approximately 0.17 per cent of GDP in 2017 and 0.14 per cent of GDP in 2018). The interest rate scenario used for the estimates is based on implicit forecasts derived from the forward rates on Italian government securities with respect to the period for compiling this document.
4)  Level of the debt-to-GDP ratio that ensures the observance of the rule in 2016 on the basis of the forward-looking criterion as of 2018. For additional details, reference should be made to Section III.5 of this document.
5)  Inclusive or net of Italy's portion of loans to Member States (bilateral or through the EFSF) and the ESM capital contribution. The estimates include the proceeds from privatisations amounting to approximately 0.41 per cent of GDP in 2015, 0.5 per cent of GDP in 2016 and 2017 and 0.3 per cent in 2018.
Note: Discrepancies, if any, are due to rounding.

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I. OVERALL FRAMEWORK AND ECONOMIC-POLICY OBJECTIVES

The second set of considerations underlying the policy-scenario forecast regards a more growth-oriented fiscal policy. The government intends to combine i) budget discipline and the continuous reduction of the debt-to-GDP ratio, and ii) a reduction in the tax burden on the economy and measures to stimulate investments.
The easing of the tax burden on households and businesses undertaken in 2014 and 2015 is to be followed in 2016 by a reduction in the tax burden on primary residential dwellings, farmland, and so-called 'bolted' equipment. The process of alleviating the tax burden will continue in 2017 with a cut in the taxation on corporate income, so as to better align Italy with the European standards.
With regard to investments, the government is examining various incentives to ensure that the private sector - and not only the public sector - will take a leading role in the recovery of the capital accumulation needed for enhancing the Italian economy's growth potential and innovative capacities.
Given the need for gradually reducing the net borrowing of general government, the fiscal stimulus measures will be partially offset by savings on expenditure aimed to increase the efficiency of the public sector. The spending review will continue in 2016 and in the years thereafter, thereby ensuring coverage of most of the tax cuts.
Nevertheless, the government intends to make full use of the flexibility margins for fiscal policy as provided by European regulations on structural reforms, and to request the application of the investment clause, in order to support the country's economy. The government likewise will request greater leeway in relation to the immigration emergency, should such an option be adopted at a European level.
The government will make use of the leeway available to finance economic stimulus measures consistent with the policies adopted in preceding years, with a special emphasis on employment, private investment, technological innovation, energy efficiency and support to the Southern Italy economy.
The focus on stimulating economic growth is necessary in view of i) the significant contraction of the Italian economy between 2011 and 2014, and ii) the risks of deflation inherent to the current situation of the global economy.

FIGURE I.2: GDP DEFLATOR: TREND AND QUARTER-ON-QUARTER CHANGES
Source: ISTAT.

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After spearheading growth at a global level in recent years, the large emerging economies are showing signs of slowing down, with resulting downward pressure not only on commodity prices, but also on the prices of manufactured goods and even services.
In addition, the wave of immigration from Africa and the Middle East - beside raising humanitarian concerns - has important economic repercussions, particularly for the European countries, such as Italy, that are more involved in receiving and processing the immigrants.
Partially reflecting these global trends, inflation is below the level forecast in April, with a downward revision required in the forecast of nominal GDP growth, despite the improved performance of real growth.
In view of the foregoing, the government believes that the conditions outlined in Article 6 of Law No. 243/2012 are applicable for the purpose of revising the projected downward trend of the structural deficit. The profile of the public accounts contained in this document and illustrated in the accompany Report to the Parliament shows a more gradual fiscal adjustment vis-à-vis that indicated in the EFD in April.
The net borrowing target for 2015 is confirmed at the 2.6 per cent of GDP set in April, whereas for 2016, the target has been revised from 1.8 per cent to 2.2 per cent of GDP. The figure for 2016 may eventually be adjusted upward by a maximum of 0.2 per cent as a result of a possible European agreement to recognise (within the rules of the Stability and Growth Pact) the economic and financial impact of migration. As outlined in the 2015 EFD, there will be no need in 2016 to implement the tax increases provided by the safeguard clauses in the 2014 and 2015 Stability Laws as measures to guarantee the public finance balances.
The reduction of the net borrowing is forecast to accelerate in 2017 and 2018, when the economic recovery is expected to gain momentum. Against this backdrop, it will be possible to adopt a fiscal-policy approach that is aimed at more ambitious budget objectives, yet still in tune with the needs for growth. The net borrowing should fall to 1.1 per cent of GDP in 2017 and then to 0.2 per cent in 2018. A surplus of 0.3 per cent is projected for 2019, partly due to the continuous control over expenditure.
The debt rule is to be satisfied on a forward-looking basis, as from 2016. The debt-to-GDP ratio is projected to decline by 1.4 percentage point in 2016 and then fall in a more pronounced manner during the three years thereafter, falling below 120 per cent in 2019. The structural net borrowing should reach a breakeven in 2018, remaining at such level in 2019.
In full compliance with European regulations, the macroeconomic forecasts contained in this document have been submitted to the Parliamentary Budget Office (PBO) for validation. The PBO is the independent fiscal institution created within Parliament in 2012, and becoming fully operative in the second half of 2014. The macroeconomic scenario based on unchanged legislation for 2015 and 2016 has already been validated by the PBO.
In accordance with the accounting and public-finance law's provisions about the mandatory contents of the EFD Update, the balance of the State budget to be financed under the policy scenario, net of accounting and debt settlements, and VAT reimbursements, is set as a maximum limit of € -32 billion in 2016, € -20

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I. OVERALL FRAMEWORK AND ECONOMIC-POLICY OBJECTIVES

billion in 2017 and € -11 billion in 2018. The aforementioned balance under the policy scenario may rise to € -35.4 billion in 2016 in relation to the possible use of the flexibility margin in relation to the immigration emergency.

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II.	MACROECONOMIC FRAMEWORK

II.1 INTERNATIONAL SCENARIO

The international macroeconomic scenario in the summer months continued to be marked by mixed performance and a high degree of uncertainty. The slowdown of the Chinese economy accentuated the volatility of equity prices, although this was partially mitigated by the positive results reported for the U.S. economy. After two consecutive negative quarters, the most recent data from the Central Plan Bureau indicate a rebound in June in the global trade of goods in volume terms (+2.0 per cent month on month versus -1.3 per cent in May); as a result, purchases in international trade returned to a positive balance for 2015 (0.6 per cent) (see Figure II.1). The trend of global trade has been weaker than expected, and the near term prospects do not suggest any imminent acceleration (as was the case with the most recent trend of the global PMI).

FIGURE II.1: GLOBAL TRADE AND PMI (indices)
Source: Thomson Reuters Datastream.

In the United States, the change in GDP in the second quarter of 2015 showed a strong increase with respect to the previous period. The summer data have confirmed the consolidation of the U.S. recovery, with the unemployment rate declining to 5.1 per cent in August and inflation at 0.2 per cent for the month of July. Given the current international macroeconomic framework, at its meeting on 17 September, the Federal Open Market Committee (FOMC) decided to leave the reference interest rate unchanged.

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UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2015

In the Euro Area, the growth in the second quarter stabilised (even though performance varied from country to country), with a 0.4 per cent increase quarter on quarter reflecting a marginal deceleration with respect to the first quarter (0.5 per cent). Private consumption and net exports were the main components contributing to this figure. Fixed investment, which once again contracted, did not perform as expected. On the supply side, industrial production for the area grew on average in July by 0.6 per cent month on month after two consecutive months of contraction. Considered together, the economic recovery and the improvement of financial conditions had a positive effect on domestic demand and on the reduction of the unemployment rate. The trend in prices is weakening: in August, the estimate of the harmonised index for the Euro Area experienced a marginal deceleration (0.1 per cent). At the start of September, the European Central Bank (ECB) made a slight downward revision to its forecasts, estimating growth of 1.4 per cent in 2015, 1.7 per cent in 2016 and 1.8 per cent in 2017. At its meeting on 3 September, the ECB Governing Council decided on an increase (from 25 per cent to 33 per cent) in the limit related to the percentage of public-sector assets of any issuer eligible to be purchased, as part of the non-conventional monetary-policy measures. The central bank also decided that the monthly asset purchases for €60 billion will continue to September 2016, or even thereafter, if necessary, on a basis compatible with the objective of achieving inflation rates of near 2 per cent in the medium term.
After three consecutive quarters of growth, Japan experienced an unexpected drop in GDP in the second quarter, mainly due to a contraction of exports and a downturn in private consumption. Declining, but marginally positive, inflation suggests the possibility of new monetary-policy measures that could influence the yen exchange rate.
The Chinese economy witnessed 1.7 per cent quarter-on-quarter growth of GDP in the second quarter; industrial production dropped to 6.0 per cent year on year in July (6.8 per cent in June) and in August, the Caixin/Markit PMI fell to its lowest level in more than six years. In August, upon the publication of the contraction of Chinese exports in July (-8.3 per cent year on year in current terms), the People's Bank of China repeatedly intervened, cutting interest rates and injecting massive amounts of liquidity into the market. The latter move caused a devaluation of the yuan (approximately 5 per cent in three days). In addition, the recent turbulence on the financial market prompted the central bank to cut the reference interest rates.
The risks associated with the near term trend of the global economy and the prospect of a reopening of the markets to Iranian exports have caused a further reduction of oil prices (Brent) which fell to less than USD 50 per barrel, while the U.S. national accounting results contributed to a correction of the temporary appreciation of the euro, with the USD/EUR exchange rate falling back to around 1.11 after having hit 1.15 at the end of August. Based on indications from oil price futures, Brent quotations should stabilise around USD 50 before rising again as of the start of 2016. Instead, the USD/EUR forward exchange rates indicate that the euro is not likely to appreciate until the second quarter of 2016. The technical assumption adopted provides for a constant level of the euro, which is equal to the average of the ten business days prior to the cut-off date for the international exogenous variables.

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II. MACROECONOMIC FRAMEWORK

FIGURE II.2: USD/EUR EXCHANGE RATE AND PRICE OF BRENT
Source: Thomson Reuters Datastream, Bloomberg.

Overall, the international scenario underlying this Update is slightly less favourable than it was for the EFD (see Table II.1). More specifically, the assumed rate of global trade has been revised downward by 1 percentage point in 2015 (to 3.0 per cent) and 0.8 percentage points in 2016 (to 4.5 per cent). The oil price is assumed to average USD 53.70 per barrel in 2015, and to climb to USD 54.10 per barrel in 2016. Finally, it is assumed that the euro appreciates against the dollar to a level of 1.12 in 2015, stabilising in 2016 at 1.131. The forecasts for the 20172019 period have been revised to a less significant extent, with a gradual increase in oil prices.

TABLE II.1: INTERNATIONAL EXOGENOUS VARIABLES
	2015		2016		2017-2019
	2015 EFD	Update	2015 EFD	Update	2015 EFD	Update
International trade	4.0	3.0	5.3	4.5	5.4	5.1
(% changes)

Oil price	56.7	53.7	57.4	54.1	57.4	61.9
(USD/barrel, futures, Brent)

USD/EUR exchange rate	1.08	1.12	1.07	1.13	1.07	1.13

The risks associated with the international scenario have intensified. Alongside the continuation of geopolitical tensions and the slowdown in global trade, there are uncertainties about developments subsequent to the results of the political elections in Greece. Against this backdrop, one also needs to consider the possible effects of the interaction of monetary policies influenced significantly by the recent trend of the Chinese economy.
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1 For the USD/EUR exchange rate, reference is made to the technical assumption of the average of 10 business days ending on 24 August. For the oil price, reference is made to futures contracts as of 31 August.

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The decisions of People's Bank of China had an initial destabilising and depressive effect on the financial markets, but part of the volatility seems to have subsided. It is expected that the ECB and the Bank of Japan (BoJ) will maintain a very expansionist stance. Although considering the FOMC's decision to keep reference rates unchanged, the trend of the U.S. economy would seem to suggest the prospect of a gradual increase in interest rates in the future; the timing and intensity of the intervention remain to be seen, and the communication of such indicators to the markets is deemed a key issue for the Fed's strategy. In other cases, such as the Bank of England and the Bank of Canada, the disparity between the performance of the domestic economies and the global scenario would seem to imply no change in monetary policy.
Turning to upside risks, it is possible that the stimulus measures will have a greater-than-expected impact on the economy due to the improvement of financial conditions, particularly in the Euro Area. On the basis of an ECB bank lending survey conducted in July, both credit demand and credit supply increased in the second quarter of 2015, and the conditions for accessing consumer and corporate credit had improved.
In addition, the effects of the slowdown of the emerging economies could be more limited than expected on foreign demand for Euro Area goods and services, at least in the short term, since those effects have been offset by the depreciation of the euro, another decrease in oil prices, and accommodating monetary and financial conditions.

II.2 ITALY’S ECONOMY, RECENT TRENDS

The Italian economy entered a phase of recovery in early 2015. In the first two quarters of the year, the quarter-on-quarter GDP growth rate amounted to 0.4 per cent and 0.3 per cent, respectively. The official forecasts drawn up with the preparation of the EFD have proved correct. The trend of key macroeconomic variables has also been substantially in line with the government's expectations. Domestic demand, net of inventories, made a positive contribution to growth, and exports were very close to the forecasted values. The growth of imports and the process of rebuilding inventories turned out to be more pronounced than expected.
Turning to the components of domestic demand, the data for the first two quarters of 2015 have provided favourable indications for private consumption, which benefited from the rebound in demand for durable goods. Starting in the second quarter, the quarter-on-quarter growth rate of non-durable goods and services consumption also turned positive; in addition, the data on retail sales reflect a recovery of the consumption of food and beverage products. On the other hand, gross fixed investment showed a volatile trend, due to the transportation equipment component. The construction sector remained weak, with the exception of the first quarter, which was positively influenced by EXPO-related projects.
The trade surplus in the first half of 2015 rose to €18.4 billion; net of energy, the trade surplus amounted to approximately €36 billion (versus €40.3 billion in the first half of 2014). During the same period, the current account of the balance of payments performed positively (€12.3 billion in the latest six months, double

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the surplus of the first half of 2014), mainly due to the trade of goods (€25.5 billion in the latest six months).

FOCUS	Italy's commercial trade

In 2014, Italy witnessed an increase in its share of exports as a percentage of total international trade. In the first half of 2015, the share slightly decreased compared with the same period of 2014; the decline is related to the depreciation of the euro (which caused a relative price reduction that was less than the reduction in quantities (the so-called J-curve effect), and was a common phenomenon also among Italy's main European partners2. In the most recent quarters, the performance in quantity terms has nonetheless been reassuring (Figure R.1).

FIGURE R.1: GLOBAL TRADE AND ITALY'S EXPORTS (% changes, y/y )

Source: CPB, ISTAT.

The data in terms of value reflect a strong increase (+5.0 per cent) with respect to the same period of the previous year. Exports to non-EU markets performed even better (+6.5 per cent), mainly due to the flows to the United States (+27.5 per cent). At the same time, exports continue to rise with respect to certain EU countries, and specifically, Great Britain, Spain and Belgium (more than +9.0 per cent) (Figure R.2); the increase for the entire Euro Area came to 3.7 per cent.

When subdivided by principal industry groupings, the data for January-June 2015 incorporate a favourable trend for consumer and investment goods. The pace of growth of intermediate goods picked up toward the end of the first half, while the year-on-year changes for energy goods remained negative, though slightly recovering in the month of June.

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2 When comparing the market shares of the leading European countries, in relation to global exports, Germany also experienced a reduction (-0.2 percentage points to 8.8 per cent) compared with the first half of 2014; instead, the shares of France (3.4 per cent) and Spain (1.9 per cent) remained virtually stable (-0.1 percentage points). Source: WTO, Short-term trade statistics, https://www.wto.org/english/res e/statis e/short term stats e.htm

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FIGURE R.2: ITALY'S EXPORTS (% changes, y/y)

Note: The green bubbles indicate the countries for which Italy realised an increase of exports of between 0.8 per cent and 28 per cent in the first half of 2015; the yellow bubbles represent countries with respect to which exports decreased by between -0.4 per cent and -0.1 per cent; the red bubbles signify decreases in exports of between -1 per cent and -29 per cent.
The size of the bubbles represents the weight of the country with respect to Italy's exports.
DAE is the acronym for Dynamic Asian Economies. Such aggregate includes the following Asian countries: Singapore, South Korea, Taiwan, Hong Kong, Malaysia and Thailand.
Source: ISTAT.

Italy's imports in the first half of 2015 increased by 4.7 per cent, with a significant rise in imports from the EU countries (+7.3 per cent) versus a more limited increase with respect to non-European countries (1.3 per cent). In any event, the non-EU aggregate incorporates very different trends. The drop in the prices of energy products prompted a sharp contraction in the value of imports from Russia (-19.0 per cent) and from the OPEC countries (-10.6 per cent); however, increased imports were recorded with respect to the United States (+20.4 per cent), China (+17.4 per cent) and the Dynamic Asian Economies (+16.6 per cent).

As shown by the sector breakdown, the greatest increases were recorded for investment and consumer goods (16.8 and 8.5 per cent, respectively), which accounted for a greater percentage of total imports (37.7 per cent and 35.6 per cent, respectively, for gains of 1.0 percentage point and 0.4 percentage points, respectively, compared with the first half of 2014). Imports of intermediate products rose by 6.8 per cent (accounting for 35.1 per cent of total purchases; -0.5 percentage points with respect to the first half of 2014); energy is the only import component that experienced a decrease (-20.9 per cent, with its share of the total decreasing by 0.5 percentage points to 3.7 per cent) and this was due to lower prices on the international market.

In the case of imports, the quarter-on-quarter trend in terms of quantities shows a slightly different picture, which is linked to the economic recovery. More specifically, in the second quarter of 2015, all sectors contributed positively to the growth of imports, and particularly investment goods (1.4 per cent) and energy (1.3 per cent); instead, in the first quarter, intermediate goods represented the component with the largest increase (1.7 per cent) while the quantity of energy imports was slightly negative (-0.2 per cent). Comparing the trend of

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such sectors (seasonally adjusted and deflated data through the second quarter of the year), and inventories in value terms, it is possible to observe a more evident increase in intermediate products, in line with the increase of inventories (Figure R.3). This basically confirms the current strengthening of economic activity in Italy.

FIGURE R.3: ITALY'S IMPORTS BY SUBSECTOR AND INVENTORIES (seasonally adjusted and deflated data; in C bn)

Source: ISTAT.

The trade balance is equal to approximately €18.4 billion, an improvement of €1.5 billion with respect to the first half of 2014 (approximately €17.2 billion), and is one of the most impressive gains in the European Union, after Germany, the Netherlands and Ireland. Net of the energy component, the trade surplus rises to approximately €36 billion, which is €4.6 billion less than in the first half of 2014 (€40.3 billion). The countries where Italy has a sizeable trade surplus (between €11 billion and €4 billion) are the United States, Great Britain, France, Switzerland and the DAE countries, while Italy's largest trade deficits are with China, the Netherlands and Russia (between €9 billion and €4 billion).

Based on July 2015 data, both trade flows increased (+6.3 per cent for exports and +4.2 per cent for imports) with respect to the same month of 2014. The non-European area accounted for most of the increase in exports (+7.0 per cent), whereas imports for this area decreased (¬1.6 per cent). For the EU, there was a greater increase in imports (8.9 per cent) than in exports (+5.7 per cent). The trade surplus vis a vis the EU amounted to €8.0 billion, improving by €1 billion respect a July of 2014; net of the energy, the balance rises to €11.3 billion.

As suggested by the most recent data available on orders from abroad, Italy could witness a stronger trend in its commercial trade. Notwithstanding this prospect, the slowdown of global trade could limit Italy's momentum, even though some improvement is still expected for 2016.

The positive developments of the economy have supported the improvement of the labour market. Employment grew in the first two quarters of the year and according to preliminary estimates, the increase also continued in the month of July, when the unemployment rate declined to 12.0 per cent (versus 12.4 per cent in the second quarter).

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FOCUS	Improvements of the labour market

In the first half of 2015, the growth of employment exceeded the forecasts made by most research centres at the start of the year; recent data released by ISTAT incorporate an upward revision of the estimates of the employed persons, with a carry-over effect on the 2015 average in excess of 0.5 percentage points. A more modest revision was made for full-time equivalents (FTEs). In addition, based on the most recent data, the number of employed persons in the first half of 2015 rose by 0.8 per cent compared to the same period of the preceding year, with a year-on-year increase of 0.9 per cent in the second quarter. Improvement in employment is not only the result of the initial effects of the implementation of the ‘Jobs Act’ and tax incentives for new hirings, but also a consequence of the economic recovery that has been more rapid than expected, in addition to some structural changes in the labour market started in the last years.

Since the first signs of recovery in the last months of 2012, the apparent elasticity of employment to GDP has significantly risen, compared to both its long-term value (close to 1), and to the worst years of the crisis (when it fell by several tenths of a point). Following the largest decline in employment (in the first three months of 2013), employment rose more rapidly than GDP. If this trend were to be confirmed, the recovery of the pre-crisis employment levels could occur over a shorter time period compared to the forecasts made by several analysts (Figure R.1).

FIGURE R.1: YEAR-ON-YEAR CHANGES IN THE NUMBER OF EMPLOYED AND GDP (in %)

Note: Seasonally adjusted data. Source: Calculation on data released by ISTAT.

The high responsiveness of employment to GDP is explained, at least partly, by the substantial recovery of labour demand after a prolonged recession, and seems to be associated with increased wage flexibility and a more efficient labour market. More specifically, the labour compensation per FTE had a cumulative increase of only 12.8 per cent over the period 2008-2015, compared with an overall increase in prices of 13.7 per cent during the same period. Contractual wages per FTE increased by 25.2 per cent over the same period, showing a negative wage drift of 12.4 percentage points. Only in 2015 there have been signs of recovery, with an increase in labour compensation per employee by 0.7 per cent (while inflation has grown only by 0.1 per cent). The wage drift remains negative only by 0.5 percentage points. A more efficient labour market is attested by the lowering ratio between unemployed persons and job vacancies in the business sector (excluding agriculture), which has decreased by about one-third after having peaked up in mid-2013 (Figure R.2) .

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FIGURE R.2: RATIO BETWEEN THE UNEMPLOYED PERSONS AND JOB VACANCIES (INDEX 2008=100)

Note: Seasonally adjusted data. Source: Calculation on data released by ISTAT.

FIGURE R.3: RATIO BETWEEN NEW HIRES UNDER FULL-TIME, OPEN-ENDED CONTRACTS AND TOTAL NEW HIRES (in %)

Note: Seasonally adjusted data. Source: Calculation on data released by Ministry of Labour and Social Policies.

Tax incentives (introduced in January 2015) and the ‘Jobs Act’ (whose implementation began in March 2015) have resulted in more stable employment, as showed by the growing share of new open-ended contracts, which now accounts for 18-19 per cent of the total new contracts according to the reports on ‘Mandatory Notifications’ published by the Ministry of Labour and Social Policies (‘MLPS’), after having decreased steadily from 2010 to the end of 2014 (from 18 per cent to approximately 15 per cent) (Figure R.3).

According to the Italian Social Security Agency (‘INPS’), between January and July 2015, the cut in social security contributions provided under Law No. 190/2014 has benefitted some 21.5 per cent of the total new contracts in the business sector3 and some 55.6 per cent of the fixed-term contracts converted into open-ended.

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3 Excluding domestic - and agriculture workers and including persons employed in the public economic bodies (different from the Public Administration).

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The effect of this stabilisation of working positions has, however, not yet affected the overall number of persons employed, with an open-ended contract as measured by ISTAT.

The share of open-ended workers (86.5 per cent in the second quarter of 2015) has reduced slightly (-0.3 percentage points in the first half 2015 compared to the same period of 2014 and -0.6 percentage points compared to 2007).

Employment growth is still flawed by some critical aspects. The deep crisis that afflicted Italy in recent years led to a drastic decline in jobs for the more vulnerable segments of the population, especially young people. The implications, however, have been different for the over-54 age component, which has positively contributed to the change in employment in recent years (see Figure R.4). This trend is partly due to the enter into force of Law No. 214/2011 ('Fornero Reform'), which raised the retirement age. In the first two quarters of 2015, the contribution of the over-54 year old people accounts for 1.2 percentage points of the change in employment. Only in recent months, the recovery has begun to affect the employment of young people and 35-54 year old workers. In the first half of 2015, under-35 workers showed some improvements in their performance, reducing their negative contribution to employment growth (-0.3 percentage points). Finally, in the second quarter of 2015, the 35-54 year old segment registered a slight positive contribution (+0.1 percentage points) for the first time since mid-2012 (Figure R.4).

FIGURE R.4: BREAKDOWN OF ANNUAL GROWTH RATE OF EMPLOYMENT

Note: Seasonally adjusted data. Source: Calculation on data released by ISTAT.

Within this framework, that shows the first signs of recovery, the decline in the unemployment rate is still modest, even though it is in line with the EFD forecasts presented in April (12.3 per cent, 4 tenths less than in 2014).

In the first half of 2015, the inactivity rate has fallen by 0.4 percentage points to 35.9 per cent (its lowest level since 1993), and this decrease was mostly determined by the 55-64 year old and the 25-34 year old segments (which respectively contributed by -1.3 and -0.3 percentage points to the increase in the number of inactive persons). A particularly significant component of the inactivity is the potential labour force (PLF), equal approximately to 3.6 million workers in the second quarter of 2015 and which has been steadily increasing since 2006 (when the figure was 2.2 million). Adding this component to the unemployed persons, the weak signs of decreasing unemployment in the first two quarters of 2015 appear less pronounced (Figure R.5).

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FIGURE R.5: Y/Y CHANGES IN UNEMPLOYMENT RATE

Note: Seasonally adjusted data. PLF stands for Potantial Labour Force. Source: Calculation on data released by ISTAT.

In the first two quarters of 2015, the unemployment rate stood at 12.4 per cent, and also reflected a decrease in the southern regions (-0.2 percentage points), after three consecutive years of increases. The unemployment rates of 25-34 years old and over-54 persons were higher (+0.1 percentage points for both) than in the same period of 2014, while the under-25 year old and 35-54 year old segments performed better (with an average contribution of -0.2 percentage points for both), (Figure R.6).

FIGURE R.6: BREAKDOWN OF ANNUAL CHANGE IN UNEMPLOYMENT RATE

Note: Seasonally adjusted data. Source: Calculation on data released by ISTAT.

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The prices growth hit a low in the first months of the year, before slightly recovering as from the spring months. In July and August, the prices of energy and fresh food products started to descend again. In August, the consumer price index stabilised at 0.2 per cent on an annual basis; core inflation, which has shown a weak rising trend, slightly decelerated (0.7 per cent on an annual basis).
In recent months, the signs of the strengthening of the economic cycle have become more concrete. The most recent data confirm the expansion of the manufacturing sector. Industrial production in July recorded the strongest increase in the latest 13months. Qualitative indicators continue to remain at high levels in the manufacturing sector, and the prospects are particularly favourable, including for the services sector. Surveys about the economy also point to improvement in the prospects for consumption: in August, consumer confidence rose once again, with more significant increases in the economic component and the expectations components; at the same time, expectations about unemployment were slightly scaled down. Domestic demand has also been supported by more favourable financial conditions on the supply side. In addition, according to the most recent Bank Lending Survey for the second quarter, demand for loans from households and businesses also improved, with a positive outlook for the third quarter. In essence, the most recent information available suggests that the recovery should gain momentum and the quarter-on-quarter growth should continue at the current pace.

FOCUS	Validation of macroeconomic forecasts

In accordance with Italian and European regulations about the validation of the macroeconomic forecasts for the purpose of preparing the planning documents, the macroeconomic framework based on unchanged legislation supporting this Update has received a positive assessment. The validation process is governed by a protocol of intent that was signed by the Ministry of the Economy and Finance (MEF) and the Parliamentary Budget Office (PBO) on 15 September 2014. The MEF has respected all of the rules contemplated for the exchange of information between the two institutional entities. A preliminary version of the forecasts was sent by the MEF to the PBO on 4 September, and was used by the PBO for its subsequent reporting of findings. In preparing the final macroeconomic scenario based on unchanged legislation, the MEF took into account the observations received, and proceeded to transmit the final scenario on 11 September. The transmission of the validation took place on 16 September.

Scenario based on unchanged legislation

As in the case of the 2015 EFD, this Update presents a forecast scenario based on unchanged legislation and a policy scenario. The two scenarios incorporate the same assumptions about international exogenous variables. The projections in the scenario based on unchanged legislation include the effects on the economy of the current regulatory framework, prior to the presentation of the Stability Law. The scenario based on unchanged legislation therefore includes the effects on the economy of the safeguard clauses that provide for tax increases in 2016, 2017 and 2018. Additional details and information are supplied in Chapter III, dedicated to public finance.
The forecasts based on unchanged legislation take into account the start of the recovery in early 2015 (as had been forecasted). The greatest factor contributing to the cyclical turnaround is domestic demand, whose dynamic is

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similar to that projected by the government; even though most analysts expected that net exports would have been the main, if not only, factor leading the recovery, such a scenario did not occur.
In the general improvement of the international framework, the exchange rate played a less significant role than expected in facilitating the recovery. First of all, global demand struggled in taking off. In addition, the euro appreciated somewhat with respect to the low registered around the time of the publication of the EFD, also in light of the devaluations taking place in emerging economies. Instead, the ECB's expansionary monetary policy seems to have started to provide results in addition to those coming from the depreciation of the euro, due in part to a reduction of the financial fragmentation that was damaging the peripheral countries of the Euro Area. In Italy, the credit market conditions have continued to improve, with a further reduction of bank lending rates, and the achievement (now near at hand) of a turnaround in terms of the flow of credit to the economy. During the autumn months, the year-on-year growth of loans to the private sector should once again be positive. The favourable financial conditions should continue and gain further momentum: as articulated by its President, the ECB has adopted a stance mostly to shield the euro system from an accentuation in market volatility and a possible rise in international interest rates.
Against this backdrop, the structural reforms and the measures to support growth undertaken by the government have started to wield their effects.
The forecasts based on unchanged legislation not only reflect an upward revision of GDP growth for 2015 (from +0.7 per cent to +0.9 per cent), but they also incorporate the outlook for an economy that continues to expand at the current pace over the remainder of the forecast period.
The projections for the 2016-2019 period are thus essentially confirmed (See box: Revision of growth estimates based on unchanged legislation compared with EFD and risk analysis); the Italian economy should continue to grow in the next few years at a rate of some tenths of a percentage point above 1.0 per cent. As indicated, the scenario based on unchanged legislation takes into account the implementation of the tax increases provided by the safeguard clauses. The estimated effects lead to an increase in prices and a consequent reduction of household disposable income, which, in turn, arrests the trend of consumption and, to a lesser extent, the trend of GDP.

FOCUS	Revision of growth estimates based on unchanged legislation compared with EFD and risk analysis

This box presents an analysis of the factors that led to the revision of macroeconomic forecasts compared with the figures contained in the 2015 EFD, prepared at the beginning of April. The projections in this Update take into account the new data related to the Italian economy, and mainly ISTAT's publication of national accounts data for the first two quarters of the year, and the revised outlook for the international framework. The trends of certain "exogenous" factors are also significant.

Table R.1 illustrates the "mechanical" effect of the new quarterly data on the forecasts of key economic variables. The numbers indicate the extent to which the forecasts for 2015 should be revised if, as from the third quarter, the variables behave as assumed in the EFD. The table breaks down the revisions into statistical revisions of data for 2014 (revision of carryover effect) and the impact of forecast errors made with respect to the first two quarters of the year. Considered together, these two factors prompt an increase of about 0.15 tenths of a point in the GDP growth forecasts.

Even with respect to the behaviour of the other major variables, it is also possible to affirm

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that the expectations on the macroeconomic outlook as formulated in the EFD turned out to be substantially correct. First, export performance was in line with expectations, despite the unforeseen weakening of international trade that became evident in the early part of 2015. The same applies to demand; results were slightly lower than expected for consumption only (which experienced a strong acceleration in the second quarter). The contribution to growth of inventories was higher than expected, partly explaining the strong and somewhat unexpected increase in imports.

With reference to the labour market, job creation is in line with forecasts. Finally, the trend of prices incorporates a slightly weaker performance at the level of consumer prices (the difference in terms of the GDP deflator is more pronounced); inflation is lower than expected, although this is a broad-based phenomenon throughout the Euro Area.

TABLE R.1: KEY MACROECONOMIC VARIABLES (seasonally adjusted data)
	Revision of 2014 Series (carry-over on 2015)			Forecast Error (acquired growth I semester 2015, net of carryover)			Delta C (A+B)
	2015 Update	2015 EFD	Delta A	2015 Update	2015 EFD	Delta B
GDP	0.0	-0.1	0.1	0.6	0.6	0.0	0.15
Imports	1.1	0.8	0.3	3.4	1.4	2.0	2.32
Household consumption	0.2	0.2	0.0	0.2	0.4	-0.2	-0.21
Investments	-0.4	-0.5	0.1	0.9	1.1	-0.2	-0.04
Exports	1.9	1.7	0.2	1.5	1.4	0.1	0.28
Inventories (contribution to growth)	-0.4	-0.5	0.1	0.9	-0.1	1.0	1.12

GDP deflator	0.2	0.3	-0.1	0.0	0.3	-0.3	-0.41
Consumption deflator	0.0	0.0	0.0	0.1	0.3	-0.2	-0.15

Employment (FTEs)	0.2	0.1	0.1	0.1	0.3	-0.1	-0.05
Employment
(National Accounting)	0.1	0.0	0.1	0.2	0.3	0.0	0.06
Employment
(Labour Force Survey)	0.3	0.2	0.1	0.4	0.4	0.0	0.17
Note: The Difference C measures the total impact of data revision.

The revision of the forecast also takes into account the new international scenario of reference and other factors that influence the behaviour of the Italian economy. The table below shows the estimated impact (using the ITEM model) of the revision of the framework of the main exogenous variables (see Table R.2) with respect to the values projected during the preparation of the EFD.

The international component of the exogenous framework would slightly push the growth forecasts downward; the main impact comes from the partial appreciation of the euro against the dollar and other major currencies. It is noted, however, that the EFD forecasts were kept prudent and thus incorporated only part of the favourable impact of the significant devaluation that had just occurred4. The interest-rate variable shows the impact of changes in the European reference interest rates with respect to the EFD (3-month euromoney rate) and the shifting of long-term rates on the Italian debt. Another indicator captures the effects of the trend of bank lending rates, which was more favourable than assumed in the EFD. The scenario based on unchanged legislation incorporates only the improvement occurring with respect to the forecasts, even though it is conceivable that these rates will more rapidly converge to the levels of bank lending rates in the core countries in the Euro Area. Another important factor to be considered is the revision (with respect to the scenario based on unchanged legislation in the EFD) of some public-finance

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4 See 2015 EFD, pages 15 and 16 of the Stability Programme

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variables or the revision due to evidence received from the monitoring of the accounts or legislation occurring subsequent to the EFD. The new scenario based on unchanged legislation shows that total expenditure is close to the levels assumed. However, the mix of expenditure is slightly more favourable to growth.

TABLE R.2: ESTIMATED EFFECT OF CHANGE IN INTERNATIONAL EXOGENOUS VARIABLES VIS-A'-VIS EFD (impact on projected growth rates)
	2015	2016	2017	2018	2019
Oil price	0.0	0.0	0.0	0.0	0.0
Global demand weighted for Italy	0.0	-0.1	0.0	0.0	0.0
Effective nominal exchange rate, price of manufactured goods	-0.2	-0.2	0.1	0.1	0.1
USD price of non-combustible commodities	0.0	0.0	0.0	0.0	0.0
Interest rates	0.0	0.1	0.0	0.0	-0.2
Total	-0.1	-0.2	0.0	0.0	-0.1

In conclusion, on the basis of the simulation, the estimated downward pressure on the forecasts as a result of the exogenous framework is very limited, and regards the 2015-2016 period. However, the growth forecasts contained in the EFD were extremely conservative and did not fully incorporate the stimulus to growth of the exchange rate and foreign demand, both of which have proven particularly favourable. For this reason, the macroeconomic scenario based on unchanged legislation has been left essentially unchanged.

Finally, it should be noted that the scenario based on unchanged legislation now incorporates the effects of structural reforms which were legislated in the recent months and that were part of the policy scenario in the EFD; this update has an impact only on the last two years of the forecast. As a whole, the new framework entails substantially neutral impulses to growth; at the same time, however, the results of detailed simulations cause a shift in the factors contributing to growth, with a stronger contribution expected from domestic demand; these indications have been considered in the construction of the new scenario based on unchanged legislation.

The final table of this section provides some elements for assessing the risks underlying the forecasts of the macroeconomic framework. The estimates regard the impact on growth resulting from a different profile of the most significant exogenous variables. This is thus not a question of alternative scenarios, but of the sensitivity analysis of the current scenario with respect to different assumptions. The first two simulations refer respectively to global demand and the effective nominal exchange rate for Italy. A further downward revision of the growth prospects of international trade (1.0 percentage point in 2016 and 0.5 percentage points in 2017) is assumed; given these conditions, a full resumption of trade occurs as from 2018 only. For the exchange rates, the technical assumption incorporated into the scenario based on unchanged legislation (namely, that the rates remain at a constant level5) has been abandoned, and the forward exchange rates between the dollar and major currencies have been used. Given the higher level of interest rates for the U.S. dollar, British pound and other major currencies in comparison with interest rates for the Euro Area, the forward exchange rates indicate a gradual appreciation of the euro. For oil prices, as an alternative to the forecast using futures on crude oil, the projections are based on the traditional assumption used in the planning documents, namely, a price equal to an average of the most recent prices. Finally, an alternative profile of the banking lending rates is introduced, and is more optimistic than the rate assumed in the scenario based on unchanged legislation; in essence, this approach reflects the more rapid convergence of Italian bank rates to those of the "core" countries in the Euro Area.

From the standpoint of results, it is noted that the decrease in international demand and

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5 Equal to an average observed in the final business days.

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the appreciation of the euro (and in particular, the effective nominal rate weighted for Italy) could potentially impede growth in the coming years. In the medium term, the euro is expected to appreciate alongside the strengthening of the European cycle. The possibility that oil prices remain firm at current levels represents an upside risk for growth, which has been made more realistic by a possible further increase in market supply via an increase in Iran's exports. A more rapid decrease in bank lending rates favoured by less financial fragmentation would have positive effects on GDP, as it would drive both consumption and investment. In conclusion, the risk analysis also supports alternative scenarios that contemplate a smaller stimulus to growth from foreign trade and more support coming from domestic demand.

TABLE R.3: EFFECTS ON GDP OF DIFFERENT ASSUMPTIONS ABOUT INTERNATIONAL EXOGENOUS VARIABLES (impact on growth rates)
	2015	2016	2017	2018	2019
1. Global demand weighted for Italy	0.0	-0.3	-0.2	0.1	0.1
2. Assumption: Effective nominal exchange rate	0.0	0.0	-0.1	-0.2	-0.3
3. Assumption: oil price	0.0	0.0	0.1	0.0	0.0
4. More favourable financial conditions	0.0	0.2	0.1	0.0	0.0

TABLE II.2: MACROECONOMIC FRAMEWORK BASED ON UNCHANGED LEGISLATION (% changes, unless indicated otherwise)
	2014	2015	2016	2017	2018	2019
INTERNATIONAL EXOGENOUS VARIABLES
International trade	3.6	3.0	4.5	5.2	5.2	5.0
Oil price (Brent, futures)	99.0	53.7	54.1	59.2	62.3	64.2
USD/EUR exchange rate	1.329	1.118	1.125	1.125	1.125	1.125
ITALY MACRO DATA (VOLUMES)
GDP	-0.4	0.9	1.3	1.3	1.3	1.2
Imports	1.8	5.3	3.8	4.1	3.8	3.6
Final national consumption	0.0	0.6	1.0	0.8	0.8	0.9
Household consumption and NPISH	0.3	0.8	1.1	1.1	1.0	1.1
Government expenditure	-1.0	-0.2	0.9	-0.1	0.0	0.2
Investments	-3.3	1.2	2.0	3.1	2.7	1.8
- machinery, equipment and other	-1.6	3.4	3.2	4.2	3.6	2.2
- construction	-4.9	-1.1	0.9	2.0	1.8	1.4
Exports	2.6	4.1	3.8	3.9	4.0	3.8
Memo item: Current account balance (% of GDP)	1.9	1.8	1.9	1.8	1.9	2.0
CONTRIBUTIONS TO GDP GROWTH (*)
Net exports	0.3	-0.2	0.1	0.1	0.2	0.2
Inventories	-0.1	0.4	0.1	0.1	0.0	0.0
Domestic demand, net of inventories	-0.6	0.6	1.2	1.1	1.1	1.0
PRICES
Import deflator	-2.5	-0.6	0.8	2.2	2.2	1.9
Export deflator	-0.3	0.1	1.1	1.7	1.9	1.7
GDP deflator	0.9	0.3	1.5	1.7	1.7	1.6
Nominal GDP	0.4	1.2	2.9	3.0	3.0	2.8
Consumption deflator	0.2	0.3	1.5	1.8	1.7	1.6
Memo item: planned inflation	0.2	0.3	1.0	1.5
Memo item: HICP, net of imported energy, % change (**)	0.3	0.6	1.1	1.3	1.5
LABOUR
Labour cost	0.6	0.9	0.8	1.6	1.9	1.8
Productivity (measured against GDP)	-0.6	0.2	0.4	0.8	0.7	0.6
Unit labour cost (measured against GDP)	1.2	0.7	0.4	0.8	1.2	1.1
Employment (FTEs)	0.2	0.6	0.9	0.5	0.5	0.5
Unemployment rate	12.7	12.2	11.9	11.5	11.2	10.9
Employment rate (ages 15 to 64)	55.7	56.1	56.4	56.7	57.0	57.2
Memo item: Nominal GDP (absolute value in € mn)	1616254	1635144	1681893	1732988	1784568	1834657
(*)Discrepancies, if any, are due to rounding.
(**) Source: ISTAT.
Note: For the international exogenous variables, reference is made to information as of 31 August 2015.
GDP and components in volume (concatenated values, base year of 2010), data not adjusted for business days.

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II. MACROECONOMIC FRAMEWORK

TABLE II.3: MACROECONOMIC FRAMEWORK BASED ON POLICY SCENARIO (% changes, unless indicated otherwise)

	2014	2015	2016	2017	2018	2019
INTERNATIONAL EXOGENOUS VARIABLES
International trade	3.6	3.0	4.5	5.2	5.2	5.0
Oil price (Brent, futures)	99.0	53.7	54.1	59.2	62.3	64.2
USD/EUR exchange rate	1.329	1.118	1.125	1.125	1.125	1.125

MACRO ITALY (VOLUMES)
GDP	-0.4	0.9	1.6	1.6	1.5	1.3
Imports	1.8	5.3	4.3	4.3	4.3	3.9
Final national consumption	0.0	0.6	1.4	1.1	1.1	1.1
Household consumption and NPISH	0.3	0.8	1.5	1.7	1.5	1.3
Government expenditure	-1.0	-0.2	0.8	-0.8	-0.2	0.3
Investments	-3.3	1.2	2.6	4.0	3.4	2.2
- machinery, equipment and other	-1.6	3.4	3.8	5.6	4.6	2.5
- construction	-4.9	-1.1	1.4	2.3	2.2	1.8
Exports	2.6	4.1	3.9	4.2	3.9	3.7

Memo item: Current account balance (% of GDP)	1.9	1.8	1.7	1.6	1.6	1.6
CONTRIBUTIONS TO GDP GROWTH (*)
Net exports	0.3	-0.2	0.0	0.1	0.0	0.0
Inventories	-0.1	0.4	0.1	-0.1	0.0	0.0
Domestic demand, net of inventories	-0.6	0.6	1.5	1.5	1.4	1.2
PRICES
Import deflator	-2.5	-0.6	1.3	2.2	2.2	1.9
Export deflator	-0.3	0.1	1.1	1.8	2.0	1.8
GDP deflator	0.9	0.3	1.0	1.7	1.9	1.8
Nominal GDP	0.4	1.2	2.6	3.3	3.4	3.1
Consumption deflator	0.2	0.3	1.0	1.6	1.9	1.8
Memo item: planned inflation	0.2	0.3	1.0	1.5
Memo item: HICP, net of imported energy, % change (**)	0.3	0.6	1.1	1.3	1.5
LABOUR
Labour cost	0.6	0.9	0.8	1.7	2.1	2.1
Productivity (measured against GDP)	-0.6	0.2	0.6	0.8	0.7	0.6
Unit labour cost (measured against GDP)	1.2	0.7	0.3	0.8	1.4	1.4
Employment (FTEs)	0.2	0.6	1.0	0.7	0.7	0.7
Unemployment rate	12.7	12.2	11.9	11.3	10.7	10.2
Employment rate (ages 15 to 64)	55.7	56.1	56.4	56.8	57.2	57.6
Memo item: Nominal GDP (absolute value in € mn)	1616254	1635384	1678566	1734508	1792769	1848580
(*)Discrepancies, if any, are due to rounding
(**) Source: ISTAT
GDP and components in volume (concatenated values, base year of 2010), data not adjusted for business days.

Policy scenario

The macroeconomic framework under the policy scenario takes into account the economic impact of the measures in relation to the government's fiscal policy strategy for the next three years; these measures are to be presented to Parliament in the bill for the Stability Law.
From a macroeconomic perspective, the more meaningful aspects of the measures are as follows. First, as already indicated in the EFD, the government has confirmed the general cancellation of tax increases related to the safeguard clauses for 2016, and it plans to cover the revenues shortfall mainly through increasing cuts in expenditure. The combination of these measures has a positive impact on growth compared with the forecast based on unchanged legislation, and initially produces a stimulus to private consumption due to the increase in the real disposable income of households; this impulse has multiplier effects on GDP. Secondly, the reduction in the tax burden gives rise to positive effects over time

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UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2015

with respect to the supply side of the economy, as it causes a lasting increase in the level of GDP. Cutting expenditure reduces the favourable impact on growth caused by the cancellation of the safeguard clauses, and significantly lowers price growth for 2016; however, the adoption of a more gradual profile of such cuts means that the depressive impact on GDP is slightly less than that estimated upon the preparation of the EFD. As part of a long-term strategy to reduce the tax burden, the budget also includes important measures intended to support household disposable income (cancellation of the property tax and the universal service tax on the main dwelling) and the income of businesses (cancellation of property tax on "bolted" equipment, measures to stimulate investment, and corporate income tax cuts). These measures lead to boosting the growth forecasts further.
It is also worth noting that certain measures for covering expenditure will be used, mainly in 2016, to offset the effects on the budget of a spending-review path that is different from that assumed in the EFD. These measures have less important effects (lower multipliers) than the spending cuts; it is also for this reason that the current budget has slightly more expansionary effects on the economy than that contemplated in the EFD and the planning profile is marginally revised upwards.
The impact estimates are based on the results of simulations carried out by the Italian Treasury's econometric model. The assessments made are both realistic and prudent, including when taking into account the results produced by the literature on fiscal multipliers (see box entitled Fiscal multipliers).
The following table summarises the measures considered here according to the areas addressed. The deactivation of the safeguard clauses provided by the previous Stability Laws is accompanied by spending-review measures and other measures for financial coverage of expenditure. In addition, the government's policy programme includes other measures with expansionary effects: in addition to the expenditure to be refinanced according to the scenario based on unchanged legislation, the policy scenario contemplates the continuation of the existing stimulus policies, the implementation of the Constitutional Court's decision on the renewal of public contracts, and the introduction of stimulus measures for investment. Particularly significant within the government's economic policy are the provisions to reduce the tax burden for households and businesses.
More specifically, with respect to the scenario based on unchanged legislation, the growth rate is projected to be 0.3 percentage points higher in both 2016 and 2017. In the years thereafter, the impact in terms of higher rates of growth is lower, though it still remains positive.

TABLE II.4: MACROECONOMIC IMPACT OF THE POLICY SCENARIO MEASURES VERSUS SCENARIO BASED ON UNCHANGED LEGISLATION (differences between rates of change of GDP)
	2016	2017	2018	2019
Deactivation of safeguard clauses	0.20	0.40	0.40	0.20
Measures with expansionist effects	0.10	0.10	0.00	0.00
Reduction of tax burden for households and businesses	0.10	0.10	0.10	0.00
Revision of the expenditure and tax relief	-0.10	-0.20	-0.10	0.00
Financial coverage	-0.00	-0.10	-0.20	-0.10
Total	0.30	0.30	0.20	0.10

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II. MACROECONOMIC FRAMEWORK

FOCUS	Fiscal multipliers

	The purpose of this box is to provide a brief review of the recent empirical literature on fiscal multipliers, namely, the impact on GDP associated with an exogenous change in public expenditure or taxation. The interest of the empirical literature on the subject began developing after 2000, and intensified following the 2008-2009 economic/financial crisis. Indeed, some of the world's leading economies implemented countercyclical expansionist policies in an effort to end the recession. At the same time, the sovereign debt crisis in the Euro Area required the adoption of severe fiscal-consolidation polices in many Euro Area countries.

The initial research about the question of fiscal multipliers mainly resorted to historical series, including structural VAR, as estimated using data on the US economy. A review of this literature (Table R.1) shows that the estimates of the multipliers are highly variable depending on a large number of factors, including: the method used, the identification strategy, and the estimation period.

	TABLE R.1: ESTIMATES OF FISCAL MULTIPLIERS
		Country	Period	Expenditure		Taxes
				Impact	Medium term	Impact	Medium term
	Blanchard and Perotti (2002) 6 (a)	USA	1960-1997	0.90	0.66 (c)	-0.70	-1.29 (c)
	De Castro (2006) 7	SPAIN	1980-2001	1.14 (b)	-0.83 (c)	0.09 (b)	-0.52 (c)
	Galì et al. (2007) 8	USA	1948-2003	0.41	0.68 (d)	--	--
	Favero and Giavazzi (2007) 9	USA	1980-2006	0.16 (b)	1.43 (c)	0.00 (b)	0.27 (c)
	Giordano et al. (2007) 10	ITALY	1982-2004	0.60 (f)	0.00 (d)	--	--
	De Castro and Hernandez de
	Cos (2008) 11	SPAIN	1980-2004	1.31 (b)	0.26 (c)	--	--
	Hall (2009) 12	USA	1948-2008	0.47	-	--	--
	Mountford and Uhlig (2009) 13	USA	1955-2000	0.65	-2.24 (c) (e)	-0.28	-2.59
	Barro and Redlick (2011) 14	USA	1950-2006	0.68	--	-1.06	--
	Burriel et al. (2010) 15	EURO	1981-2007	0.75	0.02 (c)	-0.79	-0.74 (c)
	Romer and Romer (2010) 16	USA	1950-2007	--	--	-	-3.08 (g)
	Ramey (2011) 17	USA	1947-2008	--	0.60 (c)	--	--
___
6 Blanchard, O., Perotti, R. (2002), 'An Empirical Characterization of the Dynamic Effects of Changes in Government Spending and Taxes on Output', The Quarterly Journal of Economics, vol. 117(4), pages 1329-1368.
7 De Castro, F. (2006), 'The Macroeconomic Impact of Fiscal Policy in Spain', Applied Economics, vol. 38(8), pages 913-924.
8 Galì, J., Lopez-Salido, J.D., Valles, J., 'Understanding the Effects of Government Spending on Consumption', Journal of the European Economic Association, vol. 5(1), pages 227-270.
9 Favero, C., Giavazzi, F. (2007), 'Debt and the Effects of Fiscal Policy', Federal Reserve Bank of Boston, Working Paper No. 07-4.
10 Giordano, R., Momigliano, S., Neri, S., Perotti, R. (2007). 'The Effects of Fiscal Policy in Italy: Evidence from a VAR Model' , European Journal of Political Economy, vol. 23(3), pages 707-734.
11 De Castro, F., Hernandez de Cos, P. (2008), 'The Economic Effects of Fiscal Policy: The Case of Spain', Journal of Macroeconomics, vol. 30(3), pages 1005-1028.
12 Hall, R.E. (2009), "By How Much Does GDP Rise if the Government Buys More Output?", Brookings Papers on Economic Activity, vol. 2, pages 183-231.
13 Mountford, A., Uhlig, H. (2009), 'What are the Effects of Fiscal Policy Shocks?', Journal of Applied Econometrics, vol. 24(6), pages 960-992.
14 Barro, R.J., Redlick C.J. (2011), 'Macroeconomic Effects From Government Purchases and Taxes,' The Quarterly Journal of Economics, vol. 126(1), pages 51-102.
15 Burriel, P., de Castro, F., Garrote, D., Gordo, E., Paredes, J., Perez, J.J. (2010), 'Fiscal Policy Shocks in the Euro Area and the US: An Empirical Assessment', Fiscal Studies, vol. 31(2), pages 251-285.
16 Romer, C.D., Romer D.H. (2010), 'The Macroeconomic Effects of Tax Changes: Estimates Based on a New Measure of Fiscal Shock', American Economic Review, vol. 100(3), pages 763-801.
17 Ramey, V.A. (2011), 'Identifying Government Spending Shocks: It's all in the Timing', The Quarterly Journal of Economics, vol. 126(1), pages 1-50.

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(a) VAR with stochastic trend. (b) Impact after 4 quarters. (c) Impact after 20 quarters. (d) Impact after 8 quarters. (e) Not significantly different from zero. (f) Impact after 3 quarters. (g) Impact after 10 quarters.

The comparison between the results obtained from the different studies is made difficult by the fact that the time profile of the multipliers is not always reported, and that precise estimates of the multipliers are reported in many cases, without adequate analysis of statistical significance of the same. With reference to literature based on VAR models, the European Commission18 concludes that public expenditure multipliers are generally between 0.4 and 1.1 in the first year, but the results for the long-term multipliers are not unique. Estimates based on structural VAR are basically confirmed by the narrative approach, based on the identification of episodes of strictly exogenous variation in public expenditure. Along this line of research, Ramey (2011)19 estimated that the multiplier reaches a maximum value in the range of 0.6/1.2, depending on the method of calculation and the estimation period. Significantly higher values were obtained from cross-section estimates of regional data, which estimate a value of the multiplier effect of public spending at around 1.520.

Recently, more and more authors have studied the fiscal multipliers in the context of neo-Keynesian theoretical schemes (such as DSGE) that have been made more realistic - than the standard formulation - by the introduction of price rigidities and an elastic labour supply. When appropriately calibrated, some of these structural models produce a public expenditure multiplier close to 1.0, thus substantially confirming the empirical evidence based on time series models21.

The contributions to the 2008-2009 economic/financial crisis have identified, as the main limitation of the previous literature, the assumption of the stability of the multiplier to changing economic conditions and the ups and downs of the economic cycle. Blanchard and Leigh (2013)22 identify three factors that can have a significant influence on fiscal multipliers. First, if the economy is suffering from a liquidity trap, monetary policy cannot offset the negative effects from fiscal consolidation programs by lowering interest rates, and this increases the multiplier. Second, in periods of malfunctioning financial markets, consumption and investment rely more heavily on income and current profits rather than on expectations about income and future profits, and this increases the multiplier. Third, there is ample empirical evidence of the fact that the existence of unused resources increases the multiplier. With regard to the first of the three aspects, it is observed that the possibilities of estimating the multiplier in "liquidity trap" situations are limited by the fact that such situations are rare; consequently, the literature uses theoretical scenarios. For example, the IMF (2010)23 (by means of simulations performed with a DSGE model) estimates that the public expenditure multiplier in "liquidity trap" situations is about twice its value in normal conditions, climbing to approximately 1.0 after two years from the increase in expenditure. Similar results are obtained by Roeger and in't Veld (2010)24, who (in also using a DSGE) estimated an increase in the public expenditure multiplier of 0.8 to 1.2. The most extreme results are obtained from Christiano et al. (2011)25, who project an increase

___
18 Boussard, J., de Castro, F., Salto M. (2012), 'Fiscal Multipliers and Public Debt Dynamics in Consolidations', Economic Papers 460.
19 Ramey, V.A. (2011), 'Identifying Government Spending Shocks: It's all in the Timing', The Quarterly Journal of Economics, vol. 126(1), pages 1-50.
20 Romer, C.D., D.H. Romer (2010), 'The Macroeconomic Effects of Tax Changes: Estimates Based on a New Measure of Fiscal Shocks.' American Economic Review, vol. 100(3), pages 763-80.
21 Hall, R.E. (2009), 'By How Much Does GDP Rise if the Government Buys More Output?' Brooking Papers on Economic Activity, vol. 40(2), pages 183-249.
22 Blanchard, O., Leigh, D. (2013), 'Growth Forecast Errors and Fiscal Multipliers', American Economic Review, vol. 103(3), pages 117-20.
23 IMF (2010), 'Will it Hurt? Macroeconomic Effects of Fiscal Consolidation', World Economic Outlook, October.
24 Roeger, W., in 't Veld, J. (2010), 'Fiscal Stimulus and Exit Strategies in the EU: A Model-Based Analysis', European Commission Economic Papers 426.
25 Christiano, L., Eichenbaum, M., Rebelo, S. (2011), 'When is the Government Spending Multiplier Large?', Journal of Political Economy 119(1), pp. 78-121.

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in the public expenditure multiplier that goes from 0.9 in normal conditions to 3.9 in a liquidity trap. With respect to the functioning of financial markets, Galì et al. (2007), even before the economic/financial crisis, show that the multiplier will increase during a recession due to the increase in the number of consumers subject to liquidity constraints and whose behaviour is different from that envisaged by the standards of intertemporal optimization. Finally, Auerbach and Gorodnichenko (2012)26 are the first to empirically estimate the impact of the intensity of the expansion/recession on the value of the multiplier. Their analysis - based on a STVAR-type model - led them to conclude that the multiplier is included in the 0.0-0.5 range during a cyclical expansion and rises to 1.0-1.5 during a recession. The aforementioned analysis of Blanchard and Leigh (2013) concludes that the public expenditure multiplier was underestimated by policy-makers in the 20092010 recession, and that its value would have amounted to about 1.5. The Keynesian result of the countercyclical variability of the magnitude of the multiplier has been confirmed in numerous empirical studies, including those of Dell'Erba et al. (2014)27, Herbert (2014)28, as well as the meta-analysis of Gechert et al. (2015)29.

The results of this literature can be used as parameters of reference for the multipliers generated by the ITEM30 econometric model used by the Treasury Department to determine the scenarios for the Italian economy set out in this document. In the ITEM model, the public expenditure multiplier reached a value in the range 0.2/1.0 after eight quarters, depending on the type of expenditure considered (transfers, intermediate consumption, investment, public employment, and so forth). The lower values of the range are generated in the case of measures generally not considered by the literature examined, as in the case of savings on expenditure resulting from price reductions (for example, the average purchase prices in relation to public consumption) and not from quantity reductions. The ITEM model multipliers in relation to revenue measures also differ depending on the type of tax considered, and they are of similar dimensions31. The economy's responses to fiscal policy also depend on the assumptions about monetary policy. The multipliers move towards the upper limit of the range indicated, and namely, for different types of expenditure, they approach 1.0, in the case of no change in interest-rate policy; this type of response is comparable to monetary policy constrained by the zero lower bound problem.

___
26 Auerbach, A.J., Gorodnichenko, Y. (2012), 'Measuring the Output Responses to Fiscal Policy', American Economic Journal: Economic Policy, 4(2), pp. 1-27.
27 Dell' Erba, S., Koloskova, K., Poplawski-Ribeiro, M. (2014), 'Medium-Term Fiscal Multipliers During Protracted Recessions', IMF Working Paper.
28 Herbert, S. (2014), 'Econometric Analysis of Regime Switches and of Fiscal Multipliers', Working Paper OFCE 1/2014.
29 Gechert, S., Hughes Hallet, A., Rannenberg, A. (2015), 'Fiscal Multipliers in Downturns and the Effects of Eurozone Consolidation', CEPR Policy Insight.
30 Cicinelli, C., Cossio, A., Nucci, F., Ricchi, O., Tegami, C. (2010). 'The Italian Treasury Econometric Model (ITEM),' Economic Modelling, vol. 27(1), pages 125-133.
31 In any event, they are marked by values significantly different from zero in the medium term; tax reductions have permanent positive effects on output (and vice versa for tax increases).

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III.	NET BORROWING AND PUBLIC DEBT

In this chapter, the government presents an update to the plan outlined in the 2015 Economic and Financial Document (EFD) for achievement of the balanced structural budget (Medium-Term Objective)1 and confirmed by the Report to Parliament dated 9 June 2015, presented pursuant to Article 10-bis, Paragraph 6 of Law No.196 of 2009. Such update is illustrated in the Report to Parliament pursuant to Article 6, Paragraph 5 of Law No. 243 of 2012, which has been presented as of the date of this document.
In confirming the commitment to keep the deficit declining as a percentage of GDP and to reduce the debt-to-GDP ratio as from 2016, the government believes it is necessary to revise the public-finance planning targets, providing for a more gradual budget adjustment path with respect to that indicated in the EFD of April, in line with the flexibility margins granted by the European Commission for the implementation of structural reforms and public investment.
Additional margins could be made available if the European authorities were to agree to consider the costs and more in general, the economic and financial impact of the recent migration flows, including for the purposes of the computation of the structural borrowing relevant for the implementation of the Stability and Growth Pact and related regulations.
The cumulative loss of GDP in the recent years compared with the pre-crisis levels, the lower-than-expected growth of inflation, and the signs of weakening of the international economy have made it necessary to adopt provisions to reinforce the recovery of the domestic economy.

III.1 PROJECTIONS BASED ON UNCHANGED LEGISLATION

The public finance framework at unchanged legislation outlined in this document reflects the effects of the updating of the macroeconomic scenario, considers the results of the activity to monitor the public finances, and takes into account the impact of the provisions adopted by the government subsequent to the 2015 EFD. The public finance estimates presented in the EFD in April included the impact of the provisions adopted in the first months of 2015, and namely, the implementation of the Jobs Act, urgent measures for the banking system and investments, and the exemption in relation to the property tax (IMU). In the months following the approval of the 2015 EFD, the government adopted other urgent decrees, with significant effects on the public finance balances for 2015 and the change in the mix of revenue and public expenditure.
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1 Article 6, Paragraph 5, Law No. 243/2012.

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UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2015

In May, with Decree-Law No. 652, the government started the implementation of the principles outlined in the Constitutional Court Ruling No. 70 of 2015, which declared the unconstitutionality of the freeze on the automatic revaluation of pensions payments that were more than three times' the minimum payments as from 2011. As clarified in the Report to Parliament which accompanied the decree, the charges for the amounts in arrears for 2012-2014 and for the amounts accruing in 2015 have been booked to the current year, whereas the amounts accrued for subsequent years have been booked to the respective years. The amounts in arrears paid in 2015 constitute a one-off measure.
When considering the effects of Decree-Law No. 65/2015, the net borrowing based on unchanged legislation is projected to rise to 2.6 per cent of GDP in 2015. As such, the gap is closed between the estimate of net borrowing based on unchanged legislation (2.5 per cent of GDP) and the policy target set out in April. In later years, the updated estimates reflect a more favourable trend of net borrowing at unchanged legislation compared with the projections in the EFD, with a more rapid reduction over the years; more specifically, the net borrowing position goes from a deficit -1.4 per cent of GDP in 2016 to a nominal breakeven in 2017, and then to surpluses of 0.7 per cent in 2018 and 1.0 per cent in 2019.
The improvement in the deficit with respect to the April projections reflects the projected strengthening of the primary surplus, which, as a percentage of GDP, remains in line with the estimate in the 2015 EFD, whereas it increases to higher levels in the subsequent years. In 2015, the primary surplus is expected to reach around 1.7 per cent of GDP, as projected last April; in 2016, it slightly improves, going from 2.8 per cent to 2.9 per cent of GDP, and then it climbs gradually to higher levels in the later years, hitting 5.0 per cent in 2019 (vis-à-vis the 4.6 per cent indicated in the April estimates).
In the current year, interest expenditure is expected to range around €70 billion, or approximately 4.3 per cent of GDP, thereby slightly rising with respect the 2015 EFD estimate (increase of 0.05 per cent). Compared with 2014, however, the estimates incorporate a reduction of approximately 0.4 percentage points of GDP. In 2016, this ratio starts falling, to work its way to 4.0 per cent already in 2018 and then in 2019; the current estimate is therefore higher than in April, when interest expenditure had been projected to fall to 3.7 per cent of GDP. The increase with respect to the EFD estimates is essentially due to interest rates on government securities that are experiencing a more accentuated increase than that contemplated by the scenario used for the EFD.
The ratio of the final revenue to GDP is expected to shift, based on unchanged legislation, from 48.2 per cent in 2015 to 48.7 per cent in 2017, and then to return gradually to 48.2 per cent in 2019. The projection reflects the trend of tax revenue, which should rise in relation to GDP on the basis of the safeguard clauses, going from 30.4 per cent in 2015 to 31.3 per cent in 2017, and then gradually falling to 30.9 per cent of GDP at the end of the forecast period.
The trend of tax burden rises for the same reasons, going from 43.7 per cent in 2015 to 44.3 per cent in 2017, and then falling back to 44 per cent in 2019. As indicated, the estimates based on unchanged legislation reflect the increase in tax revenue expected from the activation of the safeguard clauses introduced by
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2 Decree-Law No. 65/2015 converted by Law No. 109/2015.

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III. NET BORROWING AND PUBLIC DEBT

preceding legislation that provided for a change in tax rates and deductions in effect, an increase in VAT rates, and an increase in excise taxes on mineral oils3.
The government is nonetheless committed to cancelling the activation of the safeguard clauses in order to prevent any deceleration of the current economic recovery and of the process of implementing the structural reforms: when considering the deactivation of the safeguard clauses and the impact of the €80 provision to reduce personal income taxes, tax burden decreases from 43.1 percent in 2015 a 42.6 percent in 2016 under the scenario at unchanged legislation, with additional reductions in the years thereafter.
Final expenditure, net of the interest expenditure, continues to reflect the effects of the measures for the limitation and restructuring of spending, which were inaugurated with the spending review in previous years. The April 2015 projections are fully confirmed: the ratio of general government primary expenditure to GDP is projected to fall by approximately 3.4 percentage points, going from 46.6 per cent of GDP in 2015 to 43.2 per cent in 2019 (43.3 per cent according to the estimates in the EFD).
More specifically, current expenditure, net of the interest, falls by approximately 2.5 percentage points of GDP, going from 42.6 percent in 2015 to 40.1 percent in 2019, thereby essentially confirming the April projections. Within this aggregate, expenditure for social payments, although incorporating incremental pension expenditure originating from Decree-Law No. 65 of 2015, is still decreasing in relation to GDP, going from the 20.5 per cent projected for 2015 to 19.9 per cent at the end of the period.
The decreasing trend of the ratio of expenditure for employee compensation to GDP is also confirmed. The estimates, which have been computed on the criterion of unchanged legislation, do not consider the charges that will arise from the resumption of collective bargaining consequent to the ruling4 of the unconstitutionality of measures to freeze the compensation of public-sector employees5; such charges will require specific budget appropriations.
The ratio of intermediate consumption to GDP shows a decreasing trend, going from 7.9 per cent in 2015 to 7.5 in 2019, confirming the estimates contained in the EFD in April.
The control of the primary current expenditure is accompanied by the recovery of public investments, as already evidenced in the 2015 EFD. The updated estimates indicate nominal growth of 4.1 per cent in 2015, 2.4 per cent in 2016 and 2.5 per cent in 2017. In terms of GDP, public investments should amount to 2.3 per cent in the 2015-2017 period. These projections reflect a recovery of the investments compared with the results for past year. In 2014, public investments experienced an annual reduction of approximately 6.9 percent, amounting to 2.2 percent of GDP, and declining by 0.2 points of GDP in comparison with 2013. The trend in the last years of the forecast period of this

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3 Overall, the safeguard clauses provided by the 2015 Stability Law (referring to increased VAT rates and rates for excise taxes on mineral oils for the European Commission's refusal to authorise the reverse charge for the retailing sector) and the 2014 Stability Law (referring to the change in tax rates and the change in deductions in effect) would generate revenue of approximately €16.8 billion in 2016, €26.2 billion in 2017 and just under €29 billion in 2019.
4 Constitutional Court Ruling No. 178/2015, effective as from June 2015.
5 Decree-Law No. 78/2010 converted by Law No. 122/2010 and Decree-Law No. 98/2011 converted by Law No. 111/2011.

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document indicates the investment expenditure will stabilise at around 2.2 percent of GDP.

TABLE III.1a: GENERAL GOVERNMENT ACCOUNT AT UNCHANGED LEGISLATION (in € mn)
	2014	2015	2016	2017	2018	2019
EXPENDITURES
Employee compensation	163,874	164,868	166,333	165,644	165,497	165,928
Intermediate consumption	134,063	129,905	132,002	133,984	135,139	137,916
Social payments	328,304	335,500	341,400	349,280	357,850	365,330
incl.: Pensions	256,902	258,950	261,980	268,370	275,840	282,440
Other social payments	71,402	76,550	79,420	80,910	82,010	82,890
Other current expenditure	66,090	66,916	66,698	64,478	64,820	66,372
Total current expenditure, net of interest	692,331	697,188	706,432	713,385	723,307	735,546

Interest expenditure	75,182	70,031	71,349	71,163	71,890	72,949

Total current expenditure	767,513	767,219	777,781	784,548	795,197	808,495
incl.: Healthcare expenditure	111,028	111,289	113,372	115,509	117,709	120,094

Total capital expenditure	58,749	64,299	62,642	58,093	58,546	57,603
Gross fixed investment	35,993	37,473	38,368	39,308	39,226	39,951
Capital subsidies	12,947	15,114	14,681	11,898	12,648	12,981
Other transfers	9,809	11,712	9,594	6,887	6,672	4,671

Total final expenditure net of interest	751,080	761,487	769,075	771,478	781,853	793,149
Total final expenditure	826,262	831,517	840,424	842,641	853,743	866,098
REVENUE
Total tax revenue	485,837	496,553	521,784	542,410	556,893	567,564
Direct taxes	237,539	248,986	256,170	261,700	267,350	272,793
Indirect taxes	246,991	245,588	264,546	279,754	288,579	293,799
Capital taxes	1,307	1,979	1,068	956	964	972
Social contributions	216,408	217,901	221,003	226,101	233,715	239,741
Cash contributions	212,383	213,793	216,833	221,867	229,420	235,389
Contributions in kind	4,025	4,108	4,170	4,234	4,295	4,352
Other current revenue	68,945	69,063	69,116	70,280	71,673	72,893
Total current revenue	769,883	781,538	810,835	837,836	861,317	879,226

Non-tax capital revenue	6,016	5,181	5,460	4,459	4,375	4,594

Total final revenue	777,206	788,698	817,363	843,251	866,656	884,792
Memo item: Tax burden	43.4	43.7	44.2	44.3	44.3	44.0
Tax burden net of bonus 80 euro and clauses	43.1	43.1	42.6	42.3	42.1	41.9
BALANCES
Primary balance	26,126	27,211	48,288	71,772	84,802	91,643
% of GDP	1.6	1.7	2.9	4.1	4.8	5.0
Current balance	2,370	14,319	33,054	53,287	66,120	70,731
% of GDP	0.1	0.9	2.0	3.1	3.7	3.9
Net borrowing	-49,056	-42,820	-23,061	609	12,913	18,694
% of GDP	-3.0	-2.6	-1.4	0.0	0.7	1.0
Nominal GDP at unchanged legislation (x 1,000)	1,616.3	1,635.1	1,681.9	1,733.0	1,784.6	1,834.7
Note: Discrepancies, if any, are due to rounding.

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TABLE III.1b: GENERAL GOVERNMENT ACCOUNT AT UNCHANGED LEGISLATION (% of GDP)
	2014	2015	2016	2017	2018	2019
EXPENDITURES
Employee compensation	10.1	10.1	9.9	9.6	9.3	9.0
Intermediate consumption	8.3	7.9	7.8	7.7	7.6	7.5
Social payments	20.3	20.5	20.3	20.2	20.1	19.9
incl.: Pensions	15.9	15.8	15.6	15.5	15.5	15.4
Other social payments	4.4	4.7	4.7	4.7	4.6	4.5
Other current expenditure	4.1	4.1	4.0	3.7	3.6	3.6
Total current expenditure, net of interest	42.8	42.6	42.0	41.2	40.5	40.1

Interest expenditure	4.7	4.3	4.2	4.1	4.0	4.0

Total current expenditure	47.5	46.9	46.2	45.3	44.6	44.1
incl.: Healthcare expenditure	6.9	6.8	6.7	6.7	6.6	6.5

Total capital expenditure	3.6	3.9	3.7	3.4	3.3	3.1
Gross fixed investment	2.2	2.3	2.3	2.3	2.2	2.2
Capital subsidies	0.8	0.9	0.9	0.7	0.7	0.7
Other transfers	0.6	0.7	0.6	0.4	0.4	0.3

Total final expenditure net of interest	46.5	46.6	45.7	44.5	43.8	43.2
Total final expenditure	51.1	50.9	50.0	48.6	47.8	47.2
REVENUE
Total tax revenue	30.1	30.4	31.0	31.3	31.2	30.9
Direct taxes	14.7	15.2	15.2	15.1	15.0	14.9
Indirect taxes	15.3	15.0	15.7	16.1	16.2	16.0
Capital taxes	0.1	0.1	0.1	0.1	0.1	0.1
Social contributions	13.4	13.3	13.1	13.0	13.1	13.1
Cash contributions	13.1	13.1	12.9	12.8	12.9	12.8
Contributions in kind	0.2	0.3	0.2	0.2	0.2	0.2
Other current revenue	4.3	4.2	4.1	4.1	4.0	4.0
Total current revenue	47.6	47.8	48.2	48.3	48.3	47.9

Non-tax capital revenue	0.4	0.3	0.3	0.3	0.2	0.3

Total final revenue	48.1	48.2	48.6	48.7	48.6	48.2
Memo item: Tax burden	43.4	43.7	44.2	44.3	44.3	44.0
BALANCES
Primary balance	1.6	1.7	2.9	4.1	4.8	5.0
Current balance	0.1	0.9	2.0	3.1	3.7	3.9
Net borrowing	-3.0	-2.6	-1.4	0.0	0.7	1.0
Note: The ratios to GDP are calculated on the projections of the scenario based on unchanged legislation. Discrepancies, if any, are due to rounding.

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TABLE III.1c: GENERAL GOVERNMENT ACCOUNT AT UNCHANGED LEGISLATION (% changes)
	2015	2016	2017	2018	2019
EXPENDITURE
Employee compensation	0.6	0.9	-0.4	-0.1	0.3
Intermediate consumption	-3.1	1.6	1.5	0.9	2.1
Social payments	2.2	1.8	2.3	2.5	2.1
incl.: Pensions	0.8	1.2	2.4	2.8	2.4
Other social payments	7.2	3.7	1.9	1.4	1.1
Other current expenditure	1.2	-0.3	-3.3	0.5	2.4
Total current expenditure, net of interest	0.7	1.3	1.0	1.4	1.7

Interest expenditure	-6.9	1.9	-0.3	1.0	1.5

Total current expenditure	0.0	1.4	0.9	1.4	1.7
incl.: Healthcare expenditure	0.2	1.9	1.9	1.9	2.0

Total capital expenditure	9.4	-2.6	-7.3	0.8	-1.6
Gross fixed investment	4.1	2.4	2.5	-0.2	1.8
Capital subsidies	16.7	-2.9	-19.0	6.3	2.6
Other transfers	19.4	-18.1	-28.2	-3.1	-30.0

Total final expenditure, net of interest	1.4	1.0	0.3	1.3	1.4
Total final expenditure	0.6	1.1	0.3	1.3	1.4
REVENUE
Total tax revenue	2.2	5.1	4.0	2.7	1.9
Direct taxes	4.8	2.9	2.2	2.2	2.0
Indirect taxes	-0.6	7.7	5.7	3.2	1.8
Capital taxes	51.4	-46.0	-10.5	0.8	0.8
Social contributions	0.7	1.4	2.3	3.4	2.6
Cash contributions	0.7	1.4	2.3	3.4	2.6
Contributions in kind	2.1	1.5	1.5	1.4	1.3
Other current revenue	0.2	0.1	1.7	2.0	1.7
Total current revenue	1.5	3.7	3.3	2.8	2.1

Non-tax capital revenue	-13.9	5.4	-18.3	-1.9	5.0

Total final revenue	1.5	3.6	3.2	2.8	2.1

The other capital transfers are instead on the decline, incorporating the measures introduced by Decree-Law No. 83 of 20156, which have revised the fiscal rules for the deductibility (for the purposes of corporate income taxes (CIT) and the regional tax on productive activity (IRAP)) of writing down loans and booking credit losses for banks, financial institutions and insurance companies. The revision of the regulations provides for the full deductibility of such negative components of income in the year in which they are booked, thereby prompting a reduction of the deferred tax assets accrued by banks and financial institutions; the allowances are booked as part of expenditures for capital transfers.
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6 Decree-Law No. 83/2015 converted by Law No. 132/2015.

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III.2  PUBLIC FINANCE: POLICY SCENARIO

Results achieved for the structural balance and the expenditure rule

As acknowledged by the European Commission, the Italian economy has gone through one of the most severe and lengthy recessions in the nation's history. Following a sharp contraction in 2012 and 2013, the Italian economy closed 2014 with GDP declining yet again (-0.4 percent). The downturn seems to have finally ended. According to the government's projections, GDP growth in both 2015 and 2016 should be approximately 0.2 percentage points above the projections set out in April in the EFD. However, the tenuous turnaround is still insufficient compared with the overall loss of GDP since the start of the crisis.
Against this backdrop, the growth of potential GDP under the policy scenario has been negative (-0.5 percent in 2013 and -0.4 percent in 2014). The change in potential GDP should be virtually nil for 2015, and slightly positive for 2016. A robust positive change can only be expected as from 2017, due in part to the stimulus policies introduced by the government. As of 2019, potential GDP should be growing by around 0.6 percent.
During 2013 and 2014, all of the productive factors contributed to driving down potential growth. However, a strong recovery of the labour factor is materialising in 2015, and is expected to gain momentum in the coming years. On the other hand, the contribution of capital should remain negative through 2016 and practically nil thereafter. Total Factor Productivity (TFP) is not expected to make a positive contribution to potential GDP growth until 2017.
The output gap, after hitting a record level of -4.8 percent of potential GDP in 2013 and 2014, is projected to contract in 2015 to around -4.0 percent, thus confirming the continuation of the exceptionally weak economic cycle. Such weakness is unlikely to abate until 2016, when the output gap should shrink to -2.5 percent of potential GDP, signalling the continuing presence of negative, but substantially normalised, conditions. In later years, the output gap is poised to close very quickly, rising +0.5 percent of potential GDP in 2019.
This trend, which is mainly attributable to the exceptionally low level of potential GDP (as estimated by the production function model agreed at a European level), would also contribute to reducing the impact of the cyclical component of the budget balance, and would result in very stringent corrections of the structural balance required in coming years in order to ensure compliance with the requisites of the Stability and Growth Pact.
In 2013 and 2014, in the midst of the most acute phase of the recession and exceptional cyclical conditions, Italy stayed on course in pursuing the Medium-Term Objective of a balanced budget in structural terms, with no significant deviations.
Indeed, even though cyclical conditions would have allowed for a zero adjustment, the structural deficit decreased by 0.5 percentage points of GDP in 2013. Such trend was facilitated by a considerable reduction of public spending. The aggregate expenditure of reference decreased by 2.1 percent in real terms in 2013.
For 2014, the structural deficit, calculated on the basis of the policy-scenario projections, amounted to 0.7 percent of GDP, in line with the estimate for 2013.

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Instead, aggregate expenditure contracted by approximately -1.6 percent in real terms, fully exceeding the Commission's parameters, which, in the presence of exceptional cyclical conditions, allowed aggregate expenditure to change in line with the medium-term potential growth rate which is equal to zero for Italy.
For 2015, Italy's public finances are expected to ensure a reduction of the structural balance equal to 0.3 percentage points of GDP, in line with the requirements outlined in the Recommendations of the European Council issued in July 2015. On the other hand, aggregate expenditure is expected to grow by 0.8 percent in real terms, although this should not trigger any significant deviation in the process of converging toward the MTO.

Budget planning for the next years

The 2016 macroeconomic projections in this Update are better with respect to those set out in April. The projections for the years thereafter are also more promising, albeit within the framework of an assessment that continues to be conservative, given the weighty legacy of the crisis of recent years.
The upward revision of the growth projections not only incorporates a trend of the economy in the first half of the year that is slightly more favourable than expected, but it also reflects a fiscal-policy orientation more favourable to growth. In the next few years, the government intends to combine i) budget discipline and the continuous reduction of the debt-to-GDP ratio, and ii) a reduction in the tax burden on the economy and measures to stimulate investments.
The easing of the tax burden on households and businesses undertaken in 2014 and 2015 is to be followed in 2016 by a reduction in the tax burden on primary residential dwellings, farmland, and so-called 'bolted' equipment. The process of alleviating the tax burden will continue in 2017 with a cut in the taxation on corporate income, so as to better align Italy with the European standards. As outlined in the 2015 EFD, there will be no need in 2016 to implement the tax increases provided by the safeguard clauses in the 2014 and 2015 Stability Laws as measures to guarantee the public finance balances.
As far as investments are concerned, the government is examining various incentives to ensure that the private sector - and not only the public sector - will take a leading role in the recovery of the capital accumulation needed for enhancing the Italian economy's growth potential and innovative capacities.
Given the need for gradually reducing the net borrowing of general government, the fiscal stimulus measures will be partially offset by savings on expenditure aimed at increasing the efficiency of the public sector. The spending review will continue in 2016 and in the years thereafter, thereby ensuring coverage of most of the tax cuts.
Nevertheless, the government intends to make full use of the flexibility margins for fiscal policy as provided by European laws and regulations7 on structural reforms, and to request the application of the investment clause, so as
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7 Article 5 of European Regulation No. 1466/97.

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to support the country's economy. The government likewise will request greater leeway in relation to the immigration emergency.
The structural reforms already activated and those in the process of implementation will have direct effects on potential growth and the sustainability of the debt, thus permitting, in accordance with European and national laws and regulations, a temporary deviation from the path of convergence toward the Medium-Term Objective. For 2016, the government intends to make use of another margin of flexibility granted by the rules of the Stability and Growth Pact (equal to one-tenth of one percentage point of GDP) for the implementation of significant structural reforms8. The deviation in the next year from the path of convergence toward the Medium-Term Objective requested by the government for the structural reforms will accordingly be equal to 0.5 percent of GDP, in consideration of what has already been requested within the 2015 EFD.
In 2016, additional leeway will come from the public investment clause. The government intends to accelerate the planning and execution of public investments significant both for the recovery of the country's potential GDP in the medium term as well as for the increase of domestic demand in the near term and, accordingly, intends to request the additional flexibility (amounting to up to 0.3 points of GDP) provided by the Stability and Growth Pact for certain expenditures in the co-financing of projects that benefit from financing by the European structural resources9. This leeway might be increased further, by an amount equal to 0.2 points of GDP, should the European Commission agree to the government's request to recognise the exceptional nature of the costs of taking in immigrants, and more in general, the economic and financial impact of this phenomenon, including for the purpose of calculating the structural budget balance.

FIGURE III.1: REAL GDP IN 1999-2015 AND TREND 1999 Q1 - 2008 Q1 (in € bn)
Note: Chained quarterly data, seasonally adjusted, annualized and adjusted for calendar effects (2010). Source: MEF calculation based on ISTAT data.

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8 Article 5, Paragraph 5 of European Regulation No. 1466/97 and Article 3, Paragraph 4 of Law No. 243/2012.
9 For additional details, see Section III.3 'Flexibility of the Stability and Growth Pact: Investment Clause'.

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The government will make use of the leeway available to finance economic stimulus measures consistent with the policies adopted in preceding years, with a special emphasis on employment, private investment, technological innovation, energy efficiency and support to the Southern Italy economy.
The focus on stimulating economic growth is necessary in view of i) the significant contraction of the Italian economy between 2011 and 2014, and ii) the risks of deflation inherent to the current situation of the global economy. After spearheading growth at a global level in recent years, the large emerging economies are showing signs of slowing down, with resulting downward pressure not only on commodity prices, but also on the prices of manufactured goods and even services. In addition, the wave of immigration from Africa and the Middle East - beyond raising humanitarian concerns - has important economic repercussions, particularly for the European countries, such as Italy, that are more involved in receiving and processing the immigrants.
Partially reflecting these global trends, inflation is below the level forecast in April, with a downward revision required in the forecast of nominal GDP growth, despite the improved performance of real growth.

FIGURE III.2: TREND GROWTH RATES OF PRICES (% changes)
Source: MEF calculation based on ISTAT data.

In view of the foregoing, the government believes that the conditions outlined in Article 6 of Law No. 243/2012 are applicable for the purpose of revising the projected downward trend of the structural deficit. The profile of the public finances contained in this document and illustrated in the accompanying Report to Parliament shows a more gradual fiscal adjustment vis-à-vis that indicated in the EFD in April.
The net borrowing target for 2015 is confirmed at the 2.6 percent of GDP set in April, whereas for 2016, the target has been revised from 1.8 percent to 2.2 percent of GDP. The reduction of the net borrowing is forecast to accelerate in 2017 and 2018, when the economic recovery is expected to gain momentum. Against this backdrop, it will be possible to adopt a fiscal-policy approach that is aimed at more ambitious budget objectives, yet still in tune with the needs for

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growth. The net borrowing should fall to 1.1 percent of GDP in 2017 and then to 0.2 percent in 2018. A surplus of 0.3 percent is projected for 2019, partly due to the continuous control over expenditure
The debt rule is to be satisfied on a forward-looking basis, as from 2016. The debt-to-GDP ratio is projected to decline by 1.4 percentage points in 2016 and then fall in a more pronounced manner during the three years thereafter, falling below 120 percent in 2019. The structural deficit will be balanced and at the MTO in 2018, remaining at such level in 2019.
A positive change in the structural balance compared with 2014 (equal to approximately 0.3 percentage points of GDP) is ensured for 2015, and is supported in the 2014-2015 two-year period by an average reduction of aggregate expenditure equal to 0.4 percent in real terms. This profile is deemed consistent with the fiscal effort that the European Commission has required of Member States with a high public debt, in the presence of severe economic conditions10. The measures necessary for reaching the Medium-Term Objective will be detailed in 2016 Stability Law.

TABLE III.2: SUMMARY OF PUBLIC FINANCE POLICY SCENARIO (% of GDP)
		2014	2015	2016	2017	2018	2019
NET BORROWING (1)	(EFD Update)	-3.0	-2.6	-2.2	-1.1	-0.2	0.3
	(2015 EFD)	-3.0	-2.6	-1.8	-0.8	0.0	0.4
INTEREST	(EFD Update)	4.7	4.3	4.3	4.1	4.1	4.0
	(2015 EFD)	4.7	4.2	4.2	4.0	3.8	3.7
PRIMARY BALANCE	(EFD Update)	1.6	1.7	2.0	3.0	3.9	4.3
	(2015 EFD)	1.6	1.6	2.4	3.2	3.8	4.0
STRUCTURAL NET BORROWING (2)	(EFD Update)	-0.7	-0.3	-0.7	-0.3	0.0	0.0
	(2015 EFD)	-0.7	-0.5	-0.4	0.0	0.1	0.2
DEBT (incl. support and PA debt) (3)	(EFD Update)	132.1	132.8	131.4	127.9	123.7	119.8
	(2015 EFD)	132.1	132.5	130.9	127.4	123.4	120.0
DEBT (excl. support) (3)	(EFD Update)	128.4	129.3	127.9	124.6	120.5	116.6
	(2015 EFD)	128.4	128.9	127.3	123.9	120.1	116.7
DEBT (excl. support and PA debt) (3)	(EFD Update)	126.2	126.8	125.5	122.3	118.3	114.6
	(2015 EFD)	125.9	126.1	124.7	121.4	117.7	114.4
PUBLIC SECTOR BALANCE	(EFD Update)	-4.3	-3.6	-2.2	-1.2	-0.3	0.4
	(2015 EFD)	-4.3	-3.6	-2.0	-1.0	-0.2	0.0
STATE SECTOR BALANCE	(EFD Update)	-4.6	-4.0	-2.4	-1.4	-0.5	0.3
(1)  The 2016 estimate does not include an additional deficit margin that could amount to as much as 0.2 percent of GDP in recognition of the costs related to taking in immigrants, on a basis consistent with the Stability and Growth Pact. Were this margin to be used, the related increase in the net borrowing would not impact the structural balance for 2016.
(2)  Net of the one-off measures and the cyclical component.
(3)  Inclusive or net of Italy's portion of loans to Member States (bilateral or through the EFSF) and the ESM capital contribution. As of 2014, the amount of such outflows was approximately €60.3 billion, inclusive of €46.0 billion for bilateral loans and loans through the EFSF and €14.3 billion for the ESM programme. The February 2015 reimbursement of a portion of the securities issued by the EFSF to support Greece's financial system (€2.1 billion) has caused a corresponding reduction in the debt for the current year (see Bank of Italy, 'Supplement to the statistical bulletin: Public finance, borrowing and debt' No. 48 of 14 September 2015).

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10 European Commission Communication 'Making the best use of the flexibility within the existing rules of the Stability and Growth Pact' of 13 January 2015.

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TABLE III.3: CICLICALLY-ADJUSTED PUBLIC FINANCE (% OF GDP)
	2013	2014	2015	2016	2017	2018	2019
GDP growth rate at constant prices	-1.7	-0.4	0.9	1.6	1.6	1.5	1.3
Net borrowing	-2.9	-3.0	-2.6	-2.2	-1.1	-0.2	0.3
Interest expenditure	4.8	4.7	4.3	4.3	4.1	4.1	4.0
Potential GDP growth rate	-0.5	-0.4	0.0	0.1	0.3	0.4	0.6
Factor contribution to potential growth:
Labour	-0.3	0.0	0.2	0.1	0.2	0.2	0.3
Capital	-0.1	-0.2	-0.1	-0.1	0.0	0.1	0.1
Total Factor Productivity	-0.2	-0.2	-0.1	0.0	0.1	0.1	0.2
Output gap	-4.8	-4.8	-4.0	-2.5	-1.3	-0.2	0.5
Cyclical component of budget balance	-2.6	-2.6	-2.1	-1.4	-0.7	-0.1	0.3
Cyclically adjusted budget balance	-0.4	-0.4	-0.5	-0.9	-0.4	-0.1	0.0
Cyclically adjusted primary surplus	4.5	4.2	3.8	3.4	3.7	4.0	4.0
One-off measures	0.3	0.2	-0.1	-0.1	0.0	-0.1	0.0
Budget balance, net of one-off measures	-3.3	-3.3	-2.5	-2.1	-1.0	-0.1	0.3
Cyclically adjusted budget balance, net of one-off measures	-0.7	-0.7	-0.3	-0.7	-0.3	0.0	0.0
Cyclically adjusted primary surplus, net of one-off measures	4.2	4.0	4.0	3.5	3.8	4.1	4.1
Change in budget balance, net of one-off measures	-0.1	0.0	0.8	0.4	1.1	0.9	0.4
Cyclically adjusted change in budget, net of one-off measures	0.5	0.0	0.3	-0.4	0.4	0.3	0.0
Note: Discrepancies, if any, are due to rounding.

TABLE III.4: ONE-OFF MEASURES (IN € MN)
	FINAL DATA	PROJECTIONS
	2014	2015	2016	2017	2018	2019
Total one-off measures	3,623	-2,390	-2,307	-865	-1,090	-790
% of GDP	0.2	-0.1	-0.1	0.0	-0.1	0.0
a) Revenue	3,569	1,452	443	205	10	10
% of GDP	0.2	0.1	0.0	0.0	0.0	0.0
Various substitute taxes	739	711	365	195	0	0
Tax amnesty programme - construction activity	33	25	15	10	10	10
Alignment of financial statement values with IAS	578	45	45	0	0	0
Capital gains substitute tax - Bank of Italy	2,219	0	0	0	0	0
Voluntary Disclosure Programme for assets held abroad	0	671	18	0	0	0

b) Expenditures	-1,647	-4,342	-3,150	-1,570	-1,550	-1,200
% of GDP	-0.1	-0.3	-0.2	-0.1	-0.1	-0.1
Pensions in arrears Constitutional Court No. 70/2015	0	-1,982	0	0	0	0
Measures for natural disasters	-1,179	-2,310	-3,120	-1,550	-1,550	-1,200
Dividends paid	-70	-50	-30	-20	0	0
Redistribution increase in value of GNP EU budget (net effect)	-399	0	0	0	0	0

c) Divestiture of real property	1,701	500	400	500	450	400
% of GDP	0.1	0.0	0.0	0.0	0.0	0.0
Distribution of one-off measures by sub-sector
General government	2,100	-2,710	-2,707	-1,325	-1,530	-1,230
Local government	481	100	200	250	240	240
Social security entities	1,042	220	200	210	200	200
Note: Discrepancies, if any, are due to rounding. The ratios to GDP are calculated on the projections of the scenario based on unchanged legislation.

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Finally, the government is revising the privatisation plan presented in the 2014 EFD, setting slightly more ambitious objectives in terms of the proceeds expected (approximately 0.4 percent of GDP in 2015 and 0.5 percent in the years 2016-2018).

FOCUS
Assessment of significant deviations

The Six Pack, which was ratified at a national level by Law No. 243/2012, has reinforced the commitments in relation to the preventive arm of the Stability and Growth Pact, providing that the path toward achievement of the Medium-Term Objective (MTO) is to be evaluated on the basis of two criteria: 1) the change in the structural balance; and 2) the respect of the expenditure rule.

With reference to the first criterion, the European Commission's communication11 of January 2015 has clarified that the path of convergence toward the MTO must be modulated each year in relation to the following parameters: i) the economy's cyclical conditions as approximated by the value of the output gap; ii) the starting level of the structural balance; iii) the level of the debt-to-GDP ratio; and iv) the existence of medium-term risks about the sustainability of the public finances, as assessed on the basis of the S1 indicator. For example, in normal cyclical conditions (as represented by an output gap between -1.5 percent and 1.5 percent of potential GDP), a country that has a debt-to-GDP ratio above 60 percent and, on the basis of S1, medium size sustainability risks , must converge to its MTO through a reduction of the structural balance equal to more than 0.5 percentage points of GDP. In the presence of exceptional cyclical conditions (as represented by a negative GDP growth in real terms, or by an output gap of more than -4.0 percent of potential GDP), the convergence toward the MTO can be arrested, and there is no change required in the structural balance. Beyond the cyclical impact, the Commission's communication of January 2015 has also clarified that convergence toward the MTO through the reduction of the structural balance may be reduced, arrested, or, even possibly reversed, for the application of the structural reforms clause and/or of the investment clause.

With reference to the second criterion, namely, the expenditure rule, European regulations have established the reference expenditure aggregate12 for countries not yet having achieved their MTO will need to grow, in real terms, at a rate equal to the difference between the average growth rate of potential GDP and the so-called convergence margin13. The convergence margin is, in turn, calibrated in relation to the economy's cyclical conditions, so that an improvement in the structural balance of 0.5 percentage points of GDP or more is to be ensured as a rule for each year. However, in the case of particularly adverse cyclical conditions, the convergence margin is to be re-determined so as to ensure an improvement in the structural balance of 0.25 percentage points of GDP. In the extreme case of exceptionally bad cyclical conditions ('exceptionally bad times'), the convergence margin is cancelled out and the growth rate of the reference expenditure aggregate

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11 See Annex 2 of the European Commission communication, 'Making the best use of the flexibility within the existing rules of the Stability and Growth Pact' of 13 January 2015; European Commission, (2013), 'Vademecum on the Stability and Growth Pact', Occasional Paper No.151.
12 The reference expenditure aggregate is given by the total of public expenditure, net of: the expenditures financed by the EU; the cyclical component for unemployment subsidies; interest expenditure; and the four-year average of gross fixed investment. In addition, the change in discretionary revenue and the increase in revenue "mandated by law" are subtracted from the calculation for each year.
13 The medium-term reference rate of potential GDP growth, as defined by the Code of Conduct, is equal to the average calculated over the years between t-4 and t+5, while the convergence margin depends on the percentage of the ratio of primary expenditure to GDP. Starting from spring 2015, both parameters are annually updated by the European Commission upon the publication of the Spring Forecasts.

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coincides with the average growth rate of Potential GDP, even if the country has not reached the MTO. As clarified by the European Commission, the redetermination of the convergence margin also occurs with the application of the flexibility granted for structural reforms and/or for the Investment Clause.

Compared with the adjustment path toward the MTO, significant deviations are present if there is a shift of 0.5 percentage points of GDP year on year, or an average shift of 0.25 percentage points against the two previous years, compared with the path identified on the basis of the change in the structural balance and the expenditure rule. However, only the existence of a significant deviation as indicated by ex-post data can lead to the opening of an infraction procedure.

In 2013, the structural deficit was reduced by 0.5 percentage points of GDP, even though the cyclical conditions would have allowed for a zero adjustment. This change was favoured by a considerable reduction of public expenditure. The reference expenditure aggregate dropped by -2.1 percent in real terms during the year.

In 2014, with GDP contracting by -0.4 percent and an output gap of –4.8 percent of potential GDP, the Italian economy was subject to exceptionally bad cyclical conditions. As a result of this situation, the change in the structural balance amounted to zero, in line with what required by the Stability and Growth Pact (SGP). At the same time, the expenditure aggregate fell by 1.6 percent in real terms, thereby surpassing the result required by the SGP (a change equal to zero). Accordingly, there are no significant deviations to report for 2013 and 2014, either on an annual basis or with respect to the two-year average.

This document's macroeconomic projections for 2015 project an output gap equal to -4.0 percent of potential GDP, with the cyclical conditions thus indicating 'very bad times'. In view thereof, Italy can expect to reduce its structural balance by 0.3 percentage points of GDP, in line with the SGP requirements. On the other hand, the expenditure aggregate is projected to grow by 0.8 percent in real terms, against a required reduction of 0.7 percent. Even though the value of the shift from expenditure rule benchmark is above that allowed for 2015, there are no significant deviations with respect to the two-year average. Finally, for 2016, the presence of adverse cyclical conditions ('bad times') as indicated by an output gap equal to -2.5 percent of potential GDP would require an adjustment of the structural balance and of the convergence margin for the expenditure rule that would ensure an improvement of 0.5 percentage points of GDP in structural terms. However, as a result of the application of the reforms clause and in light of the additional request to activate the Investment Clause, the Italian government projects an increase in the structural deficit equivalent to 0.4 percentage points of GDP in 2016 compared with 2015. In view thereof, the reference expenditure aggregate will increase in line with the average growth rate of potential GDP, further augmented by the value of the convergence margin which includes the impact of the flexibility for the structural reforms and the implementation of public investments. For 2016, under the scenario based on unchanged legislation, the expenditure aggregate is projected to fall by 1.6 percent, against a maximum growth limit equal to 0.5 percent. The public finance measures for the next three years will ensure that the growth of the expenditure aggregate for 2016 is held within the limits set by the rule.

FOCUS
Assessment of the amounts collected through activities to combat tax evasion

Pursuant to Article 1, Paragraph 434, points 1 and 2 of Law No. 147 of 27 December 2013, the Update of the EFD contains an assessment of the trend of primary current expenditure and the amounts collected from activities to combat tax evasion when compared with the related budget projections for 2015. Pursuant to Paragraph 431 of said law, incremental revenues, if any, are to be booked, upon the preparation of the draft of the budget law only for the first year of the three-year period of reference, to the estimates of revenue, and simultaneously, to the Fund for Reduction of Tax Burden also referenced in Paragraph 431 of Law No. 147.

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With reference to revenue, the incremental resources referenced in Paragraph 431 are identified in letter b) that indicates 'the amount of permanent resources which, upon the Update of EFD, are estimated to be collected as incremental revenue vis-à-vis the budget projections for the current year, and those actually collected in the previous year as a result of activities to prevent tax evasion, net of the revenue coming from the fiscal recovery efforts of the regions, provinces and municipalities'.
There are three conditions to be verified together:

1)  the existence of incremental revenue coming from activity to prevent tax evasion vis-à-vis projections booked to the budget for the current year (2015);

2)  the existence of incremental revenue coming from activity to prevent tax evasion vis-à-vis the incremental revenue actually collected in the previous year (2014);

3)  the aforementioned incremental revenue must be permanent.

For the assessment required by Paragraph 434 (with reference made to the pertinent chapters/articles of the forecast status of the revenue in the State budget with respect to the tax assessment and tax audit activities), the following steps are necessary: i) the use, as base assumption, of the definitive revenue data for 2014 as provided by the State general account; ii) the identification of the trend of revenue through the final month available for the year of 2015 (August), comparing that trend with the same period for the previous year; iii) the estimation of the revenue that will be collected in the months of the year after the most final month available, including on the basis of the historical trend (last three years, i.e. 2012-2014); and iv) the estimation, on the basis of the trends indicated in the preceding points, of the 2015 result, and comparison of such result with the cash projections for the 2015 budget and with the revenue actually collected in 201414.

Initial projections (cash basis) of tax revenues for 2015 in relation to assessment and control activity amount to €10,585 million, as shown in column (b) of the table below. Such projections, for the effect of the budget changes introduced with administrative act (€50 million (column c)) and with the balancing provision (-€1,070 million (column d)) are revised to €9,566 million (column e). The estimate of collections expected in 2015 from the activities to combat tax evasion is based on the amounts actually collected during January-August 2015 (€7,291 million, inclusive of €5,666 million in relation to tax revenue), which have been grossed up for the expected amount realisable during the final four months of the year (September-December). This latter amount has been estimated on the basis of the average monthly collections during the final four months of each year in the 2012-2014 period, and then calculating the average monthly amount for the entire three-year period, again with reference to the September-December period. Such averages are compared with the monthly averages for each year of the three-year period, and therefore, with the average of the 2012-2014 three-year period in relation to the January-August period. With respect to the eight months (January-August) of the 2012-2014 three-year period, the average monthly revenue for the final four months of the year is about 29 percent higher.

The estimation of the collections realisable in 2015 (column f in the table) accordingly considers both a certain amount (equal to the amount actually collected in January-August 2015 accruing to the budget) and an estimated amount (for the collections during the September-December 2015 period). This valuation is based on the average between i) the percentage change of the increase of average monthly revenue in the final four months of the year when compared with the preceding eight months for the 2012-2014 three-year

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14 According to the provisions of the 2014 Stability Law, Paragraph 431, letter b) and Paragraph 434, the revenue amounts entered in the forecast of the State budget regard specific items related to the activity of assessment and control of all taxes (allocated to tax revenue) and sanctions and interest (allocated to non-tax revenue).

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period (approximately +29 percent), and ii) the percentage change obtained from the ratio between the monthly average of revenue for the January-August 2015 and the monthly average of revenue for the January-August period of the preceding three years (approximately +11 percent). Such average is thus +20 percent, and has been conservatively reduced by more than one-third to come up with the percentage of increase applied to the average monthly value registered in the January-August period of each year of the 2013-2015 three-year period, which is then multiplied by four (for the four months of September-December 2015). When applied, the calculation method described yields a revenue estimate of €11,867 million for 2015.

For the purposes of verifying the first of the aforementioned conditions, the estimate is compared with the total projections (cash basis) assessed in 2015 inclusive of budget changes, with the result being incremental revenue of €2,301 million (column g). The second of the aforementioned conditions is verified inasmuch as the comparison between the estimate of the collections to be realised in 2015 and the revenue actually collected and booked in 2014 results in incremental resources of €150 million (column h).

Extraordinary, non-recurring payments have been excluded from the 2014 actual collections and the 2015 estimated collections, for the purpose of computing permanent revenue. Applying a criterion similar to that used in the Update of the 2014 EFD, the collections booked in 2014 (€11,717 million) and the estimate of the collections for 2015 (€11,867 million) have been reduced by a lump sum of 5 percent. Following are the results:

i) incremental permanent resources with respect to the budget projections (total projections for 2015) amounting to €1,708 million;
ii) incremental resources with respect to permanent revenue collected in 2014, amounting to €143 million.

The amount of permanent resources to be allocated to the Fund for Reduction Tax Burden has conservatively been set at the lower of the two amounts set out above.

AMOUNTS COLLECTED FROM ACTIVITIES TO COMBAT TAX EVASION (in € mn)
	Collections in State general account for 2014 (a)	Initial projections of collections (LB) 2015 (b)	Changes introduced by administrative acts (c)	Changes introduced with budget balancing (d)	Total projections 2015 (e)=(b)+(c)+(d)	Estimated 2015 collections based on data to August and historical trend of 2012-2014 (f)	Differences estimated 2015 collections/ Total projections for 2015 (g) = (f)-(d)	Differences estimated 2015 collections/ actual collections 2014 (h) = (f)-(a)
Personal income tax	3,529	3,184	13.5	-316	2,882	3,359	477	-170
Corporate income tax	2,426	2,364	10.8	-541	1,834	2,412	578	-14
Local tax	16	12	0	0	12	12	0	-4
VAT	2,830	2,618	25.7	-213	2,431	3,006	575	176
Other minor taxes (incl. registration taxes and stamp duties)	435	327	0	0	327	434	107	-1
Total tax rolls	9,236	8,505	50	-1,070	7,486	9,223	1,737	-13
Total non-tax rolls	2,481	2,080	0	0	2,080	2,644	564	163
Total	11,717	10,585	50	-1,070	9,566	11,867	2,301	150

Accordingly, upon the preparation of the bill for the 2016 State budget Law, and with respect to the first year of the 2016-2018 period, a total of €143 million will be booked to the revenue forecast, and at the same time, to the aforementioned fund. Such incremental resources are not incorporated into the estimates based on unchanged legislation, and the level of revenue coming from the assessment and control activity that is estimated to be collected in 2015 (€11,867 million, including €11,274 million of a permanent nature) is higher with respect to the cash projections developed on the basis of unchanged legislation, in the estimates of revenue for the 2015-2017 three-year period.

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III.3	STABILITY-AND-GROWTH PACT'S FLEXIBILITY MARGINS: THE INVESTMENT CLAUSE

The European Commission's Communication of 13 January 201515 clarified the way in which to apply the margins of flexibility in relation to investments, structural reforms and the economic cycle, within the framework of the Stability and Growth Pact (SGP) rules currently in effect.
With reference to the so-called Investment Clause, the European Commission specified the manner in which it will treat expenditures for public investments within the framework of the procedures contemplated by the SGP.
The financial contributions paid by the Member States to the European Fund for Strategic Investment (EFSI) are considered as a one-off measure. Accordingly, they do not impact the achievement of the Medium-Term Objective (MTO) expressed in structural terms in the preventive arm of the SGP, nor the path toward the convergence of the MTO.
In the corrective arm of the SGP, such contributions do not affect the assessment about the respect of the effects for structural adjustment as recommended by the EU Council. The contribution to the EFSI is considered by the European Commission as a 'significant factor' for the purposes of the initiation of the Excessive Deficit Procedure (EDP). As a result, there will be no EDP initiated if the failure to achieve the value of reference for net borrowing is due to the contribution paid to the EFSI, and if exceeding such value is of a limited value and temporary. Similarly, with reference to the debt rule, the European Commission will not initiate an EDP in the event in which the failure to respect the rule is attributable to the contribution paid to the EFSI.
When it comes to the Member States' co-financing of investment projects co-financed by the EFSI, the Investment Clause allows for forms of flexibility equal to those contemplated for other expenditures related to projects financed by European structural funds. Within the preventive arm of the SGP, several types of investments co-financed by the European Union are actually considered equivalent to important structural reforms, and can justify a Member State's temporary deviation from its MTO or from the path of convergence to the MTO. Such investments refer to expenditures related to: projects co-financed by the European Union through the Structural Funds and Cohesion Funds (including the Youth Employment Initiative); the Trans-European Network; the Connecting Europe Facility; and the national co-financing of projects also funded by the EFSI.
The following conditions must be satisfied in order for the application of the Investment Clause: i) GDP growth is negative or the output gap is more than -1.5 percent of GDP; ii) the deviation from the MTO, or from the path of convergence to the MTO, does not cause the nominal deficit to exceed 3 percent of GDP and a safety margin exists with respect to such deficit limit; and iii) the Member State makes up for any temporary deviation from its MTO and gets to the MTO within four years after the temporary deviation. In addition, as clarified by the Commission, the expenditures related to co-financing do not need to substitute
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15 European Commission communication 'Making the best use of the flexibility within the existing rules of the Stability and Growth Pact' of 13 January 2015.

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the investments financed entirely by national resources, so that the projected total national public investment does not decrease.
The temporary deviation allowed is equal to the entire amount of national co-financing in the first year of application of the Investment Clause, whereas for the years thereafter, only the incremental changes as part of national co-financing can be added to the initial deviation.
The European Commission's Communication introduces a significant change compared with the previous approaches to public investments, and this is because the Investment Clause is applied independent of the economic framework of the Euro Area or the European Union as a whole, and is exclusively related to the economic condition of the Member State involved. As a result, the application of the clause is broader than in the past, and is better able to reflect the specific situations of the individual economies.
In view of such provisions, the government intends for 2016 to make use of the flexibility granted for the co-financing of investment projects pursuant to Article 3, Paragraph 4 of Law No. 243/2012 and Article 5, Paragraph 5 of the European Regulation No. 1466/97, requesting a deviation, equal to 0.3 percentage points of GDP, from the path of convergence toward the MTO.
The box below illustrates the estimates of the macroeconomic impact of the expenditures for co-financing for which the flexibility has been requested. This scenario includes the expenditures for the government's investment projects, which are expected to produce their main effects starting in 2016.

FOCUS
Assessment of the requisites for the application of the Investment Clause

The budget flexibility in relation to investments is provided by Article 5 and Article 9 of the European Regulation No. 1466/97. According to this regulation, under specific conditions (outlined in detail at a technical level by the European Commission), a Member State can use its national co-financing of specific EU projects to deviate temporarily from Member State's MTO or from the path of convergence toward the MTO.

The eligibility criteria provide that the Member State requesting the activation of the clause:
is within the preventive arm of the Stability and Growth Pact, while also guaranteeing a safety margin with respect to the risk of exceeding the deficit ceiling of 3.0 percent of GDP;
is experiencing unfavourable cyclical conditions; c) demonstrates that the total public investments will not decrease over the forecast horizon; and d) is capable of providing detailed and verifiable information about the expenditures for co-financing investment that the Member State intends to make use of, and about the improvement of the long-term sustainability of the public finances that will occur, including as a result of an increase in potential GDP.

On the basis of such criteria, the government believes that the eligibility conditions exist for 2016, and, accordingly, intends to make use of the flexibility related to the investments for the national co-financing of European projects, for an amount equal to 0.3 percent of GDP. With reference to the respect of the safety margin, the European Commission requires that the country requesting the application of the clause has a structural deficit of no more than 1.5 percent of GDP during the year of application of the clause. The Update of the EFD projects that Italy's structural deficit for 2016 will be equal to 0.7 percent of GDP, whereas the Commission's Spring Forecast projects a structural deficit of 0.8 percent of GDP. Instead, with reference to the existence of unfavourable cyclical conditions, the Commission's definition provides that the requesting country has a negative GDP growth rate or an output gap of more than -1.5 percent of potential GDP during the year of the application of the clause. According to the government's estimates, Italy's output gap in

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2016 will be equal to -2.5 percent of potential GDP, whereas the Commission's Spring Forecast projects an output gap of -2.0 percent. In addition, the national co-financing of European projects does not substitute national projects. On the basis of unchanged legislation, the gross fixed investment projected by the government for the 2015-2019 period remains constant in relation to GDP at a value of 2.3 percent, whereas in absolute terms, the total public investments are projected to grow by 4.1 percent between 2015 and 2016 and approximately 2.5 percent in the two years thereafter.

Finally, the simulations carried out through the Treasury's econometric model (ITEM) and the model for the estimation of potential GDP as agreed at a European level are summarised in the chart below, and show that the co-financed investments will contribute to permanently increasing the Italian economy's potential GDP in the medium term. Indeed, if the total investments for 2016 were to be reduced by the co-financing in an amount equal to 0.3 percent of GDP, potential GDP would be permanently lower over the entire forecast horizon. The distance between the level of the potential GDP excluding the co-financing and that including it would likely grow in the first eight years to a high of 0.2 percent in 2022, and then subsequently decrease, although never being zeroed out.

It follows that the investments in co-financed projects will contribute to increasing the sustainability of the public finances in the medium term, due in part to the projects' impact on potential growth.

FIGURE : POTENTIAL GDP WITH AND WITHOUT CO-FINANCED INVESTMENTS IN 2016

III.4  TREND OF THE DEBT TO GDP RATIO

According to the policy scenario, the year of 2015 should end with a debt-to-GDP ratio of 132.8 percent, a level slightly above the estimate of 132.5 percent contained in the EFD in April. The increase is mostly due to a lower estimate of nominal GDP growth for 2015 (reduction of 0.2 percentage points), which, in turn, is due to a significant reduction of the forecast of the GDP deflator that was not offset by the upward of the estimates of real growth. The nominal level of the debt is estimated to remain in line with the previous forecast, considering the confirmation of the projections of the public sector borrowing requirement (3.6

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percent of GDP) and the privatisation proceeds (0.4 percent of GDP), the latter of which includes Monte dei Paschi's full reimbursement of the Monti bonds during 2015 (versus an initial forecast of repayment in instalments over the 2015-2017 three-year period).

TABLE III.5: GOVERNMENT DEBT BY SUB-SECTOR (1) (in € mn and % of GDP)
	2014	2015	2016	2017	2018	2019
Inclusive of financial aid to Euro Area countries (2)
General government	2,134,906	2,172,286	2,205,486	2,219,148	2,218,086	2,214,425
% of GDP	132.1	132.8	131.4	127.9	123.7	119.8

Central government (3)	2,047,145	2,091,100	2,126,964	2,143,425	2,145,209	2,144,491
Local government (3)	139,541	132,966	130,302	127,503	124,657	121,714
Social security funds (3)	213	213	213	213	213	213

Net of financial aid to Euro Area countries (2)
General government	2,074,577	2,114,055	2,147,255	2,160,916	2,159,855	2,156,193
% of GDP	128.4	129.3	127.9	124.6	120.5	116.6

Central government (3)	1,986,816	2,032,869	2,068,733	2,085,193	2,086,978	2,086,259
Local government (3)	139,541	132,966	130,302	127,503	124,657	121,714
Social security funds (3)	213	213	213	213	213	213
1)  Note: Discrepancies, if any, are due to rounding.
2)  Inclusive or net of Italy's portion of loans to Member States (bilateral or through the EFSF) and the ESM capital contribution. As of 2014, the amount of such outflows was approximately €60.3 billion, inclusive of €46.0 billion for bilateral loans and loans through the EFSF and €14.3 billion for the ESM programme. The February 2015 reimbursement of a portion of the securities issued by the EFSF to support Greece's financial system (€2.1 billion) has caused a corresponding reduction in the debt for the current year (see Bank of Italy, 'Supplement to the statistical bulletin: Public finance, borrowing and debt' No. 48 of 14 September 2015). The policy scenario estimates include the proceeds from privatisations amounting to approximately 0.43 percent of GDP in 2015, 0.5 percent of GDP in 2016, 2017 and 2018, as well as additional savings to be allocated to the State's securities amortisation fund. Such proceeds also include the residual portion (equal to €1.071 billion) of reimbursements of the bond issued by Monte dei Paschi di Siena and acquired by the Treasury, which was collected in 2015. In addition, these estimates incorporate the assumption of gradual exit from the Unified Public Treasury as from 2017 and a modest reduction of the MEF's liquidity balances (approximately 0.17 percent of GDP in 2017 and 0.14 percent of GDP in 2018). The interest rate scenario used for the estimates is based on implicit projections derived from the forward rates on Italian government securities with respect to the period for compiling this document.
3) Inclusive of non-consolidated interest.

On the other hand, the especially favourable conditions in terms of cost of the financing and the consequent, albeit modest, acceleration of the issuance of securities will provide the MEF with a slightly higher liquidity balance than that estimated in the EFD, although the increment will likely be neutralised by the reduction of the debt of the European EFSF mechanism16.
As in the previous forecast, the debt-to-GDP profile starts to descend as of 2016. Accordingly, these estimates are consistent with those in the EFD with reference to the series profile, even though the level is slightly higher (by
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16 At the end of February 2015, the Hellenic Financial Stability Fund (HFSF), which was set up for the recapitalisation of Greece's banks as part of the second programme of aid to Greece, repaid almost €11 billion of EFSF securities. Italy's portion of the reduction, which goes to reducing Italy's public debt, was just a little over €2 billion.

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approximately 0.5 percent) from 2016 to 2018, and then closes 2019 at a lower target (by approximately 0.2 percent).
More specifically, the debt-to-GDP ratio for 2016 is projected to stand at 131.4 percent, decreasing by approximately 1.4 percentage points compared with 2015. In comparison with the previous estimate, such reduction is approximately 0.2 points less, mainly due to an increase in the public sector borrowing requirement and a lower level of nominal GDP projected for 2016.
In 2017, the debt-to-GDP ratio under the policy scenario continues to decline significantly, moving back in line with the reduction forecast in the EFD in April, mostly due to the gradual improvement of the macroeconomic prospects. In 2018, the ratio falls to 123.7 percent, declining by more than 4 percentage points – thereby surpassing the EFD estimates – as a result of a higher real economic growth rate compared with the previous estimate (increase of more than 0.1 percent), a slightly more accentuated pace of reduction of the borrowing requirement, and a revision of the policy scenario for revenue from privatisations (which rises to 0.5 percent of GDP compared with the 0.3 percent in the EFD).
In 2019, the final year of the forecast, the descent continues at a more rapid pace than in the previous estimates (3.9 percentage points versus the 3.4 percentage points in the EFD), mainly due to a sizeable reduction of the public administrations cash balance, which should be a surplus.

FOCUS
Medium/long-term trend of Italy's pension system

The projections for the medium/long-term trend of the pension expenditure-to-GDP ratio17 incorporates assumptions about birth rates, mortality rates and net flow of migrants underlying the ISTAT's baseline scenario, with 2011 as the base year18. With reference to the macroeconomic framework, the real GDP growth rate averages 1.5 percent per year over the long term. The employment rate increases by 9-10 percentage points, for the 15-to 64-year age bracket, compared with the 2010 value. For the 2015-2019 period, the growth assumptions are consistent with those outlined in this document in the macroeconomic scenario based on unchanged legislation.

The projections at unchanged legislation incorporate the effects of the measures contained in the reforms adopted19 as well as the adjustment on a three-year basis (every two years from 2021) of the transformation coefficients, and with the same frequency, the eligibility requirements for retirement updated on the basis on life expectancy. This adjustment is done through the procedures that fall completely within the sphere of administrative action and that ensure the certainty of the dates established for the future revisions20.

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17The medium-/long-term trend of the pension expenditure-to-GDP ratio is to be presented upon implementation of the provisions set out in Article 1, Paragraph 5 of Law No. 335 of 1995. The national accounting data related to pension expenditure and GDP have been computed in accordance with the new European System of Accounts (ESA 2010).
18More specifically, the assumptions are: i) an increase in life expectancy of 6.7 years for men and 6.5 years for women between 2011 and 2060, ii) a birth rate gradually converging to 1.6 and iii) a net flow of immigrants that goes from an annual average of approximately 280,000 during the first ten years of projections, to an annual average of approximately 180,000 toward the end of the forecast period. Reference should nonetheless be made to ISTAT (2011), http://demo.istat.it.
19The forecast also takes into account the overall effects of the Decree-Law No. 65/2015, converted with Law No. 109/2015, inclusive, in Article 1, of the principles of the Constitutional Court Ruling No. 70/2015 as booked according to the criteria indicated by the statistical authorities, and thus with exclusion from the forecast of the level of expenditure for the year of 2015 of the charges for arrears to be booked to Account D99 (capital account transfers).
20 As of 2013, the adjustment of the requisites for retirement eligibility has been carried out on the basis of a managerial decree dated 6 December 2011, published in the Official Journal of the Italian Republic on 13

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After growing of the 2008-2010 three-year period (exclusively due to the acute recession), the pension expenditure-to-GDP ratio was adversely impacted by the continuing recession in the years thereafter (and in particular, the contraction of GDP for the 2012-2014 three-year period).

Starting in 2015-2016, and with the presence of more favourable growth and the gradual continuation of increasing the requirements for pension eligibility, the pension expenditure to- GDP ratio is projected to decrease, and to reach 15 percent around 2030. The decline reflects the effect of containment coming from i) increasing the requisites for retirement eligibility and ii) the introduction of the contributions pension system. Such effects will offset the negative effects caused by demographic transition.

In the 15 years thereafter, a stronger negative impact of demographic trends and the effects on pension payments consequent to the deferral of retirement in prior years are likely to be stronger than the containment effects of the regulatory framework. The growth of the pension expenditure-to-GDP ratio should continue to 2044, reaching 15.5 percent. In the final part of the forecast period, the ratio decreases significantly, falling to 13.7 percent in 2060. The decrease is essentially due to the completion of the changeover from a mixed pay-as-you-go/contributions system to a contributions system, which will cause a deceleration in the trend of newly paid pensions (including for the effect of the revision of the transformation coefficients), as well as the gradual elimination of the cohorts of pensioners born during the Baby Boom.

The projection trend shows how the reform of the pension system over the past two decades has essentially managed to offset the potential medium-/long-term effects of demographic transition on public expenditure on pensions, as also recognised at an international level21.

PUBLIC EXPENDITURE FOR PENSIONS AS % OF GDP

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December 2011 and the adjustment of the transformation coefficients has been done on the basis of a managerial decree of 15 May 2012, published in Official Journal of the Italian Republic on 24 May 2012. The adjustment of the requisites as of 2016 (an additional 4 months), in accordance with the regulatory framework (Article 12, Paragraph 12-bis of Decree-Law No. 78 of 31 May 2010, converted with amendments by Law No. 122 of30 July 2010) has been decided at least 12 months prior to the date on which the adjustment goes into effect, with a managerial decree of 16 December 2014, published in the Official Journal of the Italian Republic on 30 December 2014. The adjustment of the transformation coefficients occurring 2016 has been established on the basis of a managerial decree of 22 June 2015 published in the Official Journal of the Italian Republic No.154 on 6 July 2015.
21Economic Policy Committee-European Commission (2015), The 2015 Ageing Report: Economic and Budgetary Projections for the 28 EU Member States (2013-2060). The next update of the Ageing Report is planned for the year of 2018.

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FOCUS
Pension reform

The new rules introduced by the reform adopted with Law No. 214/2011 have significantly changed the pension system, improving its sustainability in the medium/long term and ensuring greater fairness between generations.

The reform required the contributions system be extended as of 2012 to all workers, including the workers who, on the basis of preceding legislation, would have received a pension calculated according to the earning-related system (namely, all individuals who had made more than 18 years of contributions as of 31 December 1995). In line with the regulatory-institutional structures of most European countries, the reform confirms two types of retirement: a) retirement at a mandatory age as set by law, with at least 20 years of contributions; and b) early retirement with a longer period of contributions, allowed at a lower age than the mandatory retirement age22.

Starting in 2013, all age requisites (including those for obtaining social allowances) and the requisite for qualifying for early retirement regardless of age are indexed to changes in life expectancy as measured by ISTAT with reference to the three previous years. The adjustment of the retirement eligibility requirements to changes in life expectancy will occur every three years and, starting from the adjustment subsequent to 2019, every two years, on the basis of an entirely administrative procedure23. In addition, starting from 2013, the calculation of the transformation coefficients24 at the time of retirement is extended until age 70. Other protection measures are likewise provided so as to guarantee more gradual application of the reform, namely, to take into account specific factors in relation to proximity to retirement and difficult situations related to staying in the labour market, cases that have all be outlined at a regulatory level25.

As a result of all of the reforms implemented since 2004, the average retirement age (taking into consideration both the mandatory retirement age and the requisites for early retirement) rises from 60-61 during the 2006-2010 period to approximately 64 in 2020, 67 in 2040 and then around 68 in 2050. Cumulatively, the savings derived from the overall reform process started in 2004 amount to around 60 percentage points of GDP until 2050. One-third of those savings is due to the reform introduced with Law no. 214/2011 and two-thirds to previous measures.

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22 For detail on the minimum age requirements and the minimum contributions needed to qualify for an old-age pension, early retirement, and social allowances, see the box on the reform of the pension system included in the Update to the 2012 Stability Programme.
23 As of 2013, the adjustment of the requisites for retirement eligibility has been done on the basis of a managerial decree dated 6 December 2011, published in the Official Journal of the Italian Republic on 13 December 2011. The adjustment of the requisites as of 2016 (an additional 4 months), in accordance with the regulatory framework (Article 12, Paragraph 12-bis of Decree-Law No. 78 of 31 May 2010, converted with amendments by Law No. 122 of 30 July 2010) has been done at least 12 months prior to the date on which the adjustment goes into effect, with a managerial decree of 16 December 2014, published in the Official Journal of the Italian Republic on 30 December 2014. It is worth noting that prevailing law contains a guarantee clause on the basis of which the minimum age requirement for old-age pensions may be no less than 67 for anyone becoming eligible for retirement for the first time as from 2021. In any event, on the basis of ISTAT's more updated demographic forecasts, the aforementioned objective could be ensured by as early as 2019.
24 The transformation coefficient is also to be adjusted with the same calendar used for adjusting the requisites for retirement. The adjustment taking effect on 1 January 2016 was adopted by managerial decree of 22 June 2015, published in the Official Journal of the Republic of Italy on 6 July 2015.
25 The protection measures refer to approximately 170,000 individuals. Such persons met the requisites after 31 December 2011 (all people who met the requisites by such date are expressly exempt from the application of the new requisites for retirement) but have difficulty of remaining in the labour market; such persons must also fall within the categories expressly defined by the law. Such persons were able to retire and receive pensions starting in 2013, and the process will continue in the next few years.

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PUBLIC EXPENDITURE FOR PENSIONS AS % OF GDP UNDER DIFFERENT ASSUMPTIONS

III.5  THE DEBT RULE AND OTHER RELEVANT FACTORS

The rule establishes that the Member States whose debt exceeds the threshold of 60 percent of GDP must reduce such excess at an adequate rate. In order for the reduction to be considered 'adequate', the gap between the debt-to-GDP ratio and the threshold of 60 percent must be reduced by one twentieth per year, calculated with reference to the average of the three years preceding the year of measurement.
From an operational perspective, the respect of the debt rule is assessed on the basis of three successive quantitative conditions. More specifically, if the debt is above 60 percent of GDP and the gap compared with the benchmark (average of the past three years) is not closed, two other scenarios are tested, and namely: a) if, on the basis of the Commission's projections at unchanged policies and/or on the basis of the country's policy scenario, a correction is projected in the two years following the current year (forward-looking benchmark); and b) if the gap compared with the retrospective benchmark is attributable to effects of the economic cycle. The benchmark to be respected is the most favourable of the three described above.
For the Member States recently subject to an Excessive Deficit Procedure (EDP), a three-year transition period is provided in the application of the debt rule, starting from time of the correction of the excessive deficit. During this period of transition, the Member States affected must provide a structural fiscal adjustment such as to guarantee constant and realistic progress toward the (most favourable) debt benchmark (the so-called Minimum Linear Structural Adjustment (MLSA)). The MLSA must nonetheless be configured so as to respect the following conditions:

1)	the annual structural adjustment must not vary by more than 0.25 percent of GDP from the minimum structural adjustment required;

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2)	at any time during the transition period, the remaining annual structural adjustment must not exceed 0.75 percent of GDP.

Italy went through a transition period in 2013-2015, and should converge toward the debt benchmark through a constant and linear adjustment (MLSA). Such adjustment is currently quantified as a positive change of the structural balance in 2015 equal to 1.6 percentage points of GDP in the scenario based on unchanged legislation and 1.2 percentage points of GDP in the policy scenario (Table III.6). As in 2014, the government considers the additional fiscal effort required in 2015 to be neither feasible nor desirable in view of the existence of the so-called "relevant factors".
In a document sent to Commission in February 201526, the government justified the decision to deviate from the path of convergence toward the benchmark compatible with the debt rule by citing the following relevant factors: 1) the continuing effects of the economic crisis, in view of the contraction of the rate of real GDP growth in Italy in 2013 and in 2014; 2) the need to preclude that excessive fiscal consolidation (as required for the purpose of observing the conditions established by the rule) would cause further deterioration of the debt-to-GDP ratio, as a result of the negative impact on economic activity due to the high fiscal multipliers; 3) the continuing risks of deflation that would have made the required debt reduction even more difficult and counterproductive; and 4) the costs related to the implementation of an ambitious structural reform plan capable of facilitating the resuming of potential growth and the sustainability of the debt in the medium term.
After having detected (as part of the 2015 Winter Forecast) an excessive deviation compared with the debt-rule benchmark, the European Commission, in accordance with the provisions of Article 126(3) of the Treaty, prepared a report on 27 February 2015 so as to evaluate the possible presence of relevant factors and to decide whether or not to open an EDP.
In view of an in-depth analysis, the European Commission concluded that it did not have to consider the overshooting with respect to the adjustment required by the debt rule to be significant for Italy for 2015 and did not open an EDP.
More specifically, the following were considered as mitigating factors: i) the respect of the preventive arm of the Stability and Growth Pact; ii) the adverse economic conditions (low growth and low inflation), which have made it more difficult for Italy to reduce its debt-to-GDP ratio according to the rigorous rate set by the debt rule, and finally, iii) the initiation of structural reforms capable of increasing potential growth and consequently, the sustainability of the public debt in the medium term. This stance was subsequently confirmed by the European Commission and the European Council in June upon of the publication of the recommendations about Italy's Stability Programme (2015 EFD).

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26 In this regard, see the document entitled "Relevant Factors Influencing Recent Debt Developments in Italy" sent to the European Commission in February 2015 and available at: http://www.tesoro.it/inevidenza/article_0079.html.

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TABLE III.6: MINIMUM LINEAR STRUCTURAL ADJUSTMENT (MLSA) AND CHANGE NEEDED IN THE STRUCTURAL BALANCE SO AS TO GUARANTEE RESPECT OF THE DEBT RULE
	2013	2014	2015
Scenario a based on unchanged legislation:
Minimum linear structural adjustment (a)	0.8	0.8	0.8
Carryover from previous year (b) (1)		0.3	1.1
Forecast change in structural balance (c) (2)	0.5	0.0	0.3
Additional adjustment needed (d)=(a+b-c)	0.3	1.1	1.6

Policy scenario:
Minimum linear structural adjustment (a)	0.7	0.7	0.7
Carryover from previous year (b) (1)		0.2	0.9
Forecast change in structural balance (c) (2)	0.5	0.0	0.3
Additional adjustment needed (d)=(a+b-c)	0.2	0.9	1.2
1) The "Carryover from previous year" in line (b) is equal to the value of line (d) "Additional change necessary" with reference to year t-1. In essence, the adjustment not made in year t-1 is carried over to year t.
2) The "Forecast change in structural balance" in line (c) is identical to that presented in Table III.3. Note: Discrepancies, if any, are due to rounding.

The public finance targets under the policy scenario in this Update are aimed at making effective use of the flexibility granted by the Stability and Growth Pact, in the case of implementation of significant structural reforms and investments that will bolster the Italian economy's potential growth. The forthcoming Stability Law will introduce measures for 2016, with a budget aimed at supporting economic growth and consequently at reinforcing the conditions for the sustainability of the debt-to-GDP ratio in the medium term.
With the expected return to more ‘normal’ conditions for GDP growth in the next few years, the government is committed to returning in 2016 to the process of decreasing the debt in accordance with the benchmark indicated by the debt rule.
Accordingly, in the next three years, the debt-to-GDP ratio under the policy scenario is projected to decline in line with the requirements of the forward-looking benchmark, thereby ensuring that the rule will be respected as early as 2016, on the basis of the projections for 2018. The debt forecast under the policy scenario is expected to converge in 2018 to a level of 123.7 percent of GDP; at 0.1 points below the forward-looking benchmark, such level will ensure the respect of the rule. This result is contingent on the planned fiscal adjustments to the primary surplus and the realisation of privatisation proceeds equal to 0.5 percent of GDP during the 2016-2018 three-year period.

TABLE III.7: IMPACT ON DEBT-TO-GDP RATIO OF FINANCIAL AID TO EURO AREA AND SETTLEMENT OF PUBLIC ADMINISTRATION'S PAST-DUE TRADE PAYABLES
	2013	2014	2015	2016	2017	2018	2019
Total impact of financial aid % of GDP	3.5	3.7	3.6	3.5	3.4	3.2	3.2
including: ESFS	2.1	2.2	2.1	2.0	2.0	1.9	1.8
ESM	0.7	0.9	0.9	0.9	0.8	0.8	0.8
Direct aid to Greece	0.6	0.6	0.6	0.6	0.6	0.6	0.5

Impact of trade debt % of GDP	1.2	2.2	2.5	2.4	2.3	2.2	2.1
Total impact % of GDP	4.7	5.9	6.1	5.9	5.6	5.4	5.2

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III.6  MAIN PUBLIC FINANCE MEASURES ADOPTED IN 2015

In the months following the presentation of the 2015 EFD in April, the government adopted various urgent provisions27 regarding pensions and social safety nets, the organisation and running of the judicial system, tax incentives in favour of banks and financial institutions, measures in favour of local government, measures directed to dealing with natural disasters occurring in previous years, and provisions to guarantee public order and security and to counteract healthcare emergencies. In addition, in July, a law was approved covering the reform of the national education system and the training of teaching personnel28.
Considered altogether, the measures adopted, in line with the policy-scenario targets in the 2015 EFD, will entail an increase in the net borrowing of the public administrations of approximately €2.1 billion in 2015 and approximately €0.4 billion in each of the years of the 2016-2019 period. The effects on the borrowing requirement are of the same magnitude.
Such effects are the result of the measures contained in Decree-Law No. 65 of 2015 regarding provisions to implement the Constitutional Court Ruling No. 70 of 2015, which declared that the unconstitutionality of the provisions contained in Decree-Law No. 201 of 2011 calling for the total de-indexation in the 2012-2013 two-year period of pensions whose amount exceeded three times' the minimum pension. With Decree-Law No. 65 of 2015, and the accompanying Report to Parliament29, the government provided, inter alia, for the amendment of the automatic revaluation of the pensions due for 2012 and 2013, and the application, as a result of the court's ruling, of a partial revaluation mechanism30. The provisions have been designed so as to safeguard the public finance targets (thus ensuring the continuing reduction of the budget balances and the public debt in line with the parameters established at a European level) and, at the same time, to round out this process with criteria of solidarity within the pension system, and the principles of adequacy, gradualism and proportionality articulated by the Court.

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27 Decree-Law No. 65/2015, converted by Law No. 109/2015, Decree-Law No. 78/2015, converted by Law No. 125/2015 and Decree-Law No. 83/2015, converted by Law No. 132/2015.
28 Law No. 107/2015.
29 Report pursuant to Article 10-bis, Paragraph 6 of Law No. 196/2009.
30 More specifically, the decree provides that the pensions up to three times' the minimum will be 100 per cent revalued for 2012 and 2013 (as already provided by Decree-Law No. 201/2011 per such pensions); the pensions between three and four times' the minimum will be 40 per cent revalued, while those between four and five times' the minimum and between five and six times' the minimum will be respectively revalued by 20 per cent and 10 per cent. For pensions whose amount is more than six times' the minimum, no adjustment is provided, even though there is a safeguard clause for the pensions of a total amount around such limit. For 2014 and 2015, the revaluation related to the years of 2012 and 2013 has instead been set at 20 per cent of the amounts set for the months of the 2012-2013 two-year period, and as from 2016, 50 per cent of the amounts set for the months of the 2012-2013 two-year period.

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TABLE III.8: CUMULATIVE NET IMPACT OF THE LAST BUDGET MEASURES APPROVED IN 2015 ON GENERAL GOVERNMENT NET BORROWING (in € mn; before netting out induced effects)
	2015	2016	2017	2018	2019
Decree-Law No. 65/2015 (converted by Law No. 109/2015)	-2,180	-489	-479	-469	-460
Decree-Law No. 78/2015 (converted by Law No. 125/2015)	22	7	5	7	9
Decree-Law No. 83/2015 (converted by Law No. 132/2015)	20	25	35	45	45
Law No. 107/2015	0	11	0	3	0

NET BORROWING	-2,138	-445	-439	-414	-407
% of GDP	-0.1	0.0	0.0	0.0	0.0

BORROWING REQUIREMENT	-2,138	-445	-439	-414	-407
% of GDP	-0.1	0.0	0.0	0.0	0.0
Note: The percentages of GDP have been calculated with respect to the projections based on unchanged legislation. Discrepancies, if any, are due to rounding.

The provisions considered entail expansionary measures (incremental expenditure and tax reduction), amounting to approximately €5.5 billion in 2015, €8.5 billion in 2016, €9.2 billion in 2017, €11.3 billion in 2018 and €7.6 billion in 2019 (Table III.9). Approximately 60 per cent of the resources for financing such measures will come from expenditure adjustments. Almost two-thirds of the adjustments refer to current expenditure, and basically entail the use of State budget funds previously established for the implementation of specific measures. On the revenue side, the other part of the financing comes from the revision of the taxation of the write-downs and losses on loans of banks, financial institutions, and insurance companies, and the personal income taxes on the revaluation of pensions for the years of 2012 and 2013. The incremental revenue also includes amounts related to the measures for school personnel, personnel in the justice system, and the armed forces and police.

TABLE III.9: CUMULATIVE NET IMPACT OF THE LAST BUDGET MEASURES APPROVED IN 2015 ON GENERAL GOVERNMENT NET BORROWING (in € mn; before netting out induced effects)
	2015	2016	2017	2018	2019
Gross fiscal package	3,323	8,068	8,755	10,858	7,193
Incremental revenue	957	3,842	3,746	5,416	1,346
Lower expenditure	2,366	4,226	5,009	5,442	5,846
- current expenditure	1,922	3,168	3,140	3,147	3,147
- capital expenditure	444	1,058	1,869	2,295	2,700
Measures financed	5,461	8,514	9,194	11,272	7,600
Lower revenue	498	4,708	5,339	6,970	3,734
Incremental expenditure	4,963	3,806	3,856	4,302	3,866
- current expenditure	2,012	3,760	3,801	4,227	3,736
- capital expenditure	2,952	46	55	75	130
Effects on net borrowing	-2,138	-445	-439	-414	-407
Net change in revenue	459	-866	-1,593	-1,553	-2,387
Net change in expenditure	2,597	-421	-1,153	-1,139	-1,980
- current expenditure	89	592	661	1,080	590
- capital expenditure	2,508	-1,013	-1,814	-2,220	-2,570
Note: Discrepancies, if any, are due to rounding.

With reference to the government sub-sectors (Table III.10), the measures enacted will entail, for the 2015-2019 period, a deficit for the social security

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funds, which is attributable to the provisions contained in Decree-Law No. 65 of 2015 for the revaluation of pensions. This deficit will be partially offset by the improvement in the net borrowing of the central and local governments (with respect to 2016, 2017 and 2018 only).

TABLE III.10: CUMULATIVE NET IMPACT OF THE LAST BUDGET MEASURES APPROVED IN 2015 ON GENERAL GOVERNMENT NET BORROWING BY SUB-SECTOR (before netting out induced effects; in € mn)
	2015	2016	2017	2018	2019
GENERAL GOVERNMENT	892	203	277	83	711
- net change in revenue	594	-659	-1,256	-1,386	-1,555
- net change in expenditure	-298	-863	-1,533	-1,469	-2,265

LOCAL GOVERNMENT	-60	374	313	516	-125
- net change in revenue	-6	80	-33	129	-544
- net change in expenditure	54	-294	-346	-387	-419

SOCIAL SECURITY FUNDS	-2,970	-1,023	-1,030	-1,013	-992
- net change in revenue	-129	-287	-304	-297	-288
- net change in expenditure	2,840	736	726	716	704
TOTAL	-2,138	-445	-439	-414	-407
Note: Discrepancies, if any, are due to rounding.

More specifically, the measures adopted include those aimed at streamlining and standardising the procedures and the timing for the payment of benefits by Social Security Fund (INSP). Furthermore, as from 1 June 2015, pensions, allowances, and attendant allowances paid to the disabled, and lifetime annuities paid by the National Insurance Institute for Accidents at Work (INAIL) are paid on the first day of each month (or the day thereafter, if the first day is a holiday or a bank holiday), with a single payment mandate. As from 2017, such payments will instead occur on the second banking day of the month. With further reference to pensions, a change in the revaluation coefficient has been made with respect to the total contributions used as the basis for computing accrued pensions, so as to avoid negative revaluation of the contributions paid. The revaluation coefficient may no longer be less than 1.0, except in the cases of recovery to be effected with respect to subsequent revaluations (such recovery is not contemplated for the first application)31.
With regard to the labour market, an increase is to be made to the Social Fund for Employment and Training in order to refinance exceptional social safety nets and salary supplementation in relation to solidarity contracts32. Two legislative decrees33 have also been approved (without effects on the budget balance of the general government) containing measures addressing: i) the needs

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31 Decree-Law No. 65/2015 converted by Law No. 109/2015.
32 Decree-Law No. 65/2015 converted by Law No. 109/2015.
33 Legislative Decree No. 80/2015 and Legislative Decree No. 81/2015

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to reconcile work and family life; ii) the standardised governance of labour contracts; iii) and the revision of regulations regarding job duties34.
The numerous measures regarding the education sector35 have been mainly financed through the use of the resources of the special fund set up with the 2015 Stability Law. An extraordinary plan has been authorised for the hiring of teaching personnel to be assigned to state schools, and training for permanent teaching staff has been made mandatory. With reference to the latter, a prepaid credit card (with a nominal value of €500 per year) has been instituted, and may be used by teachers for: purchasing books, publications, and journals useful for professional development; registration in courses for updating and refining skills; and participation in undergraduate or post-graduate courses with respect to the individual teacher's professional profile. A new fund, which is to be distributed among various scholastic institutions across the country, will be used for merit-based compensation of teaching staff, and will be assigned on the basis of an assessment of teaching activity. The assessment will take into account the quality of teaching, the scholastic yield, the design and planning of the teaching methodology used, innovativeness, and the contribution to the overall improvement of the school. The school assessment system is also being strengthened, with new resources allocated to The National Institute for the Evaluation of the Education and Training System (INVALSI) for the purpose of national surveys about learning, self-assessment tests, and Italy's participation in international surveys. The reform provides for new responsibilities to be vested with school principals with regard to training plans and management of the teaching personnel, with the compensation therefor coming from an increase in the Single Fund for Position and Results Compensation. A special expenditure authorisation will finance the performance assessment of school principals to be carried out by special regional school administration units. Increases have been made in resources for operating scholastic institutions, while a new fund has been created for the improvement and the enhancement of teaching. In addition, refinancing has been approved for: the construction of schools and universities; initiatives to secure schools buildings; and the extraordinary maintenance and plant upgrade of buildings used for scholastic instruction, artistic, musical and choral training, and university residences. Financing has also been made available for work-school projects at technical and professional institutes and upper secondary schools, with investments also being made in developing students' digital skills. Fiscal incentives have been introduced under the form of a tax credit in favour of individuals who make cash donations to investments in favour of all of the institutions in the national education system, for the construction of new schools, maintenance and enhancements to existing schools, and support to initiatives that improve the employability of students. Finally, additional tax benefits granted to households include a deduction, for personal income tax purposes, of 19 per cent of the expenditure sustained for the payment of tuition at state-recognised private schools, for an annual amount of no more than €400.
New resources have been made available to the communities affected by the earthquakes that took place on 20 and 29 May 2012, for the purposes of reconstruction and economic recovery. In addition, an exemption from the

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34 The coverage of the charges in relation to the two decrees is ensured by the special fund set up with the 2015 Stability Law for the financing of regulatory measures related to the labour market.
35 Law No. 107/2015.

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property tax (IMU) has been extended until 31 December 2016 for buildings destroyed or declared not conforming to standards as a result of the earthquakes. The Domestic Stability Pact (DSP) targets for the municipalities and provinces located in the Region of Emilia Romagna have been reduced for the same purposes36.
Additional provisions have been outlined for ensuring public order, security, and public safety in relation to various non-recurring events, such as the increase in the flows of migrants in the Mediterranean area, the intensification of international terrorism activity, and the expected flow of foreigners into Italy for EXPO 2015 (now in process) and the Extraordinary Jubilee Year (2015-2016). The use of the armed forces for controlling the national territory and overseeing sensitive targets and sites has been continued for these purposes, and extraordinary authorisations have been granted for the hiring of personnel to be assigned to the police force and the national corps of firefighters. New resources have also been tapped for boosting the activity to prevent infectious diseases, and to ensure more efficient execution of the healthcare controls with respect to preserving health and preventing the spreading of disease at an international level37. Finally, an increase has been made to the resources within the special fund to be used for handling non-deferrable needs that may surface as part of the management of these events38.
With reference to the provisions designed to ensure the contribution of the territorial entities to the country's public finances, it is noted that the targets within the Domestic Stability Pact (DSP) for the Valle d'Aosta Region have been scaled back. In addition, liquidity advances have been made to local entities operating under special commissioners so as to allow those entities to comply with the terms of payment on commercial transactions; such advances are to be repaid, with interest, as of 2019. Finally, the procedures to be implemented for ensuring the containment of the healthcare expenditure have been defined, and the effects thereof are already incorporated in the trend of expenditure; the procedures are considered for ensuring the respect of the public-finance targets39.
Starting from 2015, banks, financial institutions and insurance companies can fully deduct the costs of loan write-downs and losses, with this approach replacing a previous system whereby such costs could only be deducted over a five-year period. At the same time, the taxation of the past portions of write-downs and losses accrued through the tax year of 2014 is also being revised for these entities40.
In order to allow for greater efficiency and optimisation of the services of the justice system and the implementation of web-based civil proceedings, resources have been appropriated for projects to install and upgrade information systems,

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36 Decree-Law No. 78/2015 converted by Law No. 125/2015.
37 Decree-Law No. 78/2015 converted by Law No. 125/2015.
38 Decree-Law No. 83/2015 converted by Law No. 132/2015.
39 In the implementation of the provisions of: Article 46, Paragraph 6, of Decree-Law No. 66/2014; letter E) of the agreement sanctioned by the Permanent Conference for the Relationships between the State, the Regions and the Autonomous Provinces of Trento and Bolzano of 26/02/2015; Article 1, Paragraph 398 of Law No. 190/2014; agreement sanctioned by the Permanent Conference for the Relationships between the State, the Regions and the Autonomous Provinces of Trento and Bolzano of 02/02/2015; Articles 9-bis-9 sexies of Decree-Law No. 78/2015; and Article 1, Paragraph 556 of Law No. 190/2014.
40 Decree-Law No. 83/2015 converted by Law No. 132/2015.

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and authorisations have been granted for the recruitment of administrative personnel coming from a wide range of entities and for the retraining of workers already within the justice system. Finally, fiscal incentives are being tested for assisted negotiation and arbitration, with a tax credit of €250 granted upon the successful negotiation or conclusion of arbitration so as to offset the costs of the attorneys or arbitrators involved in the respective proceedings41.

III.7	PUBLIC PROPERTY VALUE ENHANCEMENT PLAN AND PRIVATISATIONS

Plan's purposes

The plan to enhance the value of public assets is an integral part of the government's economic and budget strategy because it entails both the public finance benefits in relation to expenditure recovery and public debt reduction, and significant implications for efficiency in the management of public assets.
With reference to real properties, there are two main aspects to the plan: i) generating income on the most attractive assets, through changes in the purpose of use of the properties and their transfer to managed funds for subsequent sale on the market; and ii) more efficient business management of the properties used for institutional purposes, through the streamlining of the space used and more diligent analysis of the extent to which the rents are consistent with market conditions. The requalification and divestiture efforts call for involvement of all institutional levels, which is necessary for completing the implementation of fiscal and state-property federalism. The federalism system is aimed at: enhancing, in functional terms, the value of State assets transferred to local entities; and the reduction of debt at a local level.
The aforementioned efforts are rounded out by the planned market placement of corporate shareholdings held by the State and the shareholdings involved in the programme initiated in 2015 to streamline local entities. These transactions are aimed, inter alia, at improving the financial/economic efficiency and business development of companies in which public-sector entities have invested, including via the procurement of new capital from Italy and abroad; they are also designed to improve the market regulation and the growth of competition in the sectors involved.
An in-depth analysis of the portfolio of shareholdings has led to the identification of various privatisation options. Certain divestitures that had been planned in prior years were finalised in 2014 with respect to companies indirectly held by the State, or held through subsidiary companies. The transactions include the sale of interests in Fincantieri, CDP Reti, TAG (Trans Austria Gasleitung), through the Cassa Depositi e Prestiti, and Ray Way, a company indirectly held by the MEF through RAI. Planning is now ongoing for transactions in relation to Grandi Stazioni and Cento Stazioni, two companies held by the Ferrovie dello Stato Italiane S.p.A., and active in the management, upgrade, and requalification of railway stations. Important progress has been made in 2015 with respect to

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41 Decree-Law No. 83/2015 converted by Law No. 132/2015.

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transactions related to the privatisation of the interests held directly by the State in ENAV, Poste Italiane42 and STMicroelectronics.
Applicable laws and regulations provide that the proceeds derived from the divestiture of the State's direct holdings are to be used for the reduction of the public debt. Instead, the proceeds from the placement of shareholdings indirectly held by the MEF may be distributed to the public shareholder as dividends, or may be used as a capital injection to the respective holding company. The consummation of the transactions is nonetheless conditioned upon the presence of favourable market conditions that will allow for realising the best value on such assets.

Results for the first nine months of 2015

As part of the process of divesting the State's real property holdings, the 2015 Stability Law provided for the sale of buildings held by the Ministry of Defence that are no longer used for institutional purposes, with the proceeds therefrom expected to total at least €220 million in 2015, and €100 million in 2016 and in 2017. With a view toward generating such returns, the Ministry of Defence has made available certain buildings that have already been upgraded and are ready for sale. Negotiations are already under way with investors, including the Cassa Depositi e Prestiti, for the consummation of the sale transactions by the end of 2015.
As part of the implementation of the provisions of the 2014 Stability Law, a 'Proposed Buildings 2015' initiative was undertaken with the involvement of the State Property Agency, and addressed to municipalities, provinces, regions and other public entities, which were requested to propose owned properties to be upgraded and sold. These entities presented applications for properties with a total value of approximately €2.7 billion. The property portfolio was later split into standard portfolios for the purpose of sale or value enhancement through the various channels provided by the law (public auction, restricted proceedings, sale through direct negotiation, or transfer to the real estate funds managed by INVIMIT)43.
With reference to the direct funds managed by INVIMIT44, proceedings were concluded for the contribution of public properties to the funds related to INAIL and the Latium Region, which are accordingly fully operational. More specifically, according to the data of the business plan, the public properties contributed have a values of €67 million and €73 million, respectively.

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42 In May 2014, two Decrees of the Prime Minister were issued for the respective regulation of the sale of a maximum of 40 per cent of the capital of Poste Italiane and 49 per cent of the capital of ENAV, through public offerings to retail investors (including employees of the two companies) and institutional investors (IPO) for the purpose of a market listing of both companies.
43 With reference to the sales through direct negotiations pursuant to Article 11-quinquies of Decree-Law No. 203/2005, it is worth noting that CDP resold in 2015 a total of six buildings previously acquired from the public administrations, whose sale price amounted to €125.5 million, thereby confirming that the transactions in which CDP is involved are market-based.
44 INVIMIT is the company, 'Investimenti Immobiliari Italiani Società di Gestione del Risparmio Società per Azioni' set up in May 2013, and whose capital is wholly owned by the Ministry of the Economy and Finance. The company's objective is to enhance the value of public assets through four direct funds (i3-Inail, i3-Regione Lazio, i3-Inps, i3-Università), the State/Defence Fund and the 'i-3 Core' Fund of Funds.

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With an MEF decree, a State/Defence Fund45 has been created for the transfer of properties divested by the Ministry of Defence and other State administrations. Through the territorial segment of the i3-Core Fund of Funds, INVIMIT is also involved in the process of the divestiture of real properties owned by provinces, which should supply the liquidity needed by the provinces for managing the delicate process of transition toward the new institutional framework.
The MEF is making use of an information system for the activity of enhancing the value of the assets. Set up in February 2010, this system was designed for the annual reporting of the components of the assets of the public administrations, and is the tool for pinpointing the magnitude and value of public assets - data which are essential for efficient management and value enhancement of the same46.
With reference state-property federalism, the process of transferring State assets to local entities continues: in one month alone (17 July to 28 August 2015), the State Property Agency transferred 104 assets47 thereby completing the definitive transfer without payment of 2,578 assets of the 5,628 applications accepted nationwide (approximately 50 per cent).
Instead, with reference to the state-property federalism for cultural assets48, in the same period, the State Property Agency transferred two historical/artistic properties to two municipalities in Liguria and Apulia for projects concerning the recovery, safeguarding and cultural enhancement of the same49.
With reference to the privatisations of the companies directly controlled by the State, in August 2015, Poste Italiane and the MEF filed an application with CONSOB for approval of an offering memorandum50 concerning the public sale offer of shares in Poste Italiane, for the purpose of the market listing of the same. In the presence of appropriate market conditions and subject to CONSOB's approval of the offering memorandum and admission to trading on Borsa Italiana S.p.A., the shares could be listed by the end of autumn 2015.
With reference to ENAV, the process of preparing for a market listing was inaugurated with the MEF's selection of the legal and financial advisors. In addition, other formalities needed for the listing have been carried out, and regard the preparation of a regulatory proposal oriented toward the simplification of the procedures related to the financial relationships between ENAV and the State, and the construction of a new regulatory framework more in line with EU regulations with regard to the supply of air navigation services. In accordance with the indications provided by the financial advisor, the procedures for reducing ENAV's capital in an amount equal to €180 million have been completed in order to ensure the company has an adequate mix of financing. Finally, the proceedings for identifying the banks to lead the underwriting and placement consortium are

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45 Decree-Law No. 98/2011 Article No.33, Paragraphs 8-ter and 8-quater.
46 The results about the reporting done to date are contained in reports available at: http://www.dt.tesoro.it/it/cartolarizzazioni/patrimonio pa/.
47 The procedure is provided by Decree-Law No. 69/2013, Article 56-bis converted by Law No. 98/2013.
48 Legislative Decree No. 85/2010, Article 5, Paragraph 5.
49 There are 227 technical work groups active between the requesting municipalities and the Ministry for Culture and Tourism, for the definition of programmes to enhance value for cultural purposes. A total of 87 of 133 programmes presented by local entities has been approved, while the transfer proceedings have been concluded for 48 buildings definitively turned over to the municipalities.
50 As provided by Article 94 of Legislative Decree No. 58 of 24 February 1998.

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coming to a close,51 and this will make it possible to be able to proceed with the offering of the securities and the consequent market listing sometime in the first half of 2016.
With reference to the equity interest held in STMicroelectronics Holding, the compliance formalities needed for the sale of this holding to the CDP Group are now in process. The CDP Group has been designated as the buyer for the purpose of maintaining public control on par with that of the public shareholder in France, in respect of the commitments undertaken in the shareholder agreements with the French shareholder. The transaction is expected to close by year end.
Preliminary activities have also been undertaken to finalise the MEF's sale to CDP of a 12.50 per cent interest in the Italian Investment Fund.
The MEF has also embarked on the initial efforts to identify the most suitable means for the privatisation of the Italian State Railways, working with both the company and Ministry of Infrastructures and Transportation. The MEF has selected the financial and legal advisors, who will provide assistance in first identifying such means and then supporting the entire privatisation process. A technical work group has been established to analyse the legal and regulatory aspects of the market in which the company operates, to evaluate their impact on the privatisation, and to pinpoint the most appropriate solutions for planning and executing the transaction. The technical work group is staffed by representatives of the Ferrovie dello Stato Italiane S.p.A., the Ministry of the Infrastructures and Transportation, and the Ministry of the Economy and Finance.
Finally, in February 2015, the MEF sold a package of ENEL shares to leading national and international banks, through an accelerated book-building process. The share package equated to 5.74 per cent of ENEL's capital, and the sale thus reduced the MEF's holding from 31.24 per cent to 25.50 per cent. The amount for the sale of the ENEL shares was overall equal to approximately €2.2 billion.
The following table summarises the results achieved and the objectives set in the previous planning documents and confirmed in this document. In 2014, the proceeds from Monte dei Paschi of Siena's bond repayments were used for reduction of the public debt. Such proceeds, along with those realised from the privatisations of indirect shareholdings, made it possible to reach and exceed the pre-set objective. The proceeds from the indirect shareholdings were entirely reinvested in the capital of the holding company. Considering the sales already completed and the current projections of GDP growth, reaching the 2015 target will require transactions that generate at least €3.7 billion.

TABLE III.11: PRIVATISATION PROCEEDS BASED ON UNCHANGED LEGISLATION
	2014		2015
	Level (1)	% of GDP	Level (1)	% of GDP
Direct shareholdings, sales of real estate, and other financial income realised	3,000	0.2	3,451	0.2
Indirect shareholdings	3,255	0.2
Total proceeds realised	6,255	0.4	3,451	0.2
Target		0.4		0.4
(1) Values in € million.

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51 Decree-Law No. 332/1994, Article 1, Paragraph 5, converted by Law No. 474/1994.

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In 2015, activities have continued in relation to the plan to streamline the shareholdings of local entities, as presented by the former Extraordinary Commissioner for the Spending Review on 7 August 201452. The 2015 Stability Law provided for the 2015 start-up of a process to streamline equity investments directly or indirectly held by regions, autonomous provinces, provinces, municipalities, chambers of commerce, universities, public university institutions, and port authorities. According to the law, the administrations involved were to define the operational plans, containing the methods and timing for implementation and expected savings, and were to publish such plans on their respective web sites by 31 March 2015. The plans were transmitted to the respective regional sections of the Court of Auditors for checking the legal and regulatory aspects thereof. The reporting of the Court of Auditors updated to May 201553 indicates a high degree of variability between regions regarding compliance with the deadline: in some regions, more than 50 per cent of the entities had complied, whereas in others, the percentages were much lower. The entities affected must reduce their shareholdings, through sale or aggregation, by 31 December 2015, whereas they must prepare a report by 31 March 2016, detailing the results achieved by the rationalisation process. The aforementioned report must be published on the respective web sites, and submitted to the Court of Auditors.
The law empowering the government to reorganise the public administrations, enacted on 7 August 201554 has mandated the government to prepare a consolidated act on the subject of shareholdings, with the priority of simplifying regulations and promoting competition. The reorganisation of the regulations in relation to equity investments held by local entities will need to define: i) the criteria and procedures for identifying the corporate form to be adopted; ii) the instruments for managing the investments so as to ensure the pursuit of public interest and to avoid distortion of competition, inclusive of objective criteria in order to identify the need for sale; iii) measures aimed at ensuring the achievement of quality, efficiency, effectiveness and profit-and-loss objectives, including via the reduction of the number of the shareholdings and the aggregation of the same; iv) the instruments to promote transparency and comparability of data on earnings and financial position; v) a system for sanctioning the local entities who fail to implement the rationalisation principles; vi) the instruments for safeguarding employment in the event of restructuring and/or privatisation of the companies in which the investments are held; and vii) a reinforcement of the transparency and reporting on the part of the investee companies with respect to the local entities.

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52 The plan was prepared according to the provisions contained in the Article 23 of Decree-Law No. 66/2014, converted by Law No. 89/2014.
53 Court of Auditors, 'The equity investments held by territorial entities - 2015 Report, Resolution No. 24 of 2015.
54 Law No. 124/2015.

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III.8 CONTENTS OF THE DOMESTIC STABILITY PACT

The Domestic Stability Pact55 (DSP) defines i) the contribution of local entities to the three-year public finance budget, and ii) the obligations for certifying achievement of the objectives to the Ministry of the Economy and Finance. To date, the pact has set the planning objectives in terms of financial balances for municipalities, provinces and metropolitan cities, and the nominal growth of final expenditure for the regions.
In view of Law No. 243 of 2012, the objectives regarding financial balances and expenditure will be gradually phased out starting in 2016, and replaced by the budget equilibrium rule that requires the entities to achieve a balanced budget in nominal terms56. The 2015 Stability Law reinforced the DSP, providing that ordinary-statute regions and the Region of Sardinia would convert to the budget equilibrium rule in 2015 (instead of 2016) in substitution of the previously prevailing DSP rules.
In 2015, the government adopted a decree regarding territorial entities57 that modified the rules approved with the 2015 Stability Law, thereby allowing for higher investment expenditure, initiatives aimed at improving the supply of services, and the safekeeping of the territory for certain local entities with extraordinary needs.
As established in the State, Cities and Local Autonomies Agreement of 19 February 2015, the 2015-2018 targets set for the municipalities have been amended, although without any change to the overall contribution of these local entities.
Greater financial leeway has been given to municipalities that intend to make specific types of expenditures (for up to €100 million per year in the 2015-2018 period). Specifically, these are outlays for natural disasters and for securing the territory and school buildings; the exercise of the function of group head in the event of joint management of certain functions; and final verdicts resulting from disputes related to structural failures and expropriation proceedings.
In order to facilitate the recovery of activity and to allow for the implementation of reconstruction plans, the targets in the Domestic Stability Pact (DSP) has been scaled back for 2015 only, with respect to the municipalities affected by natural disasters in the current year and the municipalities in the Emilia Romagna Region affected by the earthquakes in 2012, up to the total limit of €20 million; such amendments have been carried out by making use of the flexibility provided by the vertical regional pact58. In addition, for 2015, state

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55 The Pact was introduced by Article 28 of a law in relation to the 1999 Budget Law, in order to favour compliance with the parameters for public finance convergence as set at a European level through the Stability and Growth Pact. The regulation has been subject to various reforms over the years, with an essentially new draft thereof drawn up in 2008 with the introduction of the three-year correction of the public accounts for 20092011 (Decree-Law No.112/2008, converted by Law No. 133/2008, Article 77-bis).
56 The rule provides for achievement of a positive balance or breakeven between revenue and final expenditure in the forecast phase and budget reporting, and a positive or breakeven balance with reference to the current accounts. Equilibrium must be reached on both an accrual and cash basis.
57 Decree-Law No. 78/2015 converted by Law No. 125/2015.
58 The horizontal and vertical regional pacts activated in 2010 (Article 1, Paragraphs 138 and the paragraphs thereafter of Law No. 220/2010) respectively allow for the reformulation of the individual objectives between local entities belonging to the same region or between the region and the entities belonging to the region's territory, in the respect of the overall objectives set by the DSP for the individual segments (regions, provinces, municipalities and metropolitan cities).

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contributions of €530 million to offset the limits set by the 2015 Stability Law regarding the increases in the taxation rates for the real property tax (IMU) and the tax on indivisible services (TASI) will be excluded from final revenue for the purposes of the DSP. Other state contributions of €80 million to the City of Milan and the provinces in order to overcome extraordinary financial needs will also be excluded from final revenue for the DSP59.
The government's decree also has a provision to exclude from the DSP the expenditures sustained by the municipalities classified as metropolitan cities to match the co-financing of EU structural funds, for a maximum of €700 million, extending the measure already provided by the 2015 Stability Law for ordinary-statute regions and the Region of Sardinia. The measure is an incentive for the entities to use the resources made available by the European Union in the 2007-2013 and 2014-2020 financial planning phases, with a special focus placed on the priority works that are part of the Strategic Infrastructure Programme.
Aside from expanding the framework for exceptions within the DSP, the new regulations also scale down the sanctions for the failure to comply with the DSP in 2014: the reduction of the resources in the Municipal Solidarity Fund and the Provincial Rebalancing Fund is equal to 20 per cent of the shift between the target balance and the financial result achieved, and is no longer equal to the entire shift60. Also excluded from the applications of sanctions for the failure to comply with the DSP in 2012 or in prior years are the local entities having declared financial difficulties and subject to more stringent controls.
The balanced-budget rules that were applicable to the ordinary-statute regions and the Region of Sardinia have been amended so as to allow greater margins for expenditure.
For the purposes of achievement of a balanced budget in 2015, the following will not be considered: commitments for direct investments and for capital contributions (from the accrued balance between revenue and final expenditure) for the regions whose timeliness in payments in 2014 was better than the timing outlined in national regulations as part of the implementation of European Directive No. 35 of 2000.
Specific measures have been introduced to reduce the structural delay in the payment of past-due debts for 2015 only, and they are consistent with the measures adopted in recent years. The fund established in 2013 to ensure the liquidity for payments of certain, liquid and enforceable debts of the public administration61 has been increased by €2 billion to facilitate the payment of the non-healthcare-related past debts of the regions and autonomous provinces, whereas the term for accrual of the receivables eligible for payment was extended from 31 December 2013 to 31 December 2014. The incremental residual payments concerning expenditure for the purchase of goods and services and the transfers of current portion to local entities subject to the DSP (effected against the aforementioned liquidity advanced) have been excluded from the cash

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59 Decree-Law No. 78/2015 converted by Law No. 125/2015, Article 8, Paragraph10, Article 8, Paragraph13-ter, Article 8, Paragraph13-quater.
60 For the provinces and metropolitan cities, this sanction applied cannot exceed 2 per cent of the current revenue booked in the latest definitive accounts.
61 Decree-Law No. 35/2013 converted by Law No. 64/2013, Article 1, Paragraph 10.

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balances used for the purpose of determining the achievement of a budget balance62. The increase in the appropriation does not entail any additional charges for the public finances since it will be financed through the use of the resources requested by the local entities and the NHS entities for the payments of past debts, but resources that had not yet been disbursed.
The decree regarding local entities also modifies several provisions of the 2015 Stability Law regarding the use of the resources appropriated for the Incentive-based Vertical Pact63. In ratifying the agreement of 26 February 2015 reached at the Permanent Conference for the Relationships between the State, the Regions and the Autonomous Provinces of Trento and Bolzano, the decree redefines the procedures for reformulating the objectives within the individual regions, and redirects the financial leeway transferred from the region to local entities toward higher capital payments, prioritising the trade debt payments for the principal accrued as of 31 December 2014.
With regard to the active policies for employment, the new decree allows the provinces and the metropolitan cities to execute fixed-term labour contracts, with an expiration no later than 31 December 2016, exclusively for ensuring the continuity of the services provided by employment centres. For the municipalities of the Calabria Region, an extension has been granted for the procedures of stabilising useful social staff, as already provided by applicable laws and regulations. Both measures are provided even in the event of the non-respect of the DSP in 2014. Finally, in order to tackle the extraordinary healthcare-related situations contemplated for the Jubilee, the Latium Region will get an extraordinary subsidy of approximately €33.5 million, and the application of limitations on hiring fixed-term personnel for the regional healthcare service has been suspended for 2015-2016.

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62 Decree-Law No. 78/2015 converted by Law No. 125/2015, Article 8, Paragraph 5.
63 The incentive-based vertical Pact, introduced starting from 2012, provides budget room to the regions that they may grant to the municipalities within their own territory in the form of financial leeway, to support further expenditures, especially in the capital account, without incurring the violation of the DSP.

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IV.1 STRATEGY AND TIME SCHEDULE FOR THE REFORMS

With only months since the presentation of the National Reform Plan, the government remains firmly committed to moving ahead with its reform plan, on a basis consistent with the policy-scenario objectives set out in April and bearing in mind the new challenges that the European Commission indicated in the Country Specific Recommendations (CSR) addressed to Italy at the end of the European Semester.
All the actions undertaken are extremely important at present, since their implementation is a fundamental part of the medium-term strategy for fiscal consolidation and reduction of public debt. Consistent with European objectives, this strategy is based on structural reforms and support to investment.
From this perspective, the policy-scenario measures - and those recently approved - are directed at impacting the nation's economy over the long term, and include initiatives in relation to taxation, the public administration, the justice system, the education system, competition, and infrastructures. These are actions that reinforce one another, whose short-term effects are essential for correcting the macroeconomic imbalances affecting the country. However, in the long term, these actions will serve for guaranteeing sustainable and continuing growth.
Much has been done in these months. The institutional reforms that the government inaugurated when taking office have been partially completed with the approval of the legislative bill for electoral reform, a necessary condition for ensuring a certain and stable regulatory framework that is essential for attracting foreign investment and therefore, for sustaining growth. As an integral part of the changes to the institutional framework that the government is striving to make in order to modernise the country, the constitutional reform is to be concluded in 2016, with the confirming referendum. These are two basic steps for running the state in a proper and competent manner, which, in turn, is needed for the effectiveness of public decisions and the efficiency of public spending, both of which are essential for maintaining control over public finance.
The approval, on schedule, of the law to reform the public administration is a decisive issue in this regard, as it will impact the public at large (by simplifying administrative procedures and ensuring the certainty of the rules and response times), businesses (by supporting productive investment) and public services (by eliminating inefficiencies and waste). With the completion of the reform, the government aims to restore the public's confidence, through more transparent procedures and simplification of the relationships with the public administration. The emphasis also goes to improving the confidence of businesses that have not

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only had to deal with the economic crisis, but also administrative barriers and uncertainties that have slowed investment. In line with the European Commission, the reform of the public administration has prioritised the establishing of efficiency principles and the streamlining of state owned enterprises as well as companies that supply local public services, with the objective of steadily introducing criteria for competition and efficiency coherent with the EU dictates.
The government's long-term strategy is aimed at improving public welfare and the environment in which businesses operate, and it also envisions significant reform of the taxation system, including for the purpose of reducing fiscal pressure. With the completion of the implementation of the enabling law for fiscal reform, the government has committed to establishing a more equitable, transparent, simplified and growth-oriented system.
In recent months three new delegated decrees were approved concerning electronic invoicing, abuse of the law, and international expansion of businesses. Other forthcoming five decrees are aimed at the reorganisation of the fiscal agencies, the estimation and monitoring of tax evasion and tax erosion, the revision of the sanction system and the discipline of rulings and tax litigation, and the simplification of tax collection rules. Provided that it is compatible with public finance objectives, the government will focus its action on a gradual and permanent reduction of taxation, continuing to pursue the three-year strategy initiated with the €80 payroll bonus and the cutting of the regional tax on productive activity (IRAP) on the cost of labour. Such measures have contributed to increasing disposable income and to triggering a virtuous circle with respect to consumer confidence, and they also tend to suggest that the reforms have started to produce concrete effects.
From 2016 the Government will revise the taxation on real property (IMU) and the tax on indivisible services (TASI), with the dual objective of alleviating the tax burden on households and, indirectly, supporting the recovery of employment in the building sector (which has been very hard hit by the economic crisis). Parallel to the improvement in GDP, the acceleration of the tax cuts will also include a reduction of corporate income tax planned for 2017.
Budgeting tools and structural reforms function much better if they are employed at the same time. In confirming this approach, the government has structured the labour market reform according to a format in which the introduction of new types of contracts is flanked by the cut of the tax wedge and by fiscal relief measures that provide an incentive for businesses to adopt the contracts. Significant efforts undertaken in this regard led to the completion of the implementation of the Jobs Act in mid-2015, and the structural revision of the Italian labour market. This will ensure a robust growth of the activity and employment rates. The reduction of the taxes on labour (in line with recommendations of all international institutions, and in particular, the European Commission) has made it possible to improve Italy's competitiveness, has provided a hiring incentive, and is part of taxation cuts that are sustainable and consistent with budget measures.
In any event, additional measures are needed both to accommodate and to support the signs of a turnaround of the economic cycle that emerged in early 2015; such measures will thus provide continuity to the policies inaugurated in 2014 that placed a new, concrete emphasis on businesses, and particularly, small-

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and medium-sized enterprises (SMEs). The policies focused on the relaunching of productive investment (especially, investments in innovation), those concentrating on the modernisation of corporate finance, and those directed toward reinforcing the international protection of the productive fabric have turned out to be fundamental drivers of economic growth and the growth of employment.
The government is currently committed to delineating a regulatory framework to resolve the issue of non-performing loans. This effort will be accompanied by other measures designed to reinforce the Guarantee Fund and to support research and investment. The government has amended the rules for the deductibility (for the purpose of corporate income taxes and regional tax on productive activity) of the writedowns in the values of loans and loan losses for banks, financial institutions and insurance companies. These measures provide an essential incentive to lenders to dispose non-performing credits, and thus to increase the lenders' margins for granting new credit.
Solving the problem of businesses' limited access to credit is a critical issue that involves various players and requires initiatives on various fronts. In this regard, the government has considered it essential to focus on the bankruptcy law, with reform measures that address the difficulties that businesses experienced in the years of the crisis, facilitating the access to credit in the event of pre-bankruptcy settlements with creditors (concordato preventivo), reviewing the agreements for debt restructuring and bankruptcy proceedings. The reform decree allows for limiting economic losses due to business crises, and where possible, to restore business activity, with benefits at employment level as well.
The new framework for the governance of cooperative banks and banking foundations will be outlined by the end of 2015. This initiative is part of an overall reform of the banking sector designed to make investment in Italian banks more attractive, to facilitate business combinations and sector consolidation, and to stimulate efficiency and the competitiveness, with measures that will also affect the competitive environment.
The measures approved in recent months have a common denominator: they are aimed at encouraging investment, creating the conditions for improvement in the confidence of Italian and foreign businesses and for new resources to be used in productive investments in the country. The government has already taken action to support private investment, with the financial and regulatory measures contained in the 'Finance for Growth' initiative. However, the private sector commitment must be flanked by the public sector's active participation in the country's development, both with additional resources and the administrative capacity to complete infrastructure projects and enhance the value thereof. In this regard, financial resources have been recovered and earmarked for specific initiatives to build and develop the network of physical and digital infrastructures that is essential to Italy's future. The Ultra Broad Band operational programme will be a direct beneficiary of these resources, with an appropriation of €2.2 billion that will allow for getting started with implementation immediately.
The effectiveness of the measures to support investments will be more visible if those measures are included within a broader based strategy for the recovery of the Italian economy's competitiveness. The Strategic Plans for Ports and Airports play a fundamental role in this regard; the government approved these plans based on its conviction that efficiency recovery constitutes a crucial step in

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creating value for the entire national productive system, while also providing an active contribution to the development and cohesion of the Southern Regions.
Other conditions are nonetheless indispensable for sustaining the entrepreneurial environment, and in this regard, the measures referring to the justice system, the fight against corruption, and administration simplification, will play a key role. The completion of the reform of the civil and criminal justice system is an essential step in closing the efficiency gap that has adversely impacted both the public at large and businesses. Important strides have been made in this direction in recent years. Greater productivity of the judicial system has been pursued through changes in laws and regulations that have led to the gradual reduction of the civil case backlog, and the full operability of the business courts. These developments, along with a reduction in tax disputes, will undoubtedly have a positive impact on an essential aspect of running a business. A significant contribution in this regard has come from the introduction of the digital civil trial which results in estimated savings for €48 million per year, and 50 percent reduction in the timing for issuance of injunctions.
Over the past year, the efforts to reduce administrative charges have gained further momentum. As evidence thereof, as of 31 August 2015, some 90 percent of the deadlines provided for the Agenda for Simplification and the related detailed plans had been met. From the measures provided by the Agenda, it will be possible to start by (i) significantly reducing the number of unnecessary procedures that represent a burden to the public at large and to businesses, and (ii) concretely implementing Italy's Digital Agenda. Noteworthy in this regard is the definition of the measures soon to be adopted with respect to the healthcare file. The recently approved reform of the public administration represents a continuation and reinforcement of the simplification actions outlined in the Agenda.
The government's strategy for fiscal consolidation is also based on an extraordinary plan for the value enhancement and sale of real estate, which, together with the sale of shareholdings, is aimed at securing additional resources for reducing the public debt and financing investment.
Since taking office, the government has made debt sustainability the point of reference for the adoption of policies that will be credible and effective over time. The spending review is an essential part of this action, and in this regard, it is part of the government's effort to achieve continuous improvement in spending from the perspective of (i) greater efficiency and (ii) better allocation of the resources to initiatives consistent with economic policy over the long term. The forthcoming Stability Law will continue in this direction, with measures for the containment of public expenditures.

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TABLE IV.1: REFORM TIMETABLE
Policy Area	Done	In progress	Impact on GDP	Timetable

Institutions	Electoral Law for the Chamber of Deputies (L. no. 52/2015).		-	May 2015
		Reform of the Constitution	-	2016

Labour market and social policies	Enabling law on market reform (L. no. 183/2014).			December 2014
	Enabling legislative decrees on: standard open-ended contract (Lgs. D. no. 23/2015); new unemployment benefit scheme (Lgs. D. no. 22/2015).		In 2020: 0.6%; in long term: 1.3%	March 2015
	Enabling legislative decree on: work-life balance (Lgs. D. no. 80/2015); Code of labour contracts (Lgs. D. no. 81/2015).			June 2015

Enabling legislative decree on: wage supplementation scheme; simplification of procedures and equal opportunities; National Agency for Safety and Health at Work; National Employment Agency and active labour market policies .
September 2015

Justice	Reform of civil justice (D.L. no. 132/2014, cvt. in L. no. 162/2014).		In 2020: 0.1%; in long term: 0.9%	November 2014
	Reform of criminal justice (D.L. no. 92/2014 cvt. L. no. 117/2014).		-	August 2014
		Enabling bill on: strengthening special courts for companies and special courts for human rights and family related issues; rationalisation of civil trial; revision of proceedings stages.	-	March 2016
		Bill on revision of penal code, penal proceedings, and certainty in the length of proceedings.	-	December 2015
		Bill against organised crime.	-	March 2016

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TABLE IV.1 (CONTINUED): REFORM TIMETABLE
Policy Area	Done	In Progress	Impact on GDP	Timetable

Taxation	Enabling law on tax reform (L. no. 23/2014).		-	March 2014
	IVA and taxation on capital gains (D.L. no. 66/2014 cvt. in L. no. 89/2014).		In 2020: -0.2%; in long term: - 0.2%	June 2014
	Reduction of the tax wedge on labour (2015 Stability Law – L. no. 190/2014) .		In 2020: 0.4%; in long term: 0.4%	December 2014
	Enabling legislative decrees on: Fiscal simplification and pre-filled tax return (Lgs.D. no. 175/2014).		(Estimates for fiscal simplification are included in the administrative simplification)	November 2014
	Enabling legislative decrees on: Tobacco products (Lgs. D. no. 188/2014); Cadastral committee (Lgs. D. no. 198/2014)		-	December 2014
	Enabling legislative decrees on: certainty of taxation (Lgs.D. no 128/2015); VAT electronic invoicing (Lgs.D. no 127/2015).		-	August 2015
	Enabling legislative decree on: simplifying taxation for international businesses		-	August 2015
	Enabling legislative decree on: monitoring of tax evasion; sanction system and litigation procedures; collecting system; reorganisation of fiscal agencies.		-	September 2015
		Local tax and cadastral reform TASI-IMU (2016), IRES-IRAP (2017), IRPEF(2018)(*)	-	2016-2018

Privatisation	Selling of public shares: Fincantieri (through CDP); CDP Reti; Trans Austria Gasleitung GMbH – Tag (through CDP); RAIWay.		-	2014
	Selling of public shares: ENEL.	Privatisation of Poste Italiane, ENAV, STMicroelectronics Holding, Ferrovie dello Stato (Grandi Stazioni, Cento Stazioni).	Revenues from privatisation for 0.4 p.p. of GDP in 2015, 0.5 p.p. in the 20162018 period	2015 - 2018

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TABLE IV.1 (CONTINUED): REFORM TIMETABLE
Policy Area	Done	In Progress	Impact on GDP	Timetable

Infrastructure	National Strategic Plan for airports.		-	August 2015
	National Plan for ports and logistics (art. 29 of the 'Sblocca Italia' decree - D.L. no 133/2014 cvt. into L. no. 164/2014) preliminary approval by the Prime Minister Cabinet meeting of July 3, 20151.			August 2015
		Review of public procurement. On examination before the VIII Chamber of Deputies' Commission (AC 3194).	-	December 2015

Competition		Ultra-broad band Plan	-	2015
		Annual Law on competition for 2015	In 2020: 0.4%; in long term: 1.2%	2015
		Other measures for competition (*)	-	December 2015

Credit	Measures for the non-performing loans (D.L. no. 83/2015 cvt. in L. no. 132/2015).		-	August 2015
		Strengthening of Central Guarantee Fund for SMEs (*)	-	October 2015
		Enhancement of enterprise networks (*)	-	2015
	Reform of 'Banche Popolari' (D.L. no. 3/2015 cvt. in L. no. 33/2015).		-	March 2015
		Self-reform of cooperative banks and Foundations2		2015 - 2016

Education	'La buona scuola' reform (L. no. 107/2015).		In 2020: 0.3%; in long term: 2.4%	July 2015
		National Plan for Research (*)	-	2015
		National Plan for digital education (*)	-	2015 - 2018

Public Administration and simplification	Simplification Agenda 2015-2017: Simplification for businesses.		-	December 2014
	Enabling law on reforming the Public Administration (L. no. 124/2015).		In 2020: 0.4%; in long term: 1.2%	August 2015 (enabling decrees for Dec. 2015)
		Reform of local public services (*)	-	2015
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1 The Prime Minister Decree of 26th August 2015 was endorsed by the control body no. 2104/2015 of 2nd September 2015.
2 For Foundations, Memorandum of Understanding between ACRI and MEF was signed in April 2015.

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TABLE IV.1 (CONTINUED): REFORM TIMETABLE
Policy Area	Done	In Progress	Impact on GDP	Timetable

Health	National Healthcare Plan 2014-2016.		-	July 2014

Agriculture	Measures for the milk and dairy industry (D.L. no. 51/2015 cvt. in L. no. 91/2015).		-	July 2015
	Implementation of the Common Agricultural Policy.		-	March 2015

Environment		Green Act	-	October 2015
		Environmental taxation (*)	-	2015 - 2016

Spending Review and tax expenditures		Enhancing the efficiency of public spending and revision of tax expenditures.	In 2020: -0.2%; in long term: 0.0%	Structural savings planned up to 2019.

Impact of measures in 2020: 1.8%
Impact of measures in 2025: 3.0%
Impact of reforms in long term: 7.2%

Note: Reforms are split according to their state of advancement in two categories: i) reforms presented in Parliament for approval (in progress) and ii) reforms who have already completed the process of approval and have been published in the Official Journal (done). The reforms that have not been discussed by the Government are marked with the symbol (*).

IV.2	SUMMARY OF THE EUROPEAN COUNCIL RECOMMENDATIONS AND STATE OF REFORMS IMPLEMENTATION

In the process of coordination of economic policies for the European Semester, the European Council in June 2015 adopted specific recommendations for Italy. Table IV.2 summarises the main measures adopted by the government in order to give effective implementation to the European Council Recommendations.
The reforms implementation is a priority for the government3. For this reason, the monitoring of the legislative implementation has been strengthened both in terms of frequency and extension of the assessment, also considering the commitment shown by ministries to enact the measures.
The implementation rate of the reforms of the government in office - as of September 1, 2015 - reached 68.2 percent (see Figure IV.1)4 .
The stock of decrees inherited from previous governments (Letta and Monti), which amounted to 889 measures, fell to 261, with an implementation rate of 74.9 percent.

___
3 For further information see http://www.programmagoverno.gov.it/
4 As for the Government in office, since February 22, 2014 to September 1, 2015, the approved laws amount to 212, 40 percent of which are legislative decrees, 43 percent draft laws and 17 percent decree laws. So far 118 legislative acts were published in the Italian Official Journal, 47 percent of which does not require any implementation act, while 53 percent needs 532 implementing acts.

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IV. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

TABLE IV.2: RESPONSES TO THE EUROPEAN COUNCIL RECOMMENDATIONS
Specific Recommendation	Measures	Relevance
CSR.1. Achieve a fiscal adjustment of at least 0.25% of GDP towards the medium- term objective in 2015 and of 0.1% of GDP in 2016 by taking the necessary structural measures in both 2015 and 2016, taking into account the allowed deviation for the implementation of major structural reforms. Swiftly and thoroughly implement the privatisation programme and use windfall gains to make further progress towards putting the general government debt ratio on an appropriate downward path. Implement the enabling law for tax reform by September 2015, in particular the revision of tax expenditures and cadastral values and the measures to enhance tax compliance

The flexibility in 2016 will lead to an estimated structural deficit of 0.7% in 2016 according to the Commission methodology. The structural budget balance is postponed to 2018 and maintained in 2019. The net borrowing is set at 2.6% in 2015, and over the period 2016 - 2018 at 2.2, 1.1 e 0.2% respectively, without considering in 2016 a potential margin of flexibility up to 0.2% to be agreed within the Growth and Stability Pact, accounting for the financial impact of the migration emergency; in 2019 a surplus of 0.3% is foreseen. In the planned scenario the debt-to-GDP ratio is set to 132.8% in 2015, expected to decline significantly in the following three-year period (131.4 in 2016, to reach 119.8% in 2019).
Structural fiscal adjustment

Revision of Health expenditure. Progress in the implementation of rationalization of public purchase of goods and services through centralised public procurement (34 aggregating purchasing entities were selected and authorized; new memorandum between MEF and CONSIP signed). Additional resources for the payment of debts in arrears by public administrations. Regions rescheduled their debts by means of CDP. Spending review: structural savings planned up to 2019.
Public expenditure efficiency

Privatisation plans for Enel, FS, Enav, Poste Italiane, STMicroelectronics. Transfer of public real estate to local entities, value enhancement and dismissal of State owned buildings. The targets set by the Government in the DEF2015 are confirmed: expected revenues from privatisation amount to 0.4 p.p. of GDP in 2015 (0.2 already realized), 0.5 p.p. in 2016, 2017 and 2018.
Public debt sustainability

Progress in the implementation of the enabling law on reforming the fiscal system. Approved the following measures: simplifying taxation for international businesses; VAT electronic invoicing; certainty of taxation. Draft enabling legislative decrees on: reorganisation of fiscal agencies; monitoring of tax evasion; sanction system and litigation procedures; rationalisation of the collecting system.
Fiscal system sustainability

The Stability Law 2015 introduced a cut in the tax wedge through the full deductibility (for businesses and professionals) of the cost of labour hired with an open ended contract from the IRAP taxable base; permanent personal income tax bonus of €80 for employees with an annual income less than €26,000); the total exemption from the payment of social-welfare contributions due on the new full-time open-ended contracts signed before December 31, 2015.
Reducing tax wedge on labour

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TABLE IV.2 (CONTINUED): RESPONSES TO THE EUROPEAN COUNCIL RECOMMENDATIONS
Specific Recommendation	Measures	Relevance
CSR.2. Adopt the planned national strategic plan for ports and logistics, particularly to help promote intermodal transport through better connections. Ensure that the Agency for Territorial Cohesion is made fully operational so that the management of EU funds markedly improves.

Approved the National Strategic Plan for harbour and logistics, with the aim of relaunching the competitiveness of the national shipping network; boosting the transportation of goods and passengers, easing the intermodal freight transportation. The Plan includes measures for: simplifying and reducing administrative burdens; boosting competitiveness and transparency; increasing the accessibility of land to sea networks; further integrating the logistic system; improving infrastructures; spurring innovation and sustainability; ameliorating resources management; promoting national coordination by reforming the governance of the sector.
Developing the harbour and logistics system

Increased the coordination between the Customs and Monopolies Agencies for the simplification of the import/export procedures in the port system. With the Italian Coast Guard, simplified the pre-clearing procedures to present custom declarations on a pre-arrival basis in several Italian ports.
Administrative simplification
	The enabling law on reforming of Public administration orders the rationalisation of port authorities and their governance.	Rationalisation of port authorities

The national plan for airports selected 38 airports of national strategic interest, as they are essential for the exclusive competences of the State. Among them, there are 12 airports of strategic relevance as part of the Trans-European Networks.
Developing the airport sector
	The Cohesion Agency is becoming fully operational thanks to the setup of the Board of Directors (in May) and the Board of Auditors (in June 19, 2015).	Efficiency in the management of EU Funds

In June 30, 2015, the expenditure certified to the European Commission by Italy in implementing the  programs financed by EU funds has reached 79.8% of the total budget. The increase in spending compared to December 31, 2014 was of 3.1 billion (+6.5 p.p. of the total resources programmed).
Monitoring of the EU Funds management

Started in July 2015, the Governance and Institutional Capacity Building - National Operational Programme 20142020, supported by Italy and the Commission, is designed to address the main problems and challenges arising from the country specific recommendations (regarding the administrative capacity and efficiency, the reform of justice, the better management of the ESI Funds and the strengthening of the Administration in implementing the public policies of investment).
Improving the EU Funds management

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TABLE IV.2 (CONTINUED): RESPONSES TO THE EUROPEAN COUNCIL RECOMMENDATIONS
Specific Recommendation	Measures	Relevance
CSR.3. Adopt and implement the pending laws aimed at improving the institutional framework and modernising the public administration. Revise the statute of limitations by mid-2015. Ensure that the reforms adopted to improve the efficiency of civil justice help reduce the length of proceedings.

Finally approved the new electoral law for the Chamber of Deputies. Redrawn also the parliamentary constituencies according to the new electoral system, each of which is represented by more than one Member of Parliament.
Institutional architecture

Approved in August the enabling law reforming the Public Administration. Among the main lines of intervention: rationalization of state owned enterprises, reorganization of public management, digitization of administrative services and accounting procedures, rationalization of the prefectures and chambers of commerce. The revision of the state owned enterprises discipline and the reorganization of the local public services is deferred to delegated acts of the government.
Reorganization of the Public Administration

Approved the law of in the field of corruption, against patronage and vote buying, accounting fraud and money laundering. False accounting becomes punishable for all companies, not only for those listed and the thresholds for punishment exemption are abolished. Penalties for crimes against the public administration are tightened. For those collaborating with the justice system there is a discount of penalty.
Anticorruption and efficiency in Public Administration

Completed the assessment on staffing across public administrations. Approved personnel equalization tables, according to the various legal systems of professions existing in the public sector, with the aim of facilitating the internal mobility process. The staff previously working in provinces will be relocated to regions and local authorities (provincial police and employment services personnel).
Efficiency in the Public Administration staffing

In agriculture, measures have been adopted to improve the efficiency of the PA. In particular, it is under way the reorganization of the companies and agencies under surveillance of the Ministry,the reorientation of the technical assistance in favour of consulting, both in the livestock sector and in that for cultivation. Simplifications in the management of the CAP 2015-2020.
Rationalization of public entities in the agricultural sector

The performance analysis of civil justice shows a steady improvement. In January 2015, the new civil cases registered decreased by 20%. In December 2013, the civil backlog amounted to 5.2 million cases and, at the end of 2014, the figure fell to 4.9 million (-6.8%). At the end of 2014 the registration of new causes of separation and divorce reduced by 40% with respect to the year before.
The tax dispute fell thanks to the introduction of alternative procedures for dispute resolution.
Reducing the length of civil proceedings

Invitalia assisted the Ministry of Justice to develop the Telematic Notification System (SNT), finally set up. The system allows the courts to be fully in line with the law and to speed up the internal procedures as well as to reduce the amount of papers required.
Digitalisation of judicial procedures

Regarding the tax courts, at the end of 2014 the pending litigation stood below 600,000 cases (-9.5% with respect to the previous year). The figures at June, 30 2015 confirm the downward trend of the total pending tax disputes: -2.3% compared to 2014 and -8.1% compared to June, 30 2014. Regarding the new appeals to tax authorities, in 2014 the number of those presented at first instance is lower by -10.1% compared to 2013.
Reducing the length of tax dispute

The use of PEC in the procedural communications anticipated the full implementation of the digital tax trial, with clear and direct benefits for both the administrative staff working in Tax Commissions and the parties involved in the tax judgment.
Digitalisation of tax trial
	Started the first phase of implementation of the digital tax trial. The launch is scheduled for December, 1 2015 in the local and regional Tax Commissions of Tuscany and Umbria.	Digital tax trial

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TABLE IV.2 (CONTINUED): RESPONSES TO THE EUROPEAN COUNCIL RECOMMENDATIONS
Specific Recommendation	Measures	Relevance
CSR.4. Introduce binding measures by end-2015 to tackle remaining weaknesses in the corporate governance of banks, particularly the role of foundations, and take measures to accelerate the broad-based reduction of non-performing loans.

In April 2015 a protocol between ACRI and MEF was signed, in order to reform the regulation of Banking Foundations. It responds to the need that Banking Foundations be the main stakeholder while respecting the autonomy of participated banks, as well as diversify their investment.
Implement the agreed reform of Banking Foundations

The secondary legislation required to implement the reform of cooperative banks (decree law no.3/2015) have been adopted. Starting from the day this legislation entered into force, the cooperative banks owning assets higher than €8 billion have 18-month to modify their status into a limited company.
Tackle remaining weaknesses in the corporate governance of banks

Legislative Decree no.72/2015 has been approved. It implements the Directive 2013/36/UE and reforms the regulation on managers and shareholders. Bank of Italy supervisory powers have been enlarged, adding the possibility of removing one or more members of the board and managers of the bank. The administrative sanctions has been totally reviewed, by adopting a system in which the company is sanctioned the first.
Tackle remaining weaknesses in the corporate governance of banks

European Enabling Law 2014 also implements the Directive 2014/59/EU (so called Directive BRRD) which draws a new framework for the recovery and bankruptcy procedure for banks and investment companies. National law will discipline a new resolution mechanism, alternative to the forced administrative liquidation. A bail-in process will be applied, a resolution mechanism to be activated when the capital writing off is not sufficient to cover the losses. Public supporting measures will be strongly limited. In September, the government approved in a preliminary examination, two legislative decrees concerning the recovery and resolution of banks and investment company, thus implementing the European Enabling Law.
Tackle remaining weaknesses in the corporate governance of banks

Decree Law n. 83/2015 changed the previous system of loss deduction in five annual instalments for the purposes of IRAP and IRES, providing for the total deductibility in the year of allocation of write-downs and credit losses for credit and financial institutions and insurance companies.
Accelerate the reduction of non-performing loans

With the Decree Law no.83/2015, the government intervened to solve the difficulties in accessing credit by firms: a new restructuring agreement has been introduced involving financial creditors (i.e. banks and intermediaries) with the possibility of credit's deferment.
Accelerate the reduction of non-performing loans

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TABLE IV.2 (CONTINUED): RESPONSES TO THE EUROPEAN COUNCIL RECOMMENDATIONS
Specific Recommendation	Measures	Relevance
CSR.5. Adopt the legislative decrees on the use of wage supplementation schemes, the revision of contractual arrangements, work-life balance and the strengthening of active labour market policies. Establish, in consultation with the social partners and in accordance with national practices, an effective framework for second-level contractual bargaining. As part of efforts to tackle youth unemployment, adopt and implement the planned school reform and expand vocationally-oriented tertiary education.

Implementation of the enabling law reforming the labour market. Approved the following measures: i) the standard open-ended contract with increasing protection according to tenure; ii) the universal unemployment benefit scheme associated to stronger active labour market measures; iii) work-life balance measures; iv) simplification of contractual models and administrative procedures; v) reorganization of the active labour market policy; vi) simplification and rationalisation of the inspection activity.
Flexibility and job protection
	Implementation of Youth Guarantee. Measures to support young self-entrepreneurs. Strengthen the link between school and work. Revision of the apprenticeship discipline.	Support to youth employment
	Negotiation among stakeholders on the representativeness of trade unions.	Strengthen the second-level contractual bargaining
	Digitalisation of the social security compliance certificate (DURC).	Simplification of administrative procedures

Approval of the 'La buona scuola' reform: greater autonomy in school governance and planning; increased tenured teaching staff thanks to an extraordinary recruiting plan; developing teachers' competencies through  permanent learning; new evaluation system for teachers with careers linked to performances.
Investment in human capital
	Accomplished the first self-evaluation report by schools. Strengthen the National Agency for the Evaluation of the University and Research Systems (ANVUR).	Evaluation of the school system and research

More resources to the school system; fiscal incentives to taxpayers with the 'school bonus'. School building interventions for architectural and technological enhancement and for improving the energy efficiency.
Upgrading school buildings

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TABLE IV.2 (CONTINUED): RESPONSES TO THE EUROPEAN COUNCIL RECOMMENDATIONS
Specific Recommendation	Measures	Relevance
CSR.6. Implement the simplification agenda for 2015-2017 to ease the administrative and regulatory burden. Adopt competition- enhancing measures in all the sectors covered by the competition law, and take decisive action to remove remaining barriers. Ensure that local public services contracts not complying with the requirements on in- house awards are rectified by no later than end-2015.

Published the second monitoring report on the implementation of the Simplification Agenda. As of August 31, 36 out of 40 deadlines set by the Agenda were met (90% of the total), with detailed programming.
Simplification Agenda for 2015-2017: Monitoring Report

As of August 31 2015 the implementation of the Simplification Agenda shows the first results: all the ordinary Regions adopted the standardised and simplified models for the construction sector, which are the most used by citizens (namely CIL and CILA); full adoption of the pre-filled tax return for permanent employees and pensioners; activation of a tax tutoring reservation service and strengthening of e-channel for tax assistance.
Simplification Agenda for 2015-2017: Implementation
	The enabling law reforming Public Administration sets simplification measures immediately applicable.	Administrative procedure simplification

In April 2015, the government presented before Parliament the draft of the first annual law on competition. The draft was approved by the Chamber of Deputies and is now before the Senate. The draft law sets provisions of immediate application as well as some enabling acts to government. The law intervenes in several sectors: insurance so as to contain costs and counteract frauds; communications so as to favour mobility in the pay-tv market; post, banks, pharmacies, professional services and energy sector so as to further enhance competition. In addition, the draft law pursues the goals of costs reduction for citizens and firms, as well as modernisation and ease of investments in the sectors under consideration.

Annual competition law

Concerning the progress in the web based information system for monitoring the implementation of the measures, it should be noted that the system has been put in place in line with the time schedule and after a trial phase, it is now in use by all ministries.

FIGURE IV.1: RENZI GOVERNMENT: IMPLEMENTATION RATE

Note: Implementation rate calculated on the base of the terms set Source: Prime Minister Cabinet – Ufficio per il programma di Governo.

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APPENDIX

APPENDIX

TABLE A1: EFFECTS OF DECREE-LAW NO. 65/2015 ON GENERAL GOVERNMENT NET BORROWING (in € mn; before netting out induced effects)
	2015	2016	2017	2018	2019
INCREASES IN RESOURCES	1,423	250	252	257	262

Increase in revenue	659	242	237	233	229
Changes to automatic revaluation of pensions to be applied with reference to revaluation indices for 2012- 2013 (implementation of Constituional Court Ruling No. 70/2015 - fiscal effects)	659	241	236	232	227
Other	0	1	1	1	2

Decrease in expenditure	764	9	15	23	33
Reduction of Fund for Refinancing Reform of Social Safety Nets, Employment Services and Active Policies	762	0	0	0	0
Reduction of commissions to banks and Poste Italiane Spa for services covering the payment of pensions	1	6	11	14	14
Other	1	3	4	10	20

USE OF RESOURCES	3,603	739	731	726	722

Decrease in revenue	0	0	0	0	0

Increase in expenditure	3,603	739	731	726	722
Changes to automatic revaluation of pensions to be applied with reference to revaluation indices for 2012- 2013 (implementation of Constituional Court Ruling No. 70/2015)	2,839	730	715	701	687
Social Fund for Employment and Training	762	0	0	0	0
Streamlining of payment procedures for Social Security Payments (INPS) and INAIL lifetime annuities	1	6	11	19	27
Other	1	3	4	6	8

EFFECT ON NET BORROWING	-2,180	-489	-479	-469	-460
Note: Discrepancies, if any, are due to rounding.

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TAV. A2: EFFECTS OF DECREE-LAW NO. 78/2015 ON GENERAL GOVERNMENT NET BORROWING (in € mn; before netting out induced effects)
	2015	2016	2017	2018	2019
INCREASES IN RESOURCES	382	81	40	48	42

Increase in revenue	22	10	13	21	25
Extraordinary hiring of police and firefighters (fiscal effects)	8	5	0	0	0
Adjustment to standard funding AIFA (fiscal effects)	0	1	4	7	8
Extension of use of military personnel in operations to control the national territory (fiscal effects)	13	0	0	0	0
Other	1	3	9	14	17

Decrease in expenditure	361	71	28	27	17
Reduction of tax credits on instalments of mortgages for reconstruction of Emilia	140	0	0	0	0
Reformulation of resources for natural disasters 2012 -Reduction in Office of the Prime Minister resources	98	26	0	0	0
Reduction of Fund for Discounting Long-term Contributions	60	0	0	0	0
Reduction of expenditure related to CONSAP incoming payments of liquidity earmarked for Fund for Non-Deferrable Needs	59	11	0	0	0
Other	4	33	28	27	17

USE OF RESOURCES	361	73	36	41	34

Decrease in revenue	13	26	0	0	0
Extension to 31 December 2016 of real property tax exemption for properties located in areas hit by earthquakes on 20 and 29 May 2012	13	26	0	0	0

Increase in expenditure	348	47	36	41	34
Measures in favour of residents of areas hit by natural disasters on 20 and 29 May 2012	205	0	0	0	0
Liquidity advances to local entities under commissioners	0	10	10	10	0
Adjustment to staff endowment of AIFA	0	3	8	14	17
Extraordinary hiring of police and firefighters	17	11	0	0	0
Enhancements to measures for the surveillance of the controls to preserve health and prevent disease at an international level	3	2	2	2	2
Extension of use of military personnel in operations to control the national territory (personnel and operating charges)	41	0	0	0	0
Redetermination of the Domestic Stability Pact target for the Region of Valle d'Aosta	60	0	0	0	0
Reduction of the Domestic Stability Pact targets for the municipalities and provinces in the Region of Emilia Romagna	20	0	0	0	0
Other	2	20	15	15	15

EFFECT ON NET BORROWING	22	7	5	7	9
Note: Discrepancies, if any, are due to rounding.

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APPENDIX

TAV. A3: EFFECTS OF DECREE-LAW NO. 83/ 2015 ON GENERAL GOVERNMENT NET BORROWING (in € mn; before netting out induced effects)
	2015	2016	2017	2018	2019
INCREASES IN RESOURCES	49	3,353	4,054	6,082	2,341

Increase in revenue	0	2,547	2,475	4,129	45
Basket of residual portions of past credit writedowns and credit losses for banks, financial institutions and insurance companies	0	2,512	2,430	4,084	0
Hiring of administrative personnel from entities across a broad area (fiscal effects)	0	22	45	45	45
Retraining of personnel within justice system (fiscal effects)	0	13	0	0	0

Decrease in expenditure	49	806	1,580	1,953	2,296
Deductibility of credit writedowns and credit losses for banks, financial institutions and insurance companies - deferred tax assets	0	720	1,485	1,860	2,203
Use of Fund for Justice System Efficiency Enhancements	49	85	94	93	93
Other	0	1	0	0	0

USE OF RESOURCES	29	3,328	4,020	6,037	2,296

Decrease in revenue	0	3,095	3,808	5,439	2,203
Basket of residual portions of past credit writedowns and credit losses for banks, financial institutions and insurance companies	0	0	0	0	1,661
Deductibility of credit writedowns and credit losses for banks, financial institutions and insurance companies	0	3,095	3,808	5,439	542

Increase in expenditure	29	233	212	598	93
Fund for Non-Deferrable Needs	0	137	107	505	0
Hiring of administrative personnel from entities across a broad area	0	46	92	92	92
Enhancements and implementation of the justice system IT systems	25	13	12	1	1
Retraining of personnel within justice system	0	26	0	0	0
Fiscal incentives for out-of-court settlements	0	5	0	0	0
Other	4	6	1	0	0

EFFECTS ON NET BORROWING	20	25	35	45	45
Note: Discrepancies, if any, are due to rounding.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	87

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2015

TAV A4: EFFECTS OF LAW NO. 107/2015 ON GENERAL GOVERNMENT NET BORROWING (in € mn; before netting out induced effects)
	2015	2016	2017	2018	2019
INCREASES IN RESOURCES	1,469	4,385	4,408	4,471	4,548

Increase in revenue	276	1,043	1,021	1,033	1,048
Extraordinary hiring plan with permanent contracts for teaching personnel (fiscal effects)	264	887	892	911	929
Supplement to Single National Fund for Position and Results of School Administrators (fiscal effects)	6	39	24	17	17
Institution of Fund for Merit Bonuses to Teaching Personnel (fiscal effects)	0	102	102	102	102
Other	6	16	3	3	0

Decrease in expenditure	1,193	3,341	3,387	3,438	3,500
Reduction of "La Buona Scuola" Fund	1,000	3,000	3,000	3,000	3,000
Reduction of Fund for Discounting Long-term Contributions	179	338	384	435	497
Other	14	3	3	3	3

USE OF RESOURCES	1,469	4,374	4,408	4,468	4,548

Decrease in revenue	485	1,587	1,531	1,531	1,531
Reduction of "La Buona Scuola" Fund (fiscal effects)	485	1,455	1,455	1,455	1,455
Fiscal benefits for attendance at state-recognised private pre-schools and elementary schools	0	132	76	76	76

Increase in expenditure	984	2,786	2,878	2,938	3,018
Extraordinary hiring plan for teaching personnel	544	1,828	1,839	1,879	1,916
Card for training and refresher courses - teaching personnel	381	381	381	381	381
Obligatory training for permanent teaching personnel	0	40	40	40	40
Institution of Fund for Merit Bonuses to Teaching Personnel	0	200	200	200	200
Supplement to Single National Fund for Position and Results of School Administrators	12	81	49	35	35
Assessment unit for school administrators	0	7	7	7	0
Enhancments to school assessment system	0	8	8	8	8
Increase in Fund for Operation of Scholastic Institutions	0	124	126	126	126
Institution of the Fund "La buona scuola fund for improvement and enhancement of scholastic instruction "	0	1	104	70	47
School bonus: tax credit for donations to the education system	0	8	15	21	13
Work-school and territory programme	0	25	45	75	100
Digital innovation and laboratory education	0	10	20	30	30
Initiatives for construction of schools and university residences, and securing existing school buildings and
AFAM institutions	10	20	25	45	100
Other	36	54	18	21	21

EFFECTS ON NET BORROWING	0	11	0	3	0
Note: Discrepancies, if any, are due to rounding,

MINISTERO DELL’ECONOMIA E DELLE FINANZE	88

APPENDIX

TABLE A5: CENTRAL GOVERNMEN ACCOUNT AT UNCHANGED LEGISLATION (in € mn)
FINAL DATA		FORECAST
	2014	2015	2016	2017	2018	2019
EXPENDITURE
Employee compensation	93,422	94,162	95,603	95,178	94,950	95,154
Intermediate consumption	21,390	20,668	21,449	21,238	21,144	21,354
Transfers to public administrations	199,985	197,007	203,712	204,696	207,030	211,191
Transfers to other entities	32,569	38,086	37,098	34,977	34,401	35,470
Other current outlays	20,147	20,838	22,030	21,903	22,591	22,816
Current expenditure, net of interest	367,513	370,761	379,892	377,992	380,116	385,985
Interest expenditure	72,833	68,244	69,353	69,043	69,641	70,607
Total current expenditure	440,346	439,005	449,245	447,035	449,757	456,592
Total capital expenditure	37,051	41,697	39,278	35,153	34,355	32,796
Gross fixed investment	15,758	16,087	16,126	16,258	15,576	15,919
Transfers to public administrations	4,914	5,581	6,618	6,798	6,847	7,027
Transfers to other entities	16,275	19,926	16,428	11,988	11,819	9,734
Other capital outlays	104	103	106	109	113	116
Total final expenditure, net of interest	404,564	412,458	419,170	413,145	414,471	418,781
Total final expenditure	477,397	480,702	488,523	482,188	484,112	489,388
REVENUE
Taxation	379,720	393,117	421,920	438,985	451,931	462,006
Direct taxes	202,029	213,252	220,060	225,091	230,236	235,188
Indirect taxes	176,425	177,929	200,835	212,981	220,774	225,889
Capital taxes	1,266	1,936	1,025	913	921	929
Social contributions	2,297	2,359	2,393	2,426	2,460	2,489
Transfers from public administrations	6,216	4,082	4,114	4,181	5,276	6,157
Transfers from other entities	13,321	14,202	14,292	14,416	14,693	14,862
Other current revenue	16,965	16,199	15,465	15,715	15,916	16,164
Total current revenue	417,253	428,023	457,159	474,810	489,355	500,749
Non-tax capital revenue	6,416	6,168	5,622	5,408	5,072	4,757
Transfers from public administrations	4,296	4,272	4,099	3,877	3,424	3,004
Transfers from other entities	2,120	1,896	1,523	1,531	1,648	1,753
Total final revenue	424,935	436,127	463,806	481,131	495,348	506,435
Sector tax burden (% of GDP)	23,6	24,2	25,2	25,5	25,5	25,3
Primary balance	20,371	23,669	44,636	67,986	80,877	87,654
Current balance	-23,093	-10,982	7,914	27,775	39,598	44,157
Net borrowing	-52,462	-44,575,3	-24,717	-1,057	11,236	17,047
Nominal GDP	1,616,254	1,635,144	1,681,893	1,732,988	1,784,568	1,834,657

MINISTERO DELL’ECONOMIA E DELLE FINANZE	89

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2015

TABLE A6: LOCAL GOVERNMENT ACCOUNT AT UNCHANGED LEGISLATION (in € mn)
FINAL DATA		FORECAST
	2014	2015	2016	2017	2018	2019
EXPENDITURE
Employee compensation	67,361	67,603	67,629	67,363	67,440	67,666
Intermediate consumption	109,744	106,408	107,671	109,814	111,006	113,528
Transfers to public administrations	978	923	929	948	968	989
Transfers to other entities	19,540	18,018	17,562	17,543	17,726	17,934
Other current outlays	5,788	5,799	5,831	5,833	5,847	5,886
Current expenditure, net of interest	203,411	198,751	199,622	201,501	202,987	206,003
Interest expenditure	3,435	3,058	3,246	3,353	3,467	3,562
Total current expenditure	206,846	201,809	202,868	204,854	206,454	209,565
Total capital expenditure	30,652	31,647	33,186	32,623	33,756	34,129
Gross fixed investment	19,979	20,578	21,344	22,058	22,940	23,323
Transfers to public administrations	4,296	4,272	4,101	3,877	3,425	3,005
Transfers to other entities	6,122	6,527	7,463	6,401	7,097	7,498
Other capital outlays	255	270	278	287	294	303
Total final expenditure, net of interest	234,063	230,398	232,808	234,124	236,743	240,132
Total final expenditure	237,498	233,456	236,054	237,477	240,210	243,694
REVENUE
Taxation	106,117	103,436	99,864	103,425	104,962	105,558
Direct taxes	35,510	35,734	36,110	36,609	37,114	37,605
Indirect taxes	70,566	67,659	63,711	66,773	67,805	67,910
Capital taxes	41	43	43	43	43	43
Social contributions	1,202	1,204	1,223	1,243	1,259	1,277
Transfers from public administrations	86,219	83,049	86,804	84,800	85,330	87,185
Transfers from other entities	6,483	6,681	6,976	7,292	7,701	8,000
Other current revenue	30,425	30,373	30,706	31,105	31,529	31,952
Total current revenue	230,405	224,700	225,530	227,822	230,738	233,929
Non-tax capital revenue	8,810	8,866	10,556	9,726	9,575	9,869
Transfers from public administrations	4,914	5,581	6,621	6,798	6,849	7,027
Transfers from other entities	3,896	3,285	3,935	2,928	2,726	2,842
Total final revenue	239,256	233,609	236,129	237,591	240,356	243,841
Sector tax burden (% of GDP)	6,6	6,4	6,0	6,0	6,0	5,8
Primary balance	5,193	3,211	3,321	3,467	3,613	3,709
Current balance	23,559	22,891	22,662	22,968	24,284	24,364
Net borrowing	1,758	153	75	114	146	147
Nominal GDP	1,616,254	1,635,144	1,681,893	1,732,988	1,784,568	1,834,657

MINISTERO DELL’ECONOMIA E DELLE FINANZE	90

APPENDIX

TABLE A7: SOCIAL SECURITY FUNDS ACCOUNT AT UNCHANGED LEGISLATION (in € mn)
	FINAL DATA	FORECAST
	2014	2015	2016	2017	2018	2019
EXPENDITURE
Employee compensation	3,091	3,103	3,101	3,103	3,107	3,108
Intermediate consumption	2,929	2,829	2,882	2,932	2,989	3,034
Transfers to public administrations	5,354	3,157	3,185	3,233	4,307	5,169
Transfers to other entities	315,652	318,971	324,855	332,765	341,351	348,826
Other current outlays	698	705	720	737	754	770
Current expenditure, net of interest	327,724	328,765	334,743	342,770	352,508	360,907
Interest expenditure	132	134	142	150	161	173
Total current expenditure	327,856	328,899	334,885	342,920	352,669	361,080
Total capital expenditure	256	808	898	992	710	709
Gross fixed investment	256	808	898	992	710	709
Transfers to public administrations	0	0	0	0	0	0
Transfers to other entities	0	0	0	0	0	0
Other capital outlays	0	0	0	0	0	0
Total final expenditure, net of interest	327,980	329,573	335,641	343,762	353,218	361,616
Total final expenditure	328,112	329,707	335,783	343,912	353,379	361,789
REVENUE
Taxation	0	0	0	0	0	0
Direct taxes	0	0	0	0	0	0
Indirect taxes	0	0	0	0	0	0
Capital taxes	0	0	0	0	0	0
Social contributions	212,909	214,338	217,387	222,432	229,996	235,976
Transfers from public administrations	113,882	113,959	116,908	119,897	121,700	124,006
Transfers from other entities	1,076	1,079	1,096	1,115	1,133	1,152
Other current revenue	1,893	1,934	1,973	2,020	2,080	2,155
Total current revenue	329,760	331,310	337,364	345,464	354,909	363,289
Non-tax capital revenue	0	0	0	0	0	0
Transfers from public administrations	0	0	0	0	0	0
Transfers from other entities	0	0	0	0	0	0
Total final revenue	329,760	331,310	337,364	345,464	354,909	363,289
Sector tax burden (% of GDP)	13,2	13,1	12,9	12,8	12,9	12,9
Primary balance	1,780	1,737	1,723	1,702	1,691	1,673
Current balance	1,904	2,411	2,479	2,544	2,240	2,209
Net borrowing	1,648	1,603	1,581	1,552	1,530	1,500
Nominal GDP	1,616,254	1,635,144	1,681,893	1,732,988	1,784,568	1,834,657

MINISTERO DELL’ECONOMIA E DELLE FINANZE	91

APPENDIX

The Update of the
ECONOMIC AND FINANCIAL DOCUMENT 2015
is available on-line
at the internet address listed below:
www.mef.gov.it • www.dt.tesoro.it • www.rgs.mef.gov.it

ISSN 2240-3280